Australia and New Zealand Banking Group Limited

ABN 11 005 357 522

Half Year

31 March 2012

Consolidated Financial Report and

Dividend Announcement

The Consolidated Financial Report and Dividend Announcement contains the information required by Appendix 4D of the Australian Securities Exchange Listing Rules. It should be read in conjunction with ANZ’s 2011 Annual Report, and is lodged with the Australian Securities Exchange under listing rule 4.2A.

RESULTS FOR ANNOUNCEMENT TO THE MARKET	APPENDIX 4D

Name of Company:	Australia and New Zealand Banking Group Limited
ABN 11 005 357 522

Report for the half year ended 31 March 2012

Operating Results[1]	A$ million
Operating income	ñ	2%	to	8,817
Net statutory profit attributable to shareholders	ñ	10%	to	2,919
Underlying profit[2]	ñ	6%	to	2,973

	Cents	Franked
	per	amount[3]
Dividends	share	per share
Proposed interim dividend	66	100%
Record date for determining entitlements to the proposed interim dividend		16 May 2012
Payment date for the proposed interim dividend		2 July 2012

Dividend Reinvestment Plan and Bonus Option Plan

Australia and New Zealand Banking Group Limited (ANZ) has a Dividend Reinvestment Plan (DRP) and a Bonus Option Plan (BOP) that will operate in respect of the 2012 interim dividend. For the 2012 interim dividend, ANZ intends to provide shares under the DRP and BOP through the issue of new shares. The ‘Acquisition Price’ to be used in determining the number of shares to be provided under the DRP and BOP will be calculated by reference to the arithmetic average of the daily volume weighted average sale price of fully paid ANZ ordinary shares sold on the ASX during the seven trading days commencing on 18 May 2012 less a 1.5% discount, and then rounded to the nearest whole cent. Shares provided under the DRP and BOP will rank equally in all respects with existing fully paid ANZ ordinary shares. Election notices from shareholders wanting to commence, cease or vary their participation in the DRP or BOP for the 2012 interim dividend must be received by ANZ’s Share Registrar by 5.00 pm (Australian Eastern Standard Time) on 16 May 2012. Subject to receiving effective contrary instructions from the shareholder, dividends payable to shareholders with a registered address in Great Britain (including the Channel Islands and the Isle of Man) or New Zealand will be converted to pounds sterling and New Zealand dollars respectively at an exchange rate calculated at 5.00 pm (Australian Eastern Standard Time) on 18 May 2012. There is no foreign conduit income attributed to the dividend.

[1]	Compared to previous corresponding period (six months ended 31 March 2011)
[2]

Reported profit is adjusted to exclude certain non-core items to arrive at underlying profit. The net adjustment was a gain of $54 million made up of several items. Refer pages 80 to 83 of the ANZ Consolidated Financial Report and Dividend Announcement for the half year 31 March 2012 for further details.

[3]	30% tax rate

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED	ABN 11 005 357 522

CONSOLIDATED FINANCIAL REPORT AND DIVIDEND ANNOUNCEMENT

Half year ended 31 March 2012

This Consolidated Financial Report and Dividend Announcement has been prepared for Australia and New Zealand Banking Group Limited (the “Company”) together with its subsidiaries which are variously described as “ANZ”, “Group”, “ANZ Group”, “us”, “we” or “our”.

All amounts are in Australian dollars unless otherwise stated. The information on which the Condensed Consolidated Financial Statements are based has been reviewed by the Group’s auditors, KPMG. The Company has a formally constituted Audit Committee of the Board of Directors. The signing of these financial statements was approved by resolution of a Committee of the Board of Directors on 1 May 2012.

When used in this Results Announcement the words “estimate”, “project”, “intend”, “anticipate”, “believe”, “expect”, “should” and similar expressions, as they relate to ANZ and its management, are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. ANZ does not undertake any obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED	ABN 11 005 357 522

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AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED	ABN 11 005 357 522

Media Release

For Release: 2 May 2012

ANZ 2012 Half Year Result

— super regional strategy delivers solid performance, higher dividend —

ANZ today announced a statutory profit after tax of $2.92 billion for the half year ended 31 March 2012. Adjusting for non-core items1 underlying profit of $2.97 billion increased 5% compared to the previous half (HOH) and 6% against the prior comparable period (PCP).

The proposed interim dividend of 66 cents per share fully franked is 3% higher than 2011. ANZ has historically applied a lower payout ratio to the interim dividend.

Group Balance Sheet & Financial Highlights (all comparators Underlying and HOH)

•

Profit before provisions (PBP) increased 4% driven by good results in Asia, Pacific, Europe and America (APEA) and in Institutional and New Zealand offset by subdued results in Australia impacted by continued margin pressure.

•	Jaws were positive with income up 4% and costs up 3%.

•

The Group net interest margin excluding Global Markets, declined 5 basis points (bps). Including Global Markets Group margins declined 6 bps. Margin improvement in New Zealand and stabilisation in APEA was offset by the impact of funding costs and deposit pricing pressure on the Australia division (down 13 bps) and Institutional (down 6 bps).

•	Lending grew 4% and deposits 5% on an FX adjusted basis.

•

The Group has steadily improved the diversity of its funding base and has the smallest absolute structural funding requirement of its domestic peers. Customer funding comprises 60% of total funding. Around 80% of the FY12 wholesale term funding task is now complete.

•	ANZ is strongly capitalised with Tier 1 capital at 11.3% and Common Equity Tier 1 of 8.9%.

•	Return on Equity increased from 15.7% to 15.9%.

•	Growth in individual provisions was largely offset by the release of corresponding collective provisions. Gross impaired assets declined 4%.

ANZ Chief Executive Officer Mike Smith said: “In an increasingly challenging environment, ANZ has produced a solid financial result in the first half that continues progress in executing our super regional strategy.

“In line with the key trends outlined at our February trading update, there were good results from outside Australia—in APEA and in New Zealand, and in the performance of Institutional with its international focus. Global Markets recovered strongly reflecting an improved trading environment, further growth in customer sales revenue and the benefits of the super regional strategy.

“In Australia, we made market share gains and customer satisfaction remained strong. Our financial performance however was subdued, significantly impacted by declining margins and the structural shift that’s occurred since the financial crisis with persistently lower demand for credit. These challenges are now an ongoing part of the Australian banking landscape and we are making progress with the decisions needed to reshape our largest business for the future.

“We continued to create opportunities across the Group based on greater diversification of revenue by customer, geography and by product. Having identified and systematically invested in capabilities, products and our presence in the region, a number of our APEA and Institutional businesses produced strong double-digit revenue growth in the half.

“These results and the other milestones we are delivering, reflect a clear and differentiated strategy. It is a strategy that is creating a strong foundation for current and future growth by responding to the more constrained environment for banking in Australia and in New Zealand, and to the significant opportunities that are available to us beyond a domestic-only focus.

[1]

Reported profit is adjusted to exclude certain non-core items to arrive at underlying profit. Underlying profit has been derived on a consistent basis to prior periods and full details of the adjustments are set out on pages 80 to 87 of the 2012 Half year Consolidated Financial Report and Dividend Announcement.

MEDIA RELEASE

“Our progress over the past four years is now allowing us to pick up the pace of execution through a focus on higher growth businesses and geographies.

“We are also accelerating changes in Australia, New Zealand and the Pacific to create simpler, more customer-focused businesses. This is being supported through stronger disciplines around the use of our operations and technology centres. This will increasingly provide us with a competitive advantage in cost and in customer service. We are also continuing to make targeted investments in new products, services and channels that respond to the changing needs of our customers. “The bank is being managed in a way that reflects the very significant economic and political uncertainties that exist in the global economy. We have continued to minimise our reliance on short-term wholesale funding and our structural funding gap is lower than our domestic peers. This has allowed us to benefit from a more flexible and opportunistic approach to funding over the past year. “The environment has changed permanently following the financial crisis—for banks and for all other parts of the economy including for our customers. In the near term we are managing in what could be described as a ‘work out’ phase in the global economy with the situation most acute in Europe and, to be realistic, this will continue to cause volatility in global markets for many years.

“We do recognise that adapting to this environment creates major challenges. Our recent decisions on interest rates for customers in Australia and on employment within the Group reflect the need to reshape our business. Clearly though, we need to work harder to find new ways of responding to customer and community concerns about banking and to the changes that have been brought upon the banking sector by this environment.

“We remain optimistic about Australia and New Zealand, and about the growth businesses we have created in Asia. While there is a great deal more that needs to be done at ANZ, we continued to make good progress in the first half,” Mr Smith said.

Divisional and Business Overview2

•

Australia Division grew market share in all key segments. Deposit growth (up 6%) continued to be strong and lending grew 4% driven mainly by mortgages. Margin pressure from higher deposit pricing in Retail and Commercial, plus higher long-term funding costs together with persistent low demand for credit impacted profit which declined 7%. PBP decreased 5% with income down 2% and costs up 3%. Benefits from the productivity program will drive lower cost growth in the second half. Wealth profit was down 9% reflecting market conditions and negative investor sentiment due to volatile equity markets.

•

APEA Division lending grew 12%, with growth in all businesses. Deposits increased 17% and the maturity profile of deposits continued to lengthen. The loan to deposit ratio sits at 58%. Profit increased 21% driven primarily by a 76% increase in Institutional business profit. Global Markets trading revenues recovered strongly and there was further growth in customer revenues (up 17%). Jaws were +5% for the period. Retail profit increased 34%. Commercial is developing well off a low base with revenue up 35%. Partnerships’ profit was impacted by a reduction in the carrying value of one of the Partnership investments.

•

Institutional lending volumes grew 7% (FX adjusted) with deposits up 5% (FX adjusted). Profit increased 23% with APEA delivering 63% of the growth. Income increased by 16% with customer revenues in the priority sectors of resources, agriculture and infrastructure up 3% (CAGR over past five halves 9%); Financial Institutions revenues grew 18% (equivalent CAGR 10%) and more than 870 new clients were acquired during the period. The Transaction Banking business grew profit 29% with Trade revenues up 22% globally and 45% in Asia. Global Markets income recovered (up 45%). Customer sales revenues increased 16%, with FX representing 51% of total markets sales revenues. Global Loans profit declined 8%.

•

New Zealand Division’s solid performance across all business lines, strong cost management, lower provisions and a reduction in the corporate tax rate drove a profit increase of 11%. The business simplification program is progressing, delivering zero cost growth both HOH and PCP. Business momentum was maintained despite subdued economic conditions which saw lending flat but deposits up 4%. Retail profit increased 18%, Commercial rose 6% and Wealth increased 28%. Credit quality continued to improve as did margin, increasing to 2.65%.

[2]	All comparisons are HOH unless otherwise stated. APEA and Institutional numbers are FX adjusted. APEA is in USD with New Zealand in NZD.

MEDIA RELEASE

PERFORMANCE BY DIVISION3

AUSTRALIA

Overview

•

Productivity initiatives, including further automation and simplification of the business and reduced staff numbers in administration and back office roles, is expected to drive a flat cost outcome in the second half of this financial year.

•	ANZ has maintained its lead position relative to major peers in Main Financial Institution Customer Satisfaction (MFI).

•	Share of household deposits has grown consistently over the past three years and grew at 12.7% in the year to end March, driving an increase in market share.

•	Annual growth in housing lending was slightly better than system at 8.2%.

•

Credit quality in the mortgage book continues to improve with 4.4% of the portfolio on a dynamic loan to value ratio above 90% today, compared to 6.6% in September 2008 despite softening in property values across the market. Mortgage delinquencies have continued to decline.

•

Commercial grew market share (up 110 bps since June 2011, up 70 bps in the half)4 through growth in the share and size of customers, and stronger share of wallet. Customer numbers increased by just over 12,000 year-to-date across all segments – primarily in Small Business Banking (SBB) and also in Regional Commercial and Business Banking.

Divisional Results

•

Lending increased 4% with customer deposits up 6%. Retail lending growth came mainly from Mortgages, up 5%, with deposits also increasing 5%. Commercial lending grew at system, up 3%, despite high levels of customer pay-down across the book. Business Bank lending was up 4%, Regional Commercial up 1% and SBB up 6%. Commercial deposits increased 3% with good growth in SBB and Regional Commercial.

•

Income was heavily impacted by a 13 basis point reduction in margins which was driven by the competitive pricing of deposits in Retail and Commercial and higher wholesale funding costs. Together with cost growth of 3%, which reflected seasonal factors including October wage increases as part of ANZ’s Enterprise Bargaining Agreement and the funding of restructuring costs, this saw PBP down 5%. Profit decreased 7%.

•

Retail and Commercial improved share of wallet and market share during the period. Margin pressure was the key driver of income declining 4% in Retail; expenses were up 2%. Commercial business income increased 1%, while costs grew 4%.

•

Wealth profit was 9% lower reflecting subdued market conditions and negative investor sentiment due to volatile equity markets. Funds under Management grew 4%. Good growth in insurance income was somewhat offset by adverse claims and life lapse rate experience.

•

Credit quality remains strong. The provision charge increased slightly with lower individual provisions offset by a lower collective provision release. The second half 2011 included higher releases of surplus flood provisions.

ASIA PACIFIC, EUROPE & AMERICA (all figures USD)

Overview

•

Connectivity is increasingly a key competitive differentiator for ANZ. Over and above the 16% of Group revenue booked in APEA, 4% of Group income reported in Australia and New Zealand comes from APEA managed clients.

•	In Asia, ‘active’ customers in the Institutional business grew 9% HOH.

•

Retail is being shaped to target affluent and emerging-affluent customers. This has led to ongoing adjustments of the portfolio away from non-core segments and driven a product concentration in deposits and mortgages. Within the Wealth business, insurance and investment products are our core offerings.

[3]	All comparisons are 1st Half FY12 to 2nd Half FY11 (HOH) unless otherwise indicated
[4]	DBM Business Financial Services Monitor, Commercial Banking market share

MEDIA RELEASE

•

In March, ANZ became the first Australian bank to receive a Retail Renminbi (RMB) license, becoming the first Australian bank to be fully licensed to offer a range of RMB-related products and services to local citizens in China.

•	The loan to deposit ratio is 58%. The quality of the deposit base continues to improve and assets are being managed to maintain flexibility during periods of market uncertainty.

•

ANZ was ranked a Top 5 corporate bank in Asia in the 2012 Greenwich Associates Survey; four years ago ANZ ranked outside the top 20. ANZ was also awarded the International Financing Review Asia Awards for 2011 for Loan House of the Year and Loan of the Year.

Divisional Results

•	Customer deposits grew 17% with lending up 12%. There was strong growth in both Retail up 16% and Institutional deposits up 17%.

•	Profit grew 21% driven by Institutional profit growth of 76% which included strong contributions from Global Markets and Transaction Banking.

•

PBP increased 19%. Jaws were strongly positive with income up 11% and expenses increasing 6%. We are capturing productivity improvements generated through headcount management coupled with disciplined investment spend. A focus on well-managed costs is allowing us to continue investment in long-term business infrastructure.

•

Institutional revenues increased 29% with Global Markets income up 45% reflecting a recovery in Global Markets trading income (up 120%) while customer sales income increased 17%. In Transaction banking, Trade Finance revenues increased 37% and Cash Management income rose 14%.

•

Retail profit increased 34%. Revenue increased 4%, supported by the strategic sale of a credit card portfolio, with expenses also up 4% driven largely by investments in customer systems. Momentum built during the second quarter as market conditions improved.

•	Commercial is growing well off a small base with revenue up 35%; 84% of income came from cash, trade and markets products.

•	Partnerships profit fell 29% largely due to an impairment charge relating to the carrying value of ANZ’s investment in Saigon Securities Incorporated in Vietnam.

•	Margins were reasonably stable (up 3 bps including Global Markets, down 3 bps excluding Markets) with higher deposit and funding costs largely offset by asset repricing in the Institutional business.

•

Provision charges decreased 30%. Recoveries continued to be made in Retail within the previously RBS-owned portfolios while all businesses have continued to improve the general quality of the loan portfolios.

INSTITUTIONAL (all figures FX adjusted)

Overview

•

ANZ’s super regional focus is driving greater connectivity across the business and greater diversity of profit contribution by customer, product and geography. APEA revenues (up 28%) now represent 29% of total revenue (20% in 2010), with Australia 62% and New Zealand 9%.

•	Client numbers grew in all regions with more than 870 new clients added during the half, up ~4% (Asia Pacific client base up ~6%, New Zealand up 2% and Australia up 1%).

Divisional Results

•

Customer deposits grew 5%, including an 18% increase in APEA, which now represents 46% of the customer deposits. Lending increased 7%. APEA lending, which is weighted toward shorter dated trade lending, now comprises 34% of the loan portfolio.

•

Profit increased 23% underpinned by earnings growth in Global Markets and Transaction Banking, in priority products like Foreign Exchange (FX), Capital Markets, Cash and Trade and customer segments including Resources, Agribusiness and Financial Institutions.

•

Income increased 16% with customer revenues up 7%, while expenses increased 3% reflecting the benefits of productivity initiatives in 2011. Customer service is being improved through centralising, standardising and automating back office processes.

MEDIA RELEASE

•

Transaction Banking profit increased 29% with Trade revenues up 22% and Cash Management up 9%. Global loans profit declined 8% reflecting increased pricing competition impacting margins during the latter stages of the first half.

•

The volatile market conditions of late FY11, which saw both Trading and Balance Sheet incomes decline significantly, eased during the half assisting a recovery in Global Markets profit. Customer sales revenues continued to grow at record levels, up 16% with FX revenues up 14%, FX sales now comprise 51% of Global Markets sales revenues. Customer sales income grew strongly in Australia and New Zealand up 15% and 19% respectively to represent around two thirds of Markets income in both geographies.

•

Margins decreased 6 bps including Global Markets (10 bps excluding Global Markets) largely impacted by margin pressure in the Global Loans business with asset pricing tightening particularly later in the period.

•

Weighted average credit ratings across the loan portfolio have continued to improve. The provision charge increased reflecting higher individual provision charges partly offset by collective provision releases. The individual provision charge also reflects the settlement of Primebroker Securities litigation during the half.

NEW ZEALAND (all figures in NZD)

Overview

•

The business simplification program is progressing, delivering some early cost improvements (zero cost growth both HOH and PCP). The cost to income ratio for the business has declined by around 1.5% over the past year.

•	Core system testing is progressing with migration to a single platform which is expected to assist productivity gains in 2013.

•	The product portfolio continues to be simplified and to date products in the Retail business have been reduced from 140 to around 100.

•	Customer satisfaction and staff engagement remain at high levels, reflecting the careful management of the change program.

Divisional Results

•

Profit increased 11% assisted by a 14% reduction in the provision charge and a reduction in the corporate tax rate effective from 1 October 2011. PBP growth of 5% reflected strong cost control (expenses flat) and income growth of 3% largely coming from margin improvement.

•	The subdued economic environment saw lending flat with customers in both Retail and Commercial continuing to deleverage. Deposit growth was good, up 4%, with Commercial deposits increasing 7%.

•	Retail profit increased 18% driven by income growth of 3%, no expense growth and lower provisions (-30%).

•

Commercial profit increased 6% with subdued income growth (up 1%), flat expenses and provisions down 8%. Deleveraging by customers continued across the commercial sector in particular among customers in the agricultural sector.

•

Wealth profit grew 28% with good expense control (down 9%) and income growth of 5%, driven by improved claims experience and lapse rate improvements, partly offset by lower earnings from the property business which was divested in the second half of 2011.

•

Margins improved 12 bps during the half driven by product mix benefits coupled with disciplined deposit pricing. It is expected though, that funding cost pressures and deposit price competition will begin to place pressure on margins in the second half.

•	The provision charge decreased 14% reflecting continued improvement in credit quality.

BALANCE SHEET, CAPITAL AND FUNDING

ANZ’s approach to balance sheet management and efficiency, combined with the size of its domestic lending book has resulted in a structural funding task that is at the lower end of domestic peer banks. A smaller annual wholesale funding task relative to domestic peers allows us to take a more flexible approach to raising funding.

MEDIA RELEASE

The FY12 wholesale funding task is now ~80% completed with $15.3 billion of term debt issued, at an average tenor of just over five years, spread across a diverse range of instruments (senior, covered bonds and subordinated debt), currencies ($A, $US, €, Yen, CHF & NOK) and tenors (three to ten years). Domestic term debt issuance continued to increase and represents 44% of FY12 issuance, up from 27% in FY09.

ANZ’s super regional strategy is transitioning to a balance sheet that will, over time, increasingly resemble regional rather than domestic peers. This is driving an improving loan to deposit ratio for the Group.

The liquidity position of the Group remains strong which is reflected in the continued low reliance on offshore short-term wholesale debt and the strengthening of the liquid asset position which now stands at $98.5 billion. This figure significantly exceeds the Group’s total offshore wholesale borrowings.

The Group has continued to strengthen its capital base and is well placed to transition to Basel III standards. As at 31 March 2012, the Common Equity Tier 1 ratio was 8.9% and the Tier 1 ratio was 11.3%. Under Basel III, ANZ’s Common Equity Tier 1 ratio would be 9.8% on a fully harmonised basis and 7.8% under APRA Basel III.

CREDIT QUALITY

Credit quality has continued to stabilise. The total underlying provision charge was $565 million, up 3% HOH (down 14% PCP). Provisions remain in line with expectations, including movement between the individual and collective provision charges largely related to issues arising in prior periods (including legacy issues and natural disaster provisions).

Despite an increase in new impaired assets, gross impaired assets reduced by 4% reflecting the continued progress in working through legacy exposures. Growth in new impaired assets was primarily due to the inclusion of two Institutional customers.

ANZ has continued to take a prudent approach to provisioning and remains appropriately provided for at this point of the economic cycle. The Group’s coverage ratios reflect this, with the total provision coverage ratio at 1.88%5 and the collective provision ratio 1.20%5.

For media enquiries contact:

Paul Edwards	Stephen Ries
Group GM, Corporate Communications	Senior Manager, Media Relations
Tel: +61-3-8654 9999 or +61-434-070101	Tel: +61-3-8654 3659 or +61-409-655551
Email: Paul.Edwards@anz.com	Email: Stephen.Ries@anz.com

For investor and analyst enquiries contact:

Jill Craig	Ben Heath
Group GM, Investor Relations	Senior Manager, Investor Relations
Tel: +61-3-8654 7749 or +61-412-047448	Tel: +61-3-8654 7793 or +61-435-655033
Email: Jill.Craig@anz.com	Email: Ben.Heath@anz.com

[5]

Total provision coverage is the individual provision plus the collective provision as a percentage of credit risk weighted assets (CRWA). Collective Provision ratio is the collective provisions as a percentage of CRWA.

FINANCIAL HIGHLIGHTS

CONTENTS

Section 2 – Financial highlights

Profit

Underlying profit

Pro forma excluding exchange rate movements

Key financial indicators

Earnings per share

Share dividends

Profitability ratios

Efficiency ratios

Credit impairment provisioning

Capital adequacy ratio

Balance sheet – Key items

Impaired assets

Net tangible assets

Other information

Divisional performance

FINANCIAL HIGHLIGHTS

Profit

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Net interest income	5,984	5,837	5,646	3%	6%
Other operating income	2,833	2,490	2,959	14%	-4%

Operating income	8,817	8,327	8,605	6%	2%
Operating expenses	(4,133)	(3,997)	(4,026)	3%	3%

Profit before credit impairment and income tax	4,684	4,330	4,579	8%	2%
Provision for credit impairment	(538)	(562)	(675)	-4%	-20%

Profit before income tax	4,146	3,768	3,904	10%	6%
Income tax expense	(1,223)	(1,074)	(1,235)	14%	-1%
Non-controlling interests	(4)	(3)	(5)	33%	-20%

Profit attributable to shareholders of the Company	2,919	2,691	2,664	8%	10%

Non-IFRS information

The Group provides three additional measures of performance in the Results Announcement which are prepared on a basis other than in accordance with the accounting standards; namely underlying profit, pro forma information and economic profit. The guidance provided in Australian Securities and Investments Commission Regulatory Guide 230 has been followed when presenting this information. Throughout this document, figures and ratios that are calculated on an ‘underlying’ basis have been shaded to distinguish them from figures calculated on a statutory basis. Pro forma results (refer page 9) have also been provided and have been shaded in a lighter colour.

Underlying profit

Reported profit has been adjusted to exclude certain non-core items to arrive at underlying profit, and has been provided to assist readers to understand the result for the ongoing business activities of the Group. Underlying profit has been derived on a consistent basis to prior periods. Underlying profit is not subject to audit review. However, the adjustments made in arriving at underlying earnings are included in statutory profit, and are therefore subject to review within the context of the Group condensed financial statements audit review. The external auditor has informed the Audit Committee that the adjustments are based on the guidelines released by the Australian Institute of Company Directors (AICD) and the Financial Services Institute of Australasia (FINSIA), and are consistent with prior period adjustments. Refer pages 80 to 83 for further details regarding the definition of underlying profit and an explanation of adjustments.

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Statutory profit attributable to shareholders of the Company	2,919	2,691	2,664	8%	10%
Adjustments between statutory profit and underlying profit	54	143	154	-62%	-65%

Underlying profit	2,973	2,834	2,818	5%	6%

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Net interest income	5,984	5,839	5,642	2%	6%
Other operating income	2,720	2,543	2,788	7%	-2%

Operating income	8,704	8,382	8,430	4%	3%
Operating expenses	(4,020)	(3,897)	(3,821)	3%	5%

Profit before credit impairment and income tax	4,684	4,485	4,609	4%	2%
Provision for credit impairment	(565)	(551)	(660)	3%	-14%

Profit before income tax	4,119	3,934	3,949	5%	4%
Income tax expense	(1,142)	(1,096)	(1,126)	4%	1%
Non-controlling interests	(4)	(4)	(5)	0%	-20%

Underlying profit	2,973	2,834	2,818	5%	6%

FINANCIAL HIGHLIGHTS

Pro forma profit

The pro forma results (unaudited) have been adjusted for exchange rate movements which have impacted the current half year results. This analysis enables readers to understand the estimated growth rates of the ongoing business performance of the Group, adjusted for the financial impact of exchange rates.

Refer pages 28 for further details of exchange rate movements.

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Underlying profit	2,973	2,834	2,818	5%	6%
Foreign exchange adjustments	n/a	(17)	5	n/a	n/a

Pro forma profit	2,973	2,817	2,823	6%	5%

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Net interest income	5,984	5,849	5,647	2%	6%
Other operating income	2,720	2,510	2,773	8%	-2%

Operating income	8,704	8,359	8,420	4%	3%
Operating expenses	(4,020)	(3,899)	(3,802)	3%	6%

Profit before credit impairment and income tax	4,684	4,460	4,618	5%	1%
Provision for credit impairment	(565)	(552)	(659)	2%	-14%

Profit before income tax	4,119	3,908	3,959	5%	4%
Income tax expense	(1,142)	(1,087)	(1,131)	5%	1%
Non-controlling interests	(4)	(4)	(5)	0%	-20%

Pro forma profit	2,973	2,817	2,823	6%	5%

FINANCIAL HIGHLIGHTS

Financial ratios – Profit and Loss

		Half Year			Movement
	Reference Page	Mar 12	Sep 11	Mar 11	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Earnings per ordinary share (cents)
Basic	109	110.8	104.0	104.2	7%	6%
Diluted	109	106.2	99.3	101.2	7%	5%
Underlying[1]	29	112.2	108.8	109.6	3%	2%

		Half Year
	Reference Page	Mar 12	Sep 11	Mar 11
Ordinary share dividends (cents)
Interim—100% franked (Mar 2011: 100% franked)	30	66	n/a	64
Final—100% franked (Sep 2011: 100% franked)	30	n/a	76	n/a
Ordinary share dividend payout ratio[2]	30	60.8%	74.6%	62.5%
Underlying ordinary share dividend payout ratio[1,2]	30	59.7%	70.8%	59.1%

Preference share dividend ($M)
Dividend paid[3]		7	6	6

Profitability ratios
Return on:
Average ordinary shareholders’ equity[4]		15.6%	14.9%	15.8%
Average ordinary shareholders’ equity (underlying)[1,4]		15.9%	15.7%	16.7%
Average assets		0.97%	0.93%	0.97%
Average assets (underlying)[1]		0.98%	0.98%	1.02%
Total income		16.0%	15.0%	14.8%
Net interest margin	16	2.38%	2.44%	2.47%
Net interest margin (excluding Global Markets)	16	2.75%	2.80%	2.81%
Underlying profit per average FTE ($)		61,300	59,247	60,928

Efficiency ratios
Operating expenses to operating income		46.9%	48.0%	46.8%
Operating expenses to average assets		1.37%	1.38%	1.45%
Operating expenses to operating income (underlying)[1]		46.2%	46.5%	45.3%
Operating expenses to average assets (underlying)[1]		1.33%	1.35%	1.38%
Operating expenses to operating income (pro forma)[5]		46.2%	46.6%	45.2%

Credit impairment provisioning/(release)
Collective provision charge/(release) ($M)	24	(152)	(58)	65
Individual provision charge ($M)	23	690	620	610

Total provision charge ($M)	23	538	562	675
Individual provision charge as a % of average net advances		0.34%	0.32%	0.32%
Total provision charge as a % of average net advances		0.27%	0.29%	0.35%
Underlying collective provision charge/(release) ($M)	24	(152)	(58)	66
Underlying individual provision charge ($M)	23	717	609	594
Total underlying provision charge ($M)	23	565	551	660
Individual provision charge as a % of average net advances		0.36%	0.31%	0.32%
Total provision charge as a % of average net advances		0.28%	0.28%	0.35%
Credit risk on derivatives—credit intermediation trade related gain/(loss) ($M)	83	52	(51)	55

1.	Adjusted to exclude certain non-core items to reflect results for the ongoing business activities of the Group. Refer pages 80 to 83 for an explanation of adjustments
2.	Dividend payout ratio is calculated using the 31 March 2011 interim, 30 September 2011 final and the proposed 31 March 2012 interim dividends
3.	Represents dividends paid on Euro Trust Securities issued on 13 December 2004
4.	Average ordinary shareholders’ equity excludes non-controlling interests and preference shares
5.	Adjusted for the impact of exchange rate movements. Refer pages 28 for further details

FINANCIAL HIGHLIGHTS

Financial ratios – Balance Sheet

		As at			Movement
	Reference Page	Mar 12	Sep 11	Mar 11	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Capital adequacy ratio (%)
Common Equity Tier 1	36	8.9%	8.5%	8.5%
Tier 1	36	11.3%	10.9%	10.5%
Tier 2	36	1.3%	1.2%	1.6%
Total capital ratio	36	12.6%	12.1%	12.1%
Credit risk weighted assets ($B)	41	250.2	248.8	233.2	1%	7%
Total risk weighted assets ($B)	41	284.8	280.0	264.2	2%	8%

Balance Sheet: Key Items
Net loans and advances including acceptances ($B)		412.6	397.3	379.4	4%	9%
Total assets ($B)		603.2	594.5	537.4	1%	12%
Customer deposits ($B)		308.3	296.8	267.3	4%	15%
Total equity ($B)		39.4	38.0	35.1	4%	12%

Impaired assets
Gross impaired assets ($M)	26	5,343	5,581	6,221	-4%	-14%
Net impaired assets ($M)	26	3,629	3,884	4,504	-7%	-19%
Net impaired assets as a % of net advances		0.88%	0.98%	1.19%	-10%	-26%
Net impaired assets as a % of shareholders’ equity		9.2%	10.2%	12.8%	-10%	-28%
Individual provision ($M)	111	1,714	1,697	1,717	1%	0%
Individual provision as a % of gross impaired assets		32.1%	30.4%	27.6%	6%	16%
Collective provision ($M)	111	2,994	3,176	3,177	-6%	-6%
Collective provision as a % of credit risk weighted assets		1.20%	1.28%	1.36%	-6%	-12%

Net Assets
Net tangible assets per ordinary share ($)[1]		11.74	11.44	10.61	3%	11%
Net tangible assets attributable to ordinary shareholders ($B)[1]		31.5	30.1	27.6	5%	14%

Other information
Full time equivalent staff (FTE)		48,348	49,099	48,620	-2%	-1%
Assets per FTE ($M)		12.5	12.1	11.1	3%	13%
Share price
- high[2]		$23.68	$24.49	$25.96	-3%	-9%
- low[2]		$18.60	$17.63	$22.05	6%	-16%
- closing		$23.26	$19.52	$23.81	19%	-2%
Market capitalisation of ordinary shares ($B)[3]		62.3	51.3	61.8	21%	1%

1.	Equals shareholders’ equity less preference share capital, non-controlling interests, goodwill and other intangibles
2.	For the half year
3.	As at period end

FINANCIAL HIGHLIGHTS

Divisional performance

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Profit after tax
Australia	1,365	1,464	1,350	-7%	1%
Asia Pacific, Europe & America	419	352	388	19%	8%
Institutional	1,123	915	1,081	23%	4%
New Zealand	397	355	362	12%	10%
Group Centre	(24)	(93)	(108)	-74%	-78%
Less: Institutional Asia Pacific, Europe & America	(307)	(176)	(250)	74%	23%

Pro forma profit after tax	2,973	2,817	2,823	6%	5%
Foreign exchange adjustments	n/a	17	(5)	n/a	n/a

Underlying profit after tax	2,973	2,834	2,818	5%	6%
Adjustments between statutory profit and underlying profit	(54)	(143)	(154)	-62%	-65%

Profit attributable to shareholders of the Company	2,919	2,691	2,664	8%	10%

	As at ($B)			Movement
	Mar 12	Sep 11	Mar 11	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Net loans & advances including acceptances
Australia	241.5	231.2	224.9	4%	7%
Asia Pacific, Europe & America	40.7	38.8	30.9	5%	32%
Institutional	95.8	91.5	84.3	5%	14%
New Zealand	68.2	68.2	65.1	0%	5%
Group Centre	(0.8)	(0.8)	(0.8)	0%	0%
Less: Institutional Asia Pacific, Europe & America	(32.8)	(31.6)	(25.0)	4%	31%

Net loans & advances including acceptances by division	412.6	397.3	379.4	4%	9%

Customer deposits
Australia	135.9	128.5	121.1	6%	12%
Asia Pacific, Europe & America	70.8	64.8	52.8	9%	34%
Institutional	119.9	118.0	99.3	2%	21%
New Zealand	41.2	39.5	37.6	4%	10%
Group Centre[1]	(4.7)	(4.0)	(3.4)	18%	38%
Less: Institutional Asia Pacific, Europe & America	(54.8)	(50.0)	(40.1)	10%	37%

Customer deposits by division	308.3	296.8	267.3	4%	15%

Adjusted for foreign exchange movements

Net loans & advances including acceptances
Australia	241.5	231.2	224.9	4%	7%
Asia Pacific, Europe & America	40.7	36.4	32.8	12%	24%
Institutional	95.8	89.5	86.1	7%	11%
New Zealand	68.2	68.3	69.5	0%	-2%
Group Centre	(0.8)	(0.8)	(0.8)	0%	0%
Less: Institutional Asia Pacific, Europe & America	(32.8)	(29.5)	(26.5)	11%	24%

Net loans & advances including acceptances by division	412.6	395.1	386.0	4%	7%

Customer deposits
Australia	135.9	128.5	121.1	6%	12%
Asia Pacific, Europe & America	70.8	60.5	56.6	17%	25%
Institutional	119.9	114.5	102.8	5%	17%
New Zealand	41.2	39.6	40.1	4%	3%
Group Centre[1]	(4.7)	(4.0)	(3.3)	18%	42%
Less: Institutional Asia Pacific, Europe & America	(54.8)	(46.5)	(43.0)	18%	27%

Customer deposits by division	308.3	292.6	274.3	5%	12%

1.	Includes elimination of OnePath Australia investments in ANZ deposit products

REVIEW OF OPERATING RESULTS

CONTENTS

Section 3 – Review of Operating Results

Review of Group results

Income and expenses

Credit risk

Income tax expense

Impact of exchange rate movements/revenue hedges

Earnings per share

Dividends

Economic Profit

Condensed balance sheet

Liquidity risk

Capital management

Deferred acquisition costs and deferred income

Software capitalisation

REVIEW OF OPERATING RESULTS

Review of Group results

Profit

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Net interest income	5,984	5,837	5,646	3%	6%
Other operating income	2,833	2,490	2,959	14%	-4%

Operating income	8,817	8,327	8,605	6%	2%
Operating expenses	(4,133)	(3,997)	(4,026)	3%	3%

Profit before credit impairment and income tax	4,684	4,330	4,579	8%	2%
Provision for credit impairment	(538)	(562)	(675)	-4%	-20%

Profit before income tax	4,146	3,768	3,904	10%	6%
Income tax expense	(1,223)	(1,074)	(1,235)	14%	-1%
Non-controlling interests	(4)	(3)	(5)	33%	-20%

Profit attributable to shareholders of the Company	2,919	2,691	2,664	8%	10%

Non-IFRS information

The Group provides three additional measures of performance in the Results Announcement which are prepared on a basis other than in accordance with the accounting standards; namely underlying profit, pro forma information and economic profit. The guidance provided in Australian Securities and Investments Commission Regulatory Guide 230 has been followed when presenting this information.

Underlying profit

Reported profit has been adjusted to exclude certain non-core items to arrive at underlying profit, and has been provided to assist readers to understand the result for the ongoing business activities of the Group. Underlying profit has been derived on a consistent basis to prior periods. Underlying profit is not subject to audit review. However, the adjustments made in arriving at underlying earnings are included in statutory profit, and are therefore subject to review within the context of the Group condensed financial statements audit review. The external auditor has informed the Audit Committee that the adjustments are based on the guidelines released by the Australian Institute of Company Directors (AICD) and the Financial Services Institute of Australasia (FINSIA), and are consistent with prior period adjustments. Refer pages 80 to 83 for further details regarding the definition of underlying profit and an explanation of adjustments.

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Statutory profit attributable to shareholders of the Company	2,919	2,691	2,664	8%	10%
Adjustments between statutory profit and underlying profit	54	143	154	-62%	-65%

Underlying profit	2,973	2,834	2,818	5%	6%

Refer pages 84 to 85 within Profit Reconciliation for a detailed reconciliation of statutory profit to underlying profit.

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Net interest income	5,984	5,839	5,642	2%	6%
Other operating income	2,720	2,543	2,788	7%	-2%

Operating income	8,704	8,382	8,430	4%	3%
Operating expenses	(4,020)	(3,897)	(3,821)	3%	5%

Profit before credit impairment and income tax	4,684	4,485	4,609	4%	2%
Provision for credit impairment	(565)	(551)	(660)	3%	-14%

Profit before income tax	4,119	3,934	3,949	5%	4%
Income tax expense	(1,142)	(1,096)	(1,126)	4%	1%
Non-controlling interests	(4)	(4)	(5)	0%	-20%

Underlying profit	2,973	2,834	2,818	5%	6%

REVIEW OF OPERATING RESULTS

Pro forma profit

To enhance the understanding and comparability of financial information between reporting periods, ‘Pro forma’ information has been prepared. The pro forma results are based on underlying profit adjusted to exclude the impact of exchange rate movements.

Details of the impact of exchange rate movements are on pages 28.

Pro forma adjustments

	Half Year			Movement
	Mar 12	Sep 11	Mar 11	Mar 12	Mar 12
	$M	$M	$M	v. Sep 11	v. Mar 11
Underlying profit	2,973	2,834	2,818	5%	6%
Foreign exchange adjustments	n/a	(17)	5	n/a	n/a

Pro forma profit	2,973	2,817	2,823	6%	5%

Pro forma profit

	Half Year			Movement
	Mar 12	Sep 11	Mar 11	Mar 12	Mar 12
	$M	$M	$M	v. Sep 11	v. Mar 11
Net interest income	5,984	5,849	5,647	2%	6%
Other operating income	2,720	2,510	2,773	8%	-2%

Operating income	8,704	8,359	8,420	4%	3%
Operating expenses	(4,020)	(3,899)	(3,802)	3%	6%

Profit before credit impairment and income tax	4,684	4,460	4,618	5%	1%
Provision for credit impairment	(565)	(552)	(659)	2%	-14%

Profit before income tax	4,119	3,908	3,959	5%	4%
Income tax expense	(1,142)	(1,087)	(1,131)	5%	1%
Non-controlling interests	(4)	(4)	(5)	0%	-20%

Pro forma profit	2,973	2,817	2,823	6%	5%

•	March 2012 half year compared to September 2011 half year

Growth in the Group’s income was a result of a 4% increase in average interest earning assets (excluding Global Markets) and a 45% increase in the revenue in Global Markets following the difficult market conditions in the September 2011 half. This was partly offset by a reduction in net interest margin (excluding Global Markets) of 5 basis points reflecting increased competition for retail deposits in Australia together with higher funding costs.

Operating expenses increased 3% principally from 7% growth in APEA driven by targeted investments in frontline staff and systems. Institutional and Australia Division were more constrained at 3%. Costs in New Zealand were flat reflecting the productivity gains from simplifying the business.

The provision for credit impairment increased 2% as a result of increased individual provisions in Institutional, mainly due to lower recoveries and writebacks, and a 4% rise in Australia. There were improvements in the New Zealand and APEA portfolios. Release of certain economic cycle and concentration risk adjustments, where associated losses had crystallised into individual provisions.

•	March 2012 half year compared to March 2011 half year

A 3% increase in operating income was driven by a 7% growth in average interest earning assets excluding Global Markets, partly offset by a 6 basis point reduction in margins (excluding Global Markets) and lower Wealth and Partnership income.

Operating expenses increased 6% with growth primarily in APEA, up 14% as a result of targeted investments in frontline staff and systems. Institutional increased 9% with increased investment in the APEA region, higher amortisation from the investment in technology and restructuring costs. Australia costs increased 3% with higher staff costs.

The decrease in provision for credit impairment was mainly due to the March 2011 half including provisions for the Queensland and Victorian floods.

REVIEW OF OPERATING RESULTS

Income and expenses

Net interest income

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Net interest income reconciliation
Pro forma net interest income	5,984	5,849	5,647	2%	6%
Foreign exchange adjustments	n/a	(10)	(5)	n/a	n/a

Underlying net interest income	5,984	5,839	5,642	2%	6%
Adjustments between statutory and underlying net interest income	—	(2)	4	-100%	-100%

Net interest income	5,984	5,837	5,646	3%	6%

Group
Net interest income	5,984	5,837	5,646	3%	6%
Average interest earning assets	502,138	476,814	458,029	5%	10%
Net interest margin (%)	2.38	2.44	2.47	-2%	-4%

Group (excluding Global Markets)
Net interest income	5,642	5,517	5,353	2%	5%
Average interest earning assets	410,915	393,789	382,990	4%	7%
Net interest margin (%)	2.75	2.80	2.81	-2%	-2%

•	March 2012 v September 2011

The major contributors to the growth in average interest earnings assets and average deposits and other borrowings include:

Average interest earning assets

Movement
+$10.9b	3%	Australia geography
+$6.8b	4%	Mortgages – growth in net advances reflecting continued, modest customer demand for variable rate lending
+$4.6b	5%	Growth in corporate customer lending across Commercial, Transaction Banking, and Global Loans business
+$0.6b	30%	Treasury – increase in reverse repo and interbank lending
-$1.1b	-3%	Markets – mainly lower trading securities
+$13.6b	20%	Asia Pacific, Europe & America geography
+$4.1b	49%	America – growth in deposits placed with Federal Reserve
+$3.9b	16%	Singapore / Hong Kong – growth in trade and corporate loans, along with increased investment in Government Securities due to regulatory requirements
+$3.7b	32%	Growth in lending and Government securities including UK / Europe and Japan
+$1.9b		Others – including increased lending in Indonesia and India
-$0.1b	0%	New Zealand geography – decline in Rural lending
+$1.0b	0%	Foreign exchange rate movements
+$25.3b	5%	Movement in total average interest earning assets (incl. exchange rate movement)

Average deposits and other borrowings

Movement
+$16.8b	7%	Australia geography
+$10.5b	20%	Treasury - higher Certificates of Deposit and Commercial Paper with a higher short term funding mix during half
+$3.5b	5%	Banking Products - uplift from core customer demand deposits
+$2.8b	3%	Others including Commercial Banking due to growth in customer deposits
+$7.3b	11%	Asia Pacific, Europe & America geography
+$7.3b	11%	Deposit raising strategies in UK / US combined with organic growth in Asia mainly in institutional businesses
+$0.5b	1%	New Zealand geography – uplift in customer deposits in Business Banking
+$1.3b	0%	Foreign exchange rate movements
+$25.9b	7%	Movement in total average deposits and other borrowings (incl. exchange rate movement)

REVIEW OF OPERATING RESULTS

Income and expenses, cont’d

Net interest income, cont’d

•	March 2012 half year compared to September 2011 half year, cont’d

The main drivers of the movement in net interest margin include:

Movement
-5 bps	Deposit costs – Effects of strong competition on retail deposits in Australia business
-2 bps	Funding costs – Increase in wholesale funding costs
-1 bps	Funding & Asset mix – Mainly due to negative asset mix impacts with an increase in lower margin Institutional Trade Loans and greater growth in the lower spread APEA region
+1 bps	Assets – Benefits from repricing actions on Institutional Trade Loans and NZ Businesses lending partly offset by continued margin compression in Housing Loans in Australia
+2 bps	Other – Includes higher recovery from impaired assets and other minor impacts
-5 bps	Movement in Group (Ex Markets)
-1 bps	Global Markets – Lower earnings on trading and investment securities and balance sheet lending, combined with negative dilution impact
-6 bps	Movement in Group NIM

•	March 2012 v March 2011

The major contributors to the growth in average interest earning assets and average deposits and other borrowings include

Average interest earning assets

Movement
+$18.6b	6%	Australia geography
+$11.5b	7%	Mortgages – growth in net advances reflecting continuing customer demand for variable rate lending
+$2.5b	5%	Commercial – growth in customer lending
+$2.5b	5%	Growth in customer lending in Global Loans business
+$1.2b	3%	Markets – growth in trading securities
+$0.8b		Others
+$26.1b	46%	Asia Pacific, Europe & America geography
+$6.4b	Large	America – higher deposits placed with the Federal Reserve due to surplus liquidity
+$6.0b	49%	Singapore – higher Trading & Investment securities due to regulatory requirements and increase in customer lending
+$4.1b	39%	Taiwan / Hong Kong – growth in lending assets with institutional customers
+$3.8b	37%	China / UK / Europe - growth in domestic lending and trading and investment securities
+$3.2b	90%	Japan – growth in deposits placed with Reserve bank due to higher available liquidity
+$2.6b		Others – including increased lending in Indonesia and India
-$0.4b	-1%	New Zealand geography – growth in trading securities offset by decline in Rural lending
-$0.2b	0%	Foreign exchange rate movements
+$44.1b	10%	Movement in total average interest earning assets (incl. exchange rate movement)

Average deposits and other borrowings

Movement
+$31.7b	15%	Australia geography
+$14.3b	30%	Treasury – shift in funding mix to Commercial Paper and Certificate of Deposits
+$7.8b	11%	Banking products - uplift in customer deposits
+$9.6b	10%	Others – growth in customer deposits mainly Commercial business, Mortgages (offset accounts), Private
		Banking and Transaction Banking
+$16.5b	30%	Asia Pacific, Europe & America geography
+$11.6b	46%	Customer deposit growth across Asia, mainly Singapore, Japan, China and Hong Kong
+$2.4b	37%	America – growth in Certificates of Deposits and Term Deposits
+$1.0b	8%	UK / Europe - increase in customer deposits and funding for collateral balances
+$1.5b		Others
-$0.1b	0%	New Zealand geography – growth in retail deposits offset by decline in commercial paper funding
-$0.5b	0%	Foreign exchange rate movements
+$47.6b	15%	Movement in total average deposits and other borrowings (incl. exchange rate movement)

REVIEW OF OPERATING RESULTS

Income and expenses, cont’d

Net interest income, cont’d

•	March 2012 v March 2011

The main drivers of the movement in net interest margin include:

Movement
-8 bps	Deposit costs – Effects of strong competition on retail deposits in Australia business
-7 bps	Funding costs – Increase in wholesale funding costs
+3 bps	Funding & Asset mix – Benefit from lower reliance on wholesale funding, as customer deposit growth meets the ongoing funding demands. Partly offset by negative mix impact mainly from an increase in lower margin Housing Lending and Institutional Trade Loans
+4 bps	Assets – Improved asset margins due to repricing in New Zealand and recovery of higher funding and deposit costs in Australia division
+2 bps	Other – Includes higher recovery from impaired assets and other various minor impacts
-6 bps	Movement in Group (Ex Markets)
-3 bps	Global Markets – Lower earnings on balance sheet lending, higher derivatives funding costs and negative dilution impact
-9 bps	Movement in Group NIM

REVIEW OF OPERATING RESULTS

Income and expenses, cont’d

Other operating income

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Fee income[1]	1,188	1,183	1,130	0%	5%
Foreign exchange earnings[1]	128	129	110	-1%	16%
Net income from wealth management	560	554	592	1%	-5%
Other[1]	202	284	279	-29%	-28%
Global Markets pro forma other operating income	642	360	662	78%	-3%

Pro forma other operating income	2,720	2,510	2,773	8%	-2%
Foreign exchange adjustments	n/a	33	15	n/a	n/a

Underlying other operating income	2,720	2,543	2,788	7%	-2%
Adjustments between statutory and underlying results	113	(53)	171	large	-34%

Other operating income	2,833	2,490	2,959	14%	-4%

1. Excluding Global Markets
Global Markets pro forma income
Net interest income	342	320	293	7%	17%
Other operating income	642	360	662	78%	-3%

Pro forma Global Markets income	984	680	955	45%	3%

•	March 2012 half year compared to September 2011 half year

The following explanations relate to pro forma other operating income:

Fee Income

Movement
+$7m	+3%	Transaction Banking – driven by volume growth
+$6m	+6%	Global Loans – driven by growth in Loan Syndication
-$13m	-4%	Cards & Payments – due to higher interchange costs, pricing and seasonality
+$5m		Other
+$5m	0%	Movement in fee income

Foreign Exchange (excluding Global Markets)

Movement
-$1m		Other
-$1m	-1%	Movement in foreign exchange income

Net income from wealth management

Movement
+$17m	+4%	Wealth Australia – funds management net income was higher mainly driven by realisation of project benefits arising from investment management and custodial arrangements, and net insurance income increased as a result of the growth in the individual in-force book, as well as improvements in lapse experience, offset by a deterioration in claims experience
+$6m	+19%	Retail & Wealth Asia – mainly due to improved performance in Singapore and Taiwan
+$3m	+3%	New Zealand – mainly driven by the favourable claims experience in the OnePath life insurance business
-$20m	-25%	Group Centre – increase in the central elimination of OnePath investments in ANZ products
+$6m	+1%	Movement in net income from wealth management

REVIEW OF OPERATING RESULTS

Income and expenses, cont’d

Other operating income, cont’d

•	March 2012 half year compared to September 2011 half year, cont’d

Other income

Movement
-$46m	-24%	Asia Partnerships - $31 million write-down of the investment in Saigon Securities Inc (SSI) and equity accounted earnings decreased $23 million mainly due to lower earnings from Shanghai Rural Commercial Bank (SRCB) as a result of a release of a credit provision in the second half of 2011, offset by a $10 million gain on disposal of Sacombank
-$21m	-98%	Global Services & Operations – $19 million profit on sale of 20 Martin Place in the second half of 2011
-$10m	-12%	Wealth Australia – driven by adverse investor sentiment and the uncertain economic environment which negatively impacted on E*Trade volumes and an unfavourable claims experience in the lenders’ mortgage insurance business
-$9m	large	Relationship Banking – due to mark-to-market movements on credit default swap bought protection
+$10m	large	Retail & Wealth Asia – due to a $10 million gain on the partial sale of the Taiwan credit card portfolio Other
-$6m
-$82m	-29%	Movement in other income

Total Global Markets income is affected by mix impacts between the categories within other operating income and net interest income. Total Global Markets income increased $304 million or 45%. Refer page 65 for further information.

•	March 2012 half year compared to March 2011 half year

The following explanations relate to pro forma other operating income:

Fee Income

Movement
+$34m	+16%	Transaction Banking – driven mainly by volume growth
+$5m	+18%	Pacific – driven mainly by volume growth in Retail
+$5m	+5%	Global Loans – driven by volume growth and higher Loan Syndication fees
+$5m	+4%	Deposits – driven by volume growth
+$9m		Other
+$58m	+5%	Movement in fee income

Foreign Exchange (excluding Global Markets)

Movement
+$11m	+18%	Transaction Banking – driven by higher volumes
+$7m		Other
+$18m	+17%	Movement in foreign exchange income

Net income from wealth management
Movement
-$33m	-6%	Wealth Australia – primarily due to deterioration in claims experience
+$9m	+9%	New Zealand – favourable revaluation of policyholder liabilities in the OnePath life insurance business
+$6m	+22%	Retail & Wealth Asia – mainly due to improved performance in Singapore and Taiwan
-$16m	-19%	Group Centre – increase in the central elimination of OnePath investments in ANZ products
+$2m		Other
-$32m	-5%	Movement in net income from wealth management

Other income
Movement
-$40m	-21%	Asia Partnerships - $31 million write-down of the investment in SSI and equity accounted earnings decreased $54 million mainly due to lower earnings from SRCB largely as a result of a one-off gain of $48 million booked in the first half of 2011, offset by the $10 million gain on disposal of Sacombank and the $35 million impairment charge relating to the carrying value of Sacombank in the first half of 2011
-$13m	-15%	Wealth Australia – driven by adverse investor sentiment and subdued investment market returns impacting on E*Trade volumes, as well as a one-off impairment charge in the E*Trade business
-$9m	-34%	Retail & Wealth Asia – March 2012 included a $10 million gain on the partial sale of the Taiwan credit card portfolio compared to March 2011 which included a $19 million gain on the partial sale of the Taiwan credit card portfolio
-$4m	large	Relationship Banking - due to mark-to-market movements on credit default swap bought protection
-$3m	large	Other Retail Products – equity accounting loss
-$8m		Other
-$77m	-28%	Movement in other income

Total Global Markets income is affected by mix impacts between the categories within other operating income and net interest income. Total Global Markets income increased $29 million or 3%. Refer page 65 for further information.

REVIEW OF OPERATING RESULTS

Income and expenses, cont’d

Expenses

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Personnel expenses	2,489	2,357	2,344	6%	6%
Premises expenses	355	340	339	4%	5%
Computer expenses	551	524	492	5%	12%
Other expenses	625	678	627	-8%	0%

Pro forma operating expenses	4,020	3,899	3,802	3%	6%
Foreign exchange adjustments	n/a	(2)	19	n/a	n/a

Underlying operating expenses	4,020	3,897	3,821	3%	5%
Adjustments between statutory and underlying results	113	100	205	n/a	n/a

Total operating expenses	4,133	3,997	4,026	3%	3%

Total full time equivalent staff (FTE)	48,348	49,099	48,620	-2%	-1%

•	March 2012 half year compared to September 2011 half year

The following explanations relate to the pro forma operating expenses:

Movement
+$55m	3%	Australia
-$1m	0%	New Zealand
+$55m	7%	Asia Pacific, Europe & America
+$34m	3%	Institutional
-$16m	-8%	Group Centre
+$6m	2%	Less: Institutional Asia Pacific, Europe & America
+$121m	3%	Movement in pro forma operating expenses

APEA costs were up 7%, compared with 11% revenue growth, reflecting continued but targeted investments in systems, expanding distribution and building front line capability across the region. Institutional cost growth of 3% was driven by higher amortisation and restructuring costs with tight control of discretionary costs. The Australia division cost growth of 3% was largely due to annual salary increases and increased restructuring costs, partly offset by a GST refund and productivity benefits, and there was tight control over discretionary costs. New Zealand costs were flat, reflecting productivity gains from simplifying the business offsetting inflationary increases. Group Centre costs were down 8% reflecting the impact of productivity initiatives.

•

Personnel expenses increased $132 million (6%) as a result of annual salary increases, the continued build out of our APEA capability and restructuring costs in Australia division and Institutional which will drive benefits in future periods. Inflationary increases in New Zealand were offset by a 3% reduction in staff numbers.

•	Premises expenses increased $15 million (4%) reflecting inflationary increases and Asian expansion.

•	Computer expenses increased $27 million (5%) due to increased depreciation and amortisation partly offset by lower data communication costs, software purchases and software impairment.

•	Other expenses reduced $53 million (-8%) mainly due to lower travel, consultancy, advertising fees and a GST refund.

REVIEW OF OPERATING RESULTS

Income and expenses, cont’d

Expenses, cont’d

•	March 2012 half year compared to March 2011 half year

The following explanations relate to the pro forma operating expenses:

Movement
+$	50m	3%	Australia
+$	2m	0%	New Zealand
+$	99m	14%	Asia Pacific, Europe & America
+$	81m	9%	Institutional
+$	50m	35%	Group Centre
+$	64m	22%	Less: Institutional Asia Pacific, Europe & America
+$	218m	6%	Movement in pro forma operating expenses

APEA costs were up 14%, compared with 11% revenue growth, reflecting continued investments in systems and build-up of regional revenue generating staff and support capabilities. Institutional cost growth of 9% was driven by restructuring and investment to build out cash management and payments infrastructure capabilities in Australia and New Zealand and foreign exchange and cash platforms in APEA. The Australia division cost growth of 3% was largely due to annual salary increases and restructuring costs partly offset by productivity benefits, and a tight control over discretionary costs. New Zealand costs were flat, reflecting productivity gains from simplifying the business offsetting inflationary increases. Group Centre cost growth was up 35% with increased project related technology expenditure and increased investment in our Chengdu and Manila Hubs.

•

Personnel expenses increased $145 million (6%) as a result of annual salary increases and the build out of the Institutional franchise in APEA in 2011. Inflationary increases in New Zealand were offset by a 4% reduction in staff numbers. Increase in Australia division reflects higher restructuring costs which will drive benefits in future periods. Staff numbers increased in Group Centre as a result of the build out of the offshore Hubs and investment in technology.

•	Premises expenses increased $16 million (5%) reflecting inflationary increases and Asian expansion.

•	Computer expenses increased $59 million (12%) due to higher depreciation and amortisation, rentals and repairs and software purchases.

•	Other expenses decreased $2 million (0%) due to lower travel and advertising fees.

REVIEW OF OPERATING RESULTS

Credit risk (including credit risk on derivatives)

Provision for credit impairment charge

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Australia	307	296	414	4%	-26%
Asia Pacific, Europe & America[1]	48	68	41	-29%	17%
Institutional[1]	185	112	154	65%	20%
New Zealand	79	92	75	-14%	5%
Group Centre	—	40	1	-100%	-100%
Less: Institutional Asia Pacific, Europe & America[1]	(54)	(56)	(26)	-4%	large

Pro forma provision for credit impairment charge	565	552	659	2%	-14%
Foreign exchange adjustments	n/a	(1)	1	n/a	n/a

Underlying provision for credit impairment charge	565	551	660	3%	-14%

Adjustments between statutory and underlying results[2]	(27)	11	15	large	large

Provision for credit impairment charge	538	562	675	-4%	-20%

1.	Includes impairment on AFS assets of $35 million (Sep 11 half: $21 million; Mar 11 half: $16 million)
2.	Includes in March 2012 impaired derivatives of $32 million less $5 million charge in non continuing businesses

Individual provision charge

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Australia	319	370	298	-14%	7%
Asia Pacific, Europe & America[1]	52	77	50	-32%	4%
Institutional[1]	286	76	147	large	95%
New Zealand	105	134	123	-22%	-15%
Less: Institutional Asia Pacific, Europe & America[1]	(45)	(47)	(24)	-4%	88%

Pro forma individual provision charge	717	610	594	18%	21%
Foreign exchange adjustments	n/a	(1)	—	n/a	n/a

Total underlying individual provision charge	717	609	594	18%	21%
Adjustments between statutory and underlying results[2]	(27)	11	16	large	large

Total individual provision charge	690	620	610	11%	13%

1.	Includes impairment on AFS assets of $35 million (Sep 11 half: $21 million; Mar 11 half: $16 million)
2.	Includes in March 2012 impaired derivatives of $32 million less $5 million charge in non continuing businesses

The pro forma individual provision charge increased $107 million over the half, due mainly to Institutional. The increase in Institutional of $210 million reflects provisions on existing problem accounts previously covered by collective provisions or credit valuation adjustments where litigation was resolved or which were transferred to impaired status, and significantly lower recoveries and writebacks than in the second half of 2011. This has been offset by decreases in Australia, New Zealand and APEA.

REVIEW OF OPERATING RESULTS

Credit risk (including credit risk on derivatives), cont’d

Individual Provision Charge, cont’d

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Underlying new and increased provisions
Australia	490	502	438	-2%	12%
Asia Pacific, Europe & America	96	144	108	-33%	-11%
Institutional	359	251	252	43%	42%
New Zealand	190	237	220	-20%	-14%
Group Centre	—	1	—	-100%	n/a
Less: Institutional Asia Pacific, Europe & America	(53)	(74)	(39)	-28%	36%

New and increased provisions for loans and advances	1,082	1,061	979	2%	11%

Underlying recoveries and writebacks
Australia	(171)	(132)	(140)	30%	22%
Asia Pacific, Europe & America	(44)	(67)	(56)	-34%	-21%
Institutional	(73)	(176)	(104)	-59%	-30%
New Zealand	(85)	(103)	(99)	-17%	-14%
Group Centre	—	—	—	n/a	n/a
Less: Institutional Asia Pacific, Europe & America	8	26	14	-69%	-43%

Recoveries and writebacks	(365)	(452)	(385)	-19%	-5%

Collective provision charge

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Collective provision charge by source
Lending growth	74	74	56	0%	32%
Risk profile[1]	(174)	(56)	(35)	large	large
Portfolio mix	(1)	(4)	(16)	-75%	-94%
Economic cycle and concentration risk adjustment[1]	(51)	(72)	60	-29%	large

Collective provision charge/(release)	(152)	(58)	65	large	large

1.	Risk profile release in March 2012 includes $60 million transferred to concentration risk adjustment

Pro forma collective provision charge/(release) by division
Australia	(12)	(74)	116	-84%	large
Asia Pacific, Europe & America	(4)	(9)	(9)	-56%	-56%
Institutional	(101)	36	7	large	large
New Zealand	(26)	(42)	(48)	-38%	-46%
Group Centre	—	40	1	-100%	-100%
Less: Institutional Asia Pacific, Europe & America	(9)	(9)	(2)	0%	large

Pro forma collective provision charge/(release)	(152)	(58)	65	large	large
Foreign exchange adjustments	n/a	—	1	n/a	n/a

Underlying collective provision charge/(release)	(152)	(58)	66	large	large

Non continuing businesses	—	—	(1)	n/a	-100%

Collective provision charge/(release)	(152)	(58)	65	large	large

The pro forma collective provision charge decreased by $94 million during the half due to a release of $152 million. Growth across the portfolio added a charge of $74 million, offsetting this was a $174 million release reflecting Institutional accounts where losses were crystallised as individual provisions and the associated collective provision released and an improved credit profile across most portfolios. A further $51 million was released from the economic cycle adjustment in Australia, New Zealand and APEA reflecting related individual provisions being crystallised and economic cycle adjustments no longer required.

REVIEW OF OPERATING RESULTS

Credit risk (including credit risk on derivatives), cont’d

Credit risk on impaired derivatives loss/(gain)

Credit valuation adjustments (CVA) on derivatives are included as part of Global Markets income in the profit and loss statement. When a customer becomes impaired, the related CVA is transferred to the individual provision charge in Underlying profit (refer also page 82) so that all incurred losses are reflected as credit impairment charges.

The amounts involved are as follows:

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Credit risk on impaired derivatives loss/(gain)	32	(2)	(15)	large	large

Expected loss

Management believe that disclosure of modelled expected loss data for individual provisions will assist in assessing the longer term expected loss rates on the lending portfolio as it removes the volatility in reported earnings created by the use of IFRS credit loss provisioning. The expected loss methodology is used internally for return on equity analysis and economic profit reporting. Expected loss methodology has been refined during the period and prior period comparatives updated accordingly. Key changes include removing non-continuing businesses from the calculations, refinements to cumulative probability of default curves and applying new models to Asian retail risk.

The expected loss on the current portfolio as at the end of the period was $1,679 million, a decrease of $18 million over September 2011 half year. This reflects volume growth offset by lower risk profiles of productive lending in Institutional following upgrades, repayments of higher risk accounts and movements to impaired assets.

	% of Group exposure at default	As at
		Mar 12	Sep 11	Mar 11
Expected loss as a percentage of exposure at default
Australia	44%	0.31%	0.31%	0.32%
Asia Pacific, Europe & America	19%	0.20%	0.23%	0.28%
Institutional	40%	0.17%	0.21%	0.22%
New Zealand	12%	0.25%	0.25%	0.28%
Less: Institutional Asia Pacific, Europe & America	-15%	-0.11%	-0.12%	-0.15%

Total	100%	0.26%	0.27%	0.29%

Annual expected loss ($million)		1,679	1,697	1,677

	% of Group gross lending assets	As at
		Mar 12	Sep 11	Mar 11
Expected loss as a percentage of gross lending assets
Australia	58%	0.37%	0.36%	0.38%
Asia Pacific, Europe & America	10%	0.59%	0.61%	0.70%
Institutional	23%	0.47%	0.55%	0.55%
New Zealand	17%	0.29%	0.29%	0.32%
Less: Institutional Asia Pacific, Europe & America	-8%	-0.35%	-0.35%	-0.41%

Total	100%	0.40%	0.42%	0.43%

REVIEW OF OPERATING RESULTS

Credit risk (including credit risk on derivatives), cont’d

Gross impaired assets

Gross impaired assets at $5,343 million represent a 4% decrease since 30 September 2011, largely reflecting the reduction in restructured items.

Net impaired assets

Net impaired assets at $3,629 million represent a 7% decrease since 30 September 2011. The Group has an individual provision coverage ratio on impaired loans of 36%, reflecting a prevalence of well secured exposures within impaired loans.

	As at ($M)			Movement
	Mar 12	Sep 11	Mar 11	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Gross impaired assets
Impaired loans	4,664	4,650	5,203	0%	-10%
Restructured items	340	700	704	-51%	-52%
Non-performing commitments and contingencies	339	231	314	47%	8%

Gross impaired assets	5,343	5,581	6,221	-4%	-14%

Individual provisions
Impaired loans	(1,701)	(1,687)	(1,700)	1%	0%
Non-performing commitments and contingencies	(13)	(10)	(17)	30%	-24%

Net impaired assets	3,629	3,884	4,504	-7%	-19%

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
New impaired assets
Impaired loans	1,913	1,755	1,814	9%	5%
Restructured items	249	75	613	large	-59%
Non-performing commitments and contingencies	194	12	10	large	large

Total new impaired assets	2,356	1,842	2,437	28%	-3%

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
New impaired assets by division
Australia	763	857	797	-11%	-4%
Asia Pacific, Europe & America	140	162	146	-14%	-4%
Institutional	1,058	358	925	large	14%
New Zealand	451	511	657	-12%	-31%
Less: Institutional Asia Pacific, Europe & America	(77)	(64)	(89)	20%	-13%

Underlying new impaired assets	2,335	1,824	2,436	28%	-4%
Adjustments between statutory and underlying	21	18	1	17%	large

Total new impaired assets	2,356	1,842	2,437	28%	-3%

Growth in new impaired assets relates principally to Institutional and reflects the impairment of an infrastructure exposure and the restructure of a project finance loan.

REVIEW OF OPERATING RESULTS

Income tax expense

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Income tax expense charged in the income statement	1,223	1,074	1,235	14%	-1%
Effective tax rate	29.5%	28.5%	31.6%

Income tax expense on pro forma underlying profit[1]	1,142	1,087	1,131	5%	1%
Effective tax rate (pro forma underlying profit)	27.7%	27.8%	28.6%

Income tax expense on underlying profit[1]	1,142	1,096	1,126	4%	1%
Effective tax rate (underlying profit)	27.7%	27.9%	28.5%

1.	Refer pages 80 to 83 for explanation of adjustments between statutory profit and underlying profit

•	March 2012 half year compared to September 2011 half year

The pro forma underlying effective tax rate was virtually unchanged, down 0.1%.

•	March 2012 half year compared to March 2011 half year

The pro forma underlying effective tax rate decreased 0.9% primarily due to a favourable increase in the overseas tax rate differential and higher tax provision releases in the March 2012 half.

REVIEW OF OPERATING RESULTS

Impact of exchange rate movements/revenue hedges

The Group uses derivative instruments to economically hedge against the adverse impact on future offshore revenue streams from exchange rate movements.

Movements in average exchange rates, net of associated revenue hedges, resulted in a decrease of $17 million in the Group’s underlying profit after tax for the March 2012 half when compared to the September 2011 half (Mar 2011 half: increase $5 million). This included the impact on earnings (underlying basis) from associated revenue and cost hedges, which reduced by $47 million (before tax) over the September 2011 half (March 2011 half: an increase of $1 million). Hedge revenue is booked in the Group Centre.

	Half Year Mar 2012 v. Half Year Sep 2011			Half Year Mar 2012 v. Half Year Mar 2011
	FX unadjusted % growth	FX adjusted % growth	FX Impact $M	FX unadjusted % growth	FX adjusted % growth	FX Impact $M
Net interest income	2%	2%	10	6%	6%	5
Other operating income	7%	8%	(33)	-2%	-2%	(15)

Operating income	4%	4%	(23)	3%	3%	(10)
Operating expenses	3%	3%	(2)	5%	6%	19

Profit before credit impairment and income tax	4%	5%	(25)	2%	1%	9
Provision for credit impairment	3%	2%	(1)	-14%	-14%	1

Profit before income tax	5%	5%	(26)	4%	4%	10
Income tax expense	4%	5%	9	1%	1%	(5)
Non-controlling interests	0%	0%	—	-20%	-20%	—

Underlying profit	5%	6%	(17)	6%	5%	5

Earnings related hedges

The Group has taken out economic hedges against New Zealand Dollar and US Dollar revenue and expense streams. New Zealand Dollar exposure is the most significant, covering the New Zealand geography (refer page 77) and the debt component of New Zealand Dollar intra-group funding of this business, which amounted to NZD1.766 billion at 31 March 2012. Most of our US dollar earnings are in APEA (refer page 76). Details of these hedges are set out below.

	Half Year
	Mar 12 $M	Sep 11 $M	Mar 11 $M
NZD Economic hedges
Net open NZD position (notional principal)[1]	794	788	302
Amount taken to income (pre tax) [2]	5	(20)	17
Amount taken to income (pre tax underlying basis) [3]	3	20	20

USD Economic hedges
Net open USD position (notional principal)[1]	1,060	1,068	1,022
Amount taken to income (pre tax) [2]	103	(24)	48
Amount taken to income (pre tax underlying basis) [3]	22	52	4

1.	Value in AUD at original contract rate
2.	Unrealised valuation movement plus realised revenue from closed out hedges
3.	Realised revenue from closed out hedges

In the March 2012 half year:

•	NZD0.4 billion of economic hedges matured and a realised gain of $3 million (pre-tax) was booked to the income statement.

•	NZD1 billion of economic hedges are in place at a forward rate of approximately NZD1.27/AUD partially hedging 2012 & 2013 earnings.

•	USD0.4 billion of economic hedges matured and a realised gain of $22 million (pre-tax) was booked to the income statement.

•	USD1 billion of economic hedges are in place at a forward rate of approximately USD0.95/AUD partially hedging 2012 & 2013 earnings.

•

An unrealised gain of $83 million (pre-tax) on the outstanding NZD1 billion and USD1 billion of economic hedges was booked to the income statement and has been treated as an adjustment to statutory profit as these are hedges of future years’ NZD and USD revenues.

REVIEW OF OPERATING RESULTS

Earnings per share (cents)1

	Half Year			Movement
	Mar 12	Sep 11	Mar 11	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Basic	110.8	104.0	104.2	7%	6%
Diluted	106.2	99.3	101.2	7%	5%
Number of fully paid ordinary shares on issue (M)	2,679.5	2,629.0	2,596.4	2%	3%
Weighted average number of ordinary shares (M)
Statutory	2,627.4	2,581.5	2,550.1	2%	3%
Underlying[2]	2,644.1	2,598.8	2,566.7	2%	3%
Adjusted weighted average number of shares—diluted (M)	2,887.3	2,824.8	2,748.3	2%	5%

Underlying earnings per share
Profit attributable to shareholders of the Company ($M)	2,919	2,691	2,664	8%	10%
Adjustments between statutory profit and underlying profit ($M)	54	143	154	-62%	-65%

Underlying profit ($M)	2,973	2,834	2,818	5%	6%
Preference share dividends ($M)[3]	(7)	(6)	(6)	17%	17%

Underlying profit less preference share dividends ($M)	2,966	2,828	2,812	5%	5%

Underlying earnings per share (cents)	112.2	108.8	109.6	3%	2%

1.	Refer page 109 for full calculation
2.	Includes Treasury shares held in OnePath Australia
3.	The earnings per share calculation excludes the Euro Hybrid preference shares

•	March 2012 half year compared to September 2011 half year

Basic earnings per share (EPS) increased 7% (6.8 cents) on half year September 2011. Underlying EPS increased 3% (3.4 cents) on the September 2011 half. The increase in Underlying EPS on the September 2011 half year was due to an increase in profit after tax (PAT) of 5% (5.3 cents per share), offset 1.9 cents per share (-2% to EPS) by dilution from an increase in the weighted average number of shares.

•	March 2012 half year compared to March 2011 half year

Basic earnings per share (EPS) increased 6% (6.6 cents) on half year March 2011. Underlying EPS increased 2% (2.6 cents). The increase in Underlying EPS on the March 2011 half was due to an increase in PAT of 5% (6.0 cents per share), offset 3.4 cents per share (-3% to EPS) by dilution from an increase in the weighted average number of shares.

REVIEW OF OPERATING RESULTS

Dividends

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Dividend per ordinary share (cents)
Interim (fully franked)	66	n/a	64	n/a	3%
Final (fully franked)	n/a	76	n/a	n/a	n/a

Ordinary share dividend payout ratio (%)[1]	60.8%	74.6%	62.5%
Ordinary share dividends used in payout ratio ($M)[1]	1,769	2,002	1,662	-12%	6%
Profit after tax ($M)	2,919	2,691	2,664	8%	10%
Less: Adjustments between statutory profit and underlying profit ($M)	(54)	(143)	(154)	-62%	-65%

Underlying profit ($M)	2,973	2,834	2,818	5%	6%
Less: Preference share dividends paid	(7)	(6)	(6)	17%	17%
Ordinary share dividend payout ratio (underlying basis)[1]	59.7%	70.8%	59.1%

1.

Dividend payout ratio calculated using proposed 2012 interim dividend of $1,769 million, based on the forecast number of ordinary shares on issue at the dividend record rate. Dividend payout ratios for the Sep 2011 full year and Mar 2011 half year were calculated using actual dividend paid of $2,002 million and $1,662 million respectively. Dividend payout ratios are calculated by adjusting net profit for preference share dividends paid.

The Directors propose that an interim dividend of 66 cents be paid on 2 July 2012 on each eligible fully paid ANZ ordinary share. The proposed 2012 interim dividend will be fully franked for Australian tax purposes.

ANZ has a Dividend Reinvestment Plan (DRP) and a Bonus Option Plan (BOP) that will operate in respect of the 2012 interim dividend and ANZ intends to provide shares under the DRP and BOP through the issue of new shares. The “Acquisition Price” to be used in determining the number of shares to be provided under the DRP and BOP will be calculated in accordance with the DRP and BOP Terms and Conditions using a 1.5% discount. Refer Note 6 of the Notes to the Condensed Financial Statements for further details regarding the calculation of the “Acquisition Price” and the operation of the DRP and BOP.

Economic profit

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Profit attributable to shareholders of the company	2,919	2,691	2,664	8%	10%
Adjustments between statutory profit and underlying profit	54	143	154	-62%	-65%

Underlying profit	2,973	2,834	2,818	5%	6%
Economic credit cost adjustment	(229)	(234)	(141)	-2%	62%
Imputation credits	549	521	575	5%	-5%

Economic return	3,293	3,121	3,252	6%	1%
Cost of capital	(2,064)	(1,998)	(1,857)	3%	11%

Economic profit	1,229	1,123	1,395	9%	-12%

Economic profit is a risk adjusted profit measure used to evaluate business unit performance and is considered in determining the variable component of remuneration packages. This is used for internal management purpose and is not subject to audit.

Economic profit is calculated via a series of adjustments to underlying profit. The Economic credit cost adjustment replaces the actual credit loss charge with expected loss based on the average loss per annum on the portfolio over an economic cycle. The benefit of imputation credits is recognised, measured at 70% of Australian tax. The cost of capital is a major component of Economic profit. At an ANZ Group level, this is calculated using ordinary shareholders’ equity, multiplied by the cost of capital rate (currently 11%) plus the dividend on preference shares. At a business unit level, capital is allocated based on economic capital, whereby higher risk businesses attract higher levels of capital. This method is designed to help drive appropriate risk management and ensure business returns align with the relevant risk. Key risks covered include credit risk, operating risk, market risk and other risks.

Economic profit increased half on half driven by:

•	improved underlying profit, principally in Global Markets and New Zealand businesses; and

•	partly offset by higher cost of capital, reflecting growth in the business and increasing prudential requirements.

REVIEW OF OPERATING RESULTS

Condensed balance sheet

	As at ($B)			Movement
	Mar 12	Sep 11	Mar 11	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Assets
Liquid assets	35.8	24.9	19.3	44%	85%
Due from other financial institutions	10.0	8.8	7.5	14%	34%
Trading and available-for-sale assets	56.0	58.3	47.3	-4%	18%
Derivative financial instruments	36.9	54.1	29.6	-32%	24%
Net loans and advances including acceptances	412.6	397.3	379.4	4%	9%
Investments relating to insurance business	30.2	29.9	32.9	1%	-8%
Other	21.7	21.2	21.4	2%	2%

Total assets	603.2	594.5	537.4	1%	12%

Liabilities
Due to other financial institutions	27.0	23.0	22.0	17%	22%
Customer deposits	308.3	296.8	267.3	4%	15%
Other deposits and other borrowings	74.8	71.9	64.5	4%	16%

Deposits and other borrowings	383.1	368.7	331.8	4%	15%
Derivative financial instruments	35.1	50.1	29.8	-30%	18%
Liability for acceptances	0.7	1.0	0.6	-30%	17%
Bonds and notes	61.1	56.6	58.5	8%	4%
Insurance policy liabilities/external unitholder liabilities	33.5	32.5	35.2	3%	-5%
Other	23.3	24.6	24.4	-5%	-5%

Total liabilities	563.8	556.5	502.3	1%	12%

Total equity	39.4	38.0	35.1	4%	12%

•	March 2012 half year compared to September 2011 half year

Major movements in the balance sheet categories include:

	Movement			FX impact
Assets
Liquid assets	$10.9b		44%	($1.2b	)	Increase of central bank deposits in Japan ($3.2 billion) and America ($5.6 billion). Also driven by increase ($1.9 billion) in reverse repos partially offset (-$1 billion) by timing difference on settlement of debt instruments and derivatives.
Trading & available- for-sale assets	($2.3b	)	(4%)	($0.8b	)	Decrease in Trading Securities (-$3.2 billion) primarily in Institutional Australia, partially offset by an increase in available-for-sale assets ($0.8 billion).
Derivative financial instruments	($17.2b	)	(32%)	Nil		Decrease due to an appreciation of AUD against other currencies over the half year since the sharp decline prior to September 2011.
Net loans and advances including acceptances	$15.3b		4%	($2.2b	)	Growth due to above system growth in Australian housing lending of $8.6 billion (5%) and steady growth in non-housing lending of $4.3 billion (6%).

Liabilities
Deposits and other borrowings	$14.4b		4%	($4.6b	)	Growth in customer deposits in Retail ($3.9 billion), Commercial ($1.1 billion), Wealth ($1.6 billion), New Zealand ($1.6 billion) and APEA ($6.1 billion), were partially offset by reductions in term deposits in Transaction Banking and Markets (-$5 billion). In addition, Treasury deposits and commercial paper increased by $5.4 billion.
Derivative financial instruments	($15.0b	)	(30%)	Nil		Decrease due to an appreciation of AUD against other currencies over the half year since the sharp decline prior to September 2011.

REVIEW OF OPERATING RESULTS

Condensed balance sheet, cont’d

•	March 2012 half year compared to March 2011 half year[1]

	Movement		FX impact
Assets
Net loans and advances including acceptances	$33.2b	9%	$4.9b	An increase of $13 billion (8%) in Australian housing loans due to above system growth. Australian non-housing lending grew by $5.8 billion (8%) benefiting from steady lending growth in the March 2012 half. APEA non-housing lending grew by $8.5 billion (32%) and was spread across all regions.

Liabilities
Deposits and other borrowings	$51.3b	15%	$3.6b	Growth in customer deposits ($42 billion) primarily in Retail, Commercial and APEA, Treasury deposits ($6.3 billion) together with a small increase in Commercial Paper ($4.3 billion) was offset by a slight reduction in other deposits bearing interest (-$1.3 billion).

1.	Where movement and explanation is the same as the March 2012 vs September 2011, balance sheet item is not repeated

REVIEW OF OPERATING RESULTS

Liquidity risk

Liquidity risk is the risk that the Group is unable to meet its payment obligations as they fall due, including repaying depositors or maturing wholesale debt, or that the Group has insufficient capacity to fund increases in assets. The timing mismatch of cash flows and the related liquidity risk is inherent in all banking operations and is closely monitored by the Group. The Group maintains a portfolio of liquid assets to manage potential stresses in funding sources. The minimum level of liquidity portfolio assets to hold is based on a range of ANZ specific and general market liquidity stress scenarios such that potential cash flow obligations can be met over the short to medium term.

The Group’s approach to liquidity risk management incorporates the following key components:

•	Scenario modelling of funding sources

The global financial crisis highlighted the importance of differentiating between stressed and normal market conditions in a name-specific crisis and the different behaviour that offshore and domestic wholesale funding markets can exhibit during market stress events. ANZ’s liquidity scenario modelling stresses site and total bank cash flow projections against multiple ‘survival horizons’ over which period the Group is required to remain cash flow positive. Scenarios modelled are either prudential requirements, i.e. a ‘going-concern’ scenario, or ‘name crisis’ scenario, or Board mandated scenarios including ‘Name-specific’ stresses and ‘Funding Market’ events. Under these scenarios, customer and wholesale balance sheet asset/liability flows are stressed.

•	Liquidity portfolio

The Group holds a diversified portfolio of cash and high credit quality securities that may be sold or pledged to provide same day liquidity. This portfolio helps protect the Group’s liquidity position by providing cash in a severely stressed environment. All assets held in the prime portfolio are securities eligible for repurchase under agreements with the applicable central bank (i.e. ‘repo eligible’).

The liquidity portfolio is well diversified by counterparty, currency and tenor. Under the liquidity policy framework, securities purchased for ANZ’s liquidity portfolio must be of a similar or better credit quality to ANZ’s external long term or short term credit ratings and continue to be repo eligible.

Supplementing the prime liquid asset portfolio, the Group holds additional liquidity:

•	central bank deposits with the US Federal Reserve, Bank of Japan and European Central Bank of $18.3 billion;

•	secondary sources of liquidity including Australian Commonwealth and State Government securities and gold of $8.9 billion; and

•	additional cash and other securities to satisfy local country regulatory liquidity requirements which are not included in the liquid assets below.

	As at
Prime liquidity portfolio (Market Values)[1]	Mar 12 AUD $B	Sep 11 AUD $B	Mar 11 AUD $B
Australia	21.2	20.8	24.9
New Zealand	10.5	9.1	8.5
United States	1.4	1.4	1.2
United Kingdom	3.1	2.7	2.2
Asia	6.5	6.7	2.0

Total excluding internal Residential Mortgage Backed Securities	42.7	40.7	38.8
Internal Residential Mortgage Backed Securities (Australia)	24.6	26.8	24.6
Internal Residential Mortgage Backed Securities (New Zealand)	4.0	3.9	3.7

Total prime portfolio	71.3	71.4	67.1
Other Eligible Securities and deposits with Central Banks	27.2	19.9	5.7

Total liquidity portfolio	98.5	91.3	72.8

1.	Market value is post the repo discount applied by the applicable central bank

REVIEW OF OPERATING RESULTS

Liquidity risk, cont’d

Regulatory Change

Following the publication of earlier discussion papers relating to liquidity prudential requirements, Australian Prudential Regulation Authority (APRA) issued a Discussion Paper and a draft Prudential Standard addressing the Basel Committee on Banking Supervision’s proposals for enhanced liquidity risk management. These proposals include enhancements to qualitative aspects of liquidity management including governance, the requirement for a clear Board approved liquidity risk tolerance statement that emphasises the importance of stress testing, funding strategies, internal pricing and contingency funding plans. Many of these aspects have been integrated into ANZ’s liquidity management framework for some time and ANZ is well positioned to meet these enhancements. The changes to the quantitative requirements include the introduction of two new liquidity ratios to measure and enhance liquidity risk (the Liquidity Coverage Ratio (LCR) and the Net Stable Funding Ratio (NSFR)) and are more significant. A component of the liquidity required under the proposed standards will likely be met via the previously announced Committed Liquidity Facility from the Reserve Bank of Australia (RBA), however the size and availability of the facility is not yet agreed with APRA and the RBA. While ANZ has an existing stress scenario framework and structural liquidity risk metrics and limits in place, the requirements proposed are in general more challenging. These changes will impact the future composition and size of ANZ’s liquidity portfolio, the size and composition of the Bank’s funding base and consequently could affect future profitability. APRA is proposing to release further details on the requirements during the second half of 2012 and to implement the LCR ratio on 1 January 2015 and the NSFR ratio on 1 January 2018 in line with the Basel Committee’s timetable for liquidity risk.

Funding

ANZ manages its funding profile using a range of funding metrics and balance sheet disciplines. This approach is designed to ensure that an appropriate proportion of the Group’s assets are funded by stable funding sources including core customer deposits, longer dated wholesale funding (with a remaining term exceeding one year) and equity. This includes targeting a diversified funding base, avoiding undue concentrations by investor type, maturity, market source and currency. Diversification was further enhanced in March 2012 half with the introduction of a covered bond funding programme.

Customer deposits and other funding liabilities was $317.9 billion, representing 60% of total funding.

$16.2 billion of term wholesale debt was issued during first half 2012 ($15.3 billion of which will be greater than 1 year as at September 2012) including $8.0 billion of covered bonds. As at March 2012, term wholesale funding represented 13% of total funding, an increase from 12% as at September 2011.

•	ANZ maintained access to all major global wholesale funding markets during the March 2012 half.

•	Approximately 80% of ANZ’s 2012 term funding requirements were completed during the first half. Benchmark term debt issues were completed in AUD, USD, EUR, JPY, CHF and NZD.

•	All short-term wholesale funding needs were comfortably met.

•	The weighted average tenor of new term debt issuance increased to 4.9 years (4.7yrs in 2011).

•

The weighted average cost of new term debt issuance increased significantly (up 41 bps) in the March 2012 half relative to September 2011 as a result of further global market disruption. Financial market conditions improved towards the end of the March 2012 half, however average portfolio costs remain substantially above pre-crisis levels and continue to increase as maturing term wholesale funding is replaced at higher spreads.

REVIEW OF OPERATING RESULTS

Liquidity risk, cont’d

The following tables show the Group’s funding composition:

	As at ($M)			Movement
	Mar 12	Sep 11	Mar 11	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Customer deposits and other liabilities[1]
Australia	135,880	128,490	121,096	6%	12%
Asia Pacific, Europe & America	70,776	64,824	52,795	9%	34%
Institutional	119,920	117,952	99,342	2%	21%
New Zealand	41,182	39,471	37,572	4%	10%
Group Centre	(4,667)	(3,967)	(3,386)	18%	38%
Less: Institutional Asia Pacific, Europe & America	(54,789)	(50,018)	(40,128)	10%	37%

Underlying customer deposits	308,302	296,752	267,291	4%	15%
Adjustments between statutory and underlying	1	2	4	-50%	-75%

Total customer deposits	308,303	296,754	267,295	4%	15%
Other[2]	9,624	11,450	11,566	-16%	-17%

Total customer deposits and other liabilities (funding)	317,927	308,204	278,861	3%	14%

Wholesale funding
Bonds and notes	61,107	56,551	58,526	8%	4%
Loan capital	12,605	11,993	11,634	5%	8%
Certificates of deposit	59,603	55,554	51,513	7%	16%
Liability for acceptances	676	970	577	-30%	17%
Commercial paper issued	15,084	14,333	10,769	5%	40%
Due to other financial institutions	26,964	23,012	22,014	17%	22%
Other wholesale borrowings[3]	(864)	(1,128)	2,735	-23%	large

Total wholesale funding	175,175	161,285	157,768	9%	11%

Shareholders’ equity (excl preference shares)	38,572	37,083	34,258	4%	13%

Total funding	531,674	506,572	470,887	5%	13%

Wholesale funding[4]
Short term wholesale funding	74,030	63,333	54,601	17%	36%
Long term wholesale funding
- Less than 1 year residual maturity	22,782	27,883	26,736	-18%	-15%
- Greater than 1 year residual maturity	71,677	63,293	71,052	13%	1%
Hybrid capital including preference shares	6,686	6,776	5,379	-1%	24%

Total wholesale funding and preference share capital excluding shareholders’ equity	175,175	161,285	157,768	9%	11%

Total funding maturity
Short term wholesale funding	14%	12%	12%
Long term wholesale funding
- Less than 1 year residual maturity	4%	6%	6%
- Greater than 1 year residual maturity	13%	12%	15%
Total customer liabilities (funding)	60%	61%	59%
Shareholders’ equity and hybrid debt	9%	9%	8%

Total funding and shareholders’ equity	100%	100%	100%

1.	Includes term deposits, other deposits and an adjustment to eliminate OnePath Australia investments in ANZ deposit products
2.	Includes interest accruals, payables and other liabilities, provisions and net tax provisions, excluding other liabilities in OnePath
3.	Includes net derivative balances, special purpose vehicles, other borrowings and preference share capital Euro hybrids
4.	Long term wholesale funding amounts are stated at original hedged exchange rates. Movements due to currency fluctuations in actual amounts borrowed are classified as short term wholesale funding

REVIEW OF OPERATING RESULTS

Capital Management

	As at
	Mar 12	Sep 11	Mar 11
Common Equity Tier 1[1]	8.9%	8.5%	8.5%
Tier 1[2]	11.3%	10.9%	10.5%
Tier 2	1.3%	1.2%	1.6%

Total capital	12.6%	12.1%	12.1%
Risk weighted assets $M	284,836	279,964	264,236

1.	Common Equity Tier 1 is Tier 1 excluding hybrid Tier 1 capital instruments
2.

ANZ has elected for ANZ Capital No. 1 Pty Ltd (a wholly owned subsidiary and guaranteed by ANZ) to purchase its GBP450 million stapled securities (UK Stapled Securities) on 15 June 2012, and following purchase ANZ has agreed to buy-back and cancel the securities. Irrevocable notices to affect the purchase were issued on 27 April 2012 and as a result the securities will cease to constitute Tier 1 capital from 27 April 2012

Further	details of the components of capital and the capital adequacy calculation are set out on pages 39 to 42

The Basel II Accord principles took effect from 1 January 2008. For calculation of minimum capital requirements under Pillar 1 (Capital Requirements) of the Basel II Accord, ANZ has been accredited by Australian Prudential Regulation Authority (APRA) to use Advanced Internal Ratings Based (AIRB) methodology for credit risk weighted assets and Advanced Measurement Approach (AMA) for the operational risk weighted asset equivalent.

Common Equity Tier 1 Ratio

The Common Equity Tier 1 ratio at March 2012 of 8.9% represents an increase from September 2011 of 40 basis points and an increase from March 2011 of 43 basis points. The key contributors to the increase were:

Half Year
	Mar 12 vs Sep 11		Sep 11 vs Mar 11
Common Equity Tier 1
Underlying profit after preference share dividends	+106bps	($3.0B)	+107bps	($2.8B)
Ordinary share dividends net of reinvestment	-37bps	($1.0B)	-46bps	($1.2B)
Risk weighted assets (excluding FX impact)
Portfolio growth and mix	-26bps		-43bps
Risk migration and Expected Losses in excess of Eligible Provisions	+5bps		+7bps
Portfolio data review	+5bps		+2bps
Non-credit risk	-11bps		0bps
Capital retention in insurance businesses and associates	-1bps		-9bps
Non-underlying profit items	-2bps		-5bps
Capitalised software	-6bps		-9bps
Other items	+7bps		-1bps

Total Common Equity Tier 1 movement	+40bps		+3bps

Tier 1 (in addition to Common Equity Tier 1 above)
Hybrid Tier 1 capital	0bps		+51bps
Additional Tier 1 usage attributable to risk weighted asset growth and other	-7bps		-11bps

Total Tier 1 movement	+33bps		+43bps

REVIEW OF OPERATING RESULTS

Capital management, cont’d

Hybrid Tier 1 Capital

ANZ raises hybrid Tier 1 capital to further strengthen the Group’s capital base and supplement its Common Equity Tier 1 capital position, ensuring compliance with APRA’s prudential capital requirements and meeting Group operating targets for Tier 1. The total amount of qualifying hybrid Tier 1 capital is known as Residual Tier 1 capital which is limited to 25% of Tier 1 capital. Innovative Tier 1 capital, a sub category of Residual Tier 1 capital, is limited to 15% of Tier 1 capital. As at 31 March 2012, ANZ’s hybrid Tier 1 capital usage and instrument details were as follows:

Instrument	$M	% of Net Tier 1 capital	Limit	Amount in issue currency	Accounting classification	Interest rate
UK Stapled Securities[1]	691			£450 million	Debt	Coupon: 6.54%
ANZ Convertible						90 day BBSW + 2.50%
Preference Shares (CPS1)	1,081			$1,081 million	Debt	(gross pay equivalent)
ANZ Convertible						90 day BBSW + 3.10%
Preference Shares (CPS2)	1,969			$1,969 million	Debt	(gross pay equivalent)
ANZ Convertible						180 day BBSW + 3.10%
Preference Shares (CPS3)	1,340			$1,340 million	Debt	(gross pay equivalent)

Non-innovative instruments	5,081

Euro Trust Securities	871			€500 million	Equity	Euribor (3 month) + 0.66%
US Trust Securities	721			USD750 million	Debt	Coupon: 5.36%

Innovative instruments	1,592	5.0%	15%

Residual Tier 1 capital	6,673	20.8%	25%

[1].

ANZ has elected for ANZ Capital No. 1 Pty Ltd (a wholly-owned subsidiary and guaranteed by ANZ) to purchase the UK Stapled Securities on 15 June 2012, and following purchase ANZ has agreed to buy-back and cancel the securities. Irrevocable notices to effect the purchase were issued on 27 April 2012 and as a result the securities will cease to constitute Tier 1 capital from 27 April 2012

Regulatory change

APRA released draft prudential capital standards on 30 March 2012 detailing the implementation of the majority of Basel 3 capital reforms in Australia. APRA is proposing to adopt the Basel 3 reforms with increased capital deductions from Common Equity Tier 1 capital, an increase in capitalisation rates including prescribed minimum capital buffers, tighter requirements around Additional Tier 1 and Tier 2 securities, and transitional arrangements for existing Tier 1 and Tier 2 securities that do not conform to the new regulations.

APRA views the Basel 3 reforms as a minimum and hence has not incorporated some of the concessions proposed in the Basel 3 rules and set higher requirements in other areas which will result in Australian bank Basel 3 reported capital ratios not being directly comparable with international peers.

The expected impact of the proposed changes on ANZ’s capital ratios is set out in the table on the following page.

In addition, APRA is proposing an accelerated implementation timetable for the Basel 3 capital reforms around minimum capital ratios and deductions effective 1 January 2013. Introduction of the prescribed minimum capital buffers will be effective 1 January 2016 and the Leverage Ratio from 1 January 2015.

APRA has yet to release draft capital standards on the Basel 3 reforms dealing with the improvements in capital disclosures, leverage ratio, counterparty credit risk, contingent capital, and measures to address systematic and inter-connected risks. These are expected later in 2012.

REVIEW OF OPERATING RESULTS

Capital management, cont’d

The following table reconciles the March 2012 APRA Basel II capital ratios to the pro forma APRA Basel III ratios, based on our current interpretation of APRA’s 30 March 2012 draft prudential standards. This is then fully aligned to the Basel Committee’s framework including the December 2010 consultation paper.

	Common Equity
	Tier 1 Capital	Tier 1 Capital	Total Capital
APRA March 2012 Basel II	8.9%	11.3%	12.6%
Plus: Dividend not provided for (net of DRP)	0.4%	0.4%	0.4%
Less: Tier 2 capital deductions moved to Common Equity Tier 1
Investment in ADIs and overseas equivalents	(0.4%)	(0.4%)	—
Investment in ANZ insurance subsidiaries including OnePath	(0.4%)	(0.4%)	—
Expected losses in excess of eligible provisions[1]	(0.1%)	(0.1%)	0.1%
Other	(0.1%)	(0.3%)	(0.2%)
Less: 10% reduction of existing hybrid Tier 1 and Tier 2 securities[2]	—	(0.2%)	(0.4%)
Less: estimated increase in RWA[3]	(0.5%)	(0.6%)	(0.7%)

Pro forma ratio—APRA Basel III	7.8%	9.7%	11.8%
Plus: adjustments to fully align to Basel III
10% allowance for investments in insurance subsidiaries and ADIs including overseas equivalents	0.8%	0.7%	0.7%
Up to 5% allowance for deferred tax assets	0.2%	0.2%	0.2%
Other capital items	0.2%	0.3%	0.2%

Pro forma Basel III (fully aligned capital)	9.0%	10.9%	12.9%
Plus: additional APRA Basel II conservative RWA methodologies
Mortgage 20% LGD floor and others	0.5%	0.6%	0.7%
IRRBB RWA (APRA Pillar 1 approach)	0.3%	0.3%	0.4%

Pro forma Basel III fully aligned	9.8%	11.8%	14.0%

1.	APRA alignment to Basel treatment of Expected Losses in excess of Eligible Provisions, gross of associated deferred tax asset
2.

From 1 January 2013 transitional treatment for existing securities on issue will apply. The maximum that can be included in the respective capital base is 90% of the volume of eligible transitional Tier 1 and Tier 2 securities on issue at 1 January 2013. The cap will reduce by 10 percentage points each year until 1 January 2022

3.	Excludes potential impacts arising from APRA’s yet to be released Basel III liquidity reforms

Level 3 Conglomerates (“Level 3”)

APRA has announced that it will proceed with implementing Level 3 Conglomerates prudential standards from April 2013. The standards will regulate a bancassurance group such as ANZ as a single economic entity with minimum capital requirements and maximum risk exposure levels. However, APRA has yet to release any detail beyond their March 2010 Discussion Paper, which did not identify a material impact for ANZ.

Life insurance And General Insurance Capital reforms (“LAGIC”)

APRA is currently undertaking a review of the prudential capital standards as they apply to life insurance and general insurance entities with the view to updating the risk setting prescribed for various business risks, and to more closely align the standards to the capital regulations applied to banking groups for capital targets and class of capital.

APRA released draft prudential standards on 9 December 2011 following industry submissions on the earlier discussion paper. To date, the proposed reforms will not have a material impact on the capital requirements for ANZ.

REVIEW OF OPERATING RESULTS

Capital management, cont’d

		As at			Movement
Qualifying Capital		Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Tier 1
Shareholders’ equity and non-controlling interests		39,443	37,954	35,129	4%	12%
Prudential adjustments to shareholders’ equity	Table 1	(3,170)	(3,479)	(2,637)	-9%	20%

Fundamental Tier 1 capital		36,273	34,475	32,492	5%	12%
Deductions	Table 2	(10,858)	(10,611)	(10,070)	2%	8%

Common Equity Tier 1 capital		25,415	23,864	22,422	6%	13%
Non-innovative Tier 1 capital instruments	Table on 37	5,081	5,111	3,751	-1%	35%
Innovative Tier 1 capital instruments	Table on 37	1,592	1,641	1,597	-3%	0%

Tier 1 capital		32,088	30,616	27,770	5%	16%

Tier 2
Upper Tier 2 capital	Table 3	1,173	1,228	1,166	-4%	1%
Subordinated notes	Table 4	5,757	5,017	6,176	15%	-7%
Deductions	Table 2	(3,217)	(3,071)	(3,055)	5%	5%

Tier 2 capital		3,713	3,174	4,287	17%	-13%

Total qualifying capital		35,801	33,790	32,057	6%	12%

Capital adequacy ratios
Common Equity Tier 1		8.9%	8.5%	8.5%
Tier 1		11.3%	10.9%	10.5%
Tier 2		1.3%	1.2%	1.6%

Total		12.6%	12.1%	12.1%

Risk weighted assets	Table 5	284,836	279,964	264,236	2%	8%

REVIEW OF OPERATING RESULTS

Capital management, cont’d

		As at ($M)			Movement
		Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Table 1: Prudential adjustments to shareholders’ equity
Treasury shares attributable to OnePath policy holders		337	358	359	-6%	-6%
Reclassification of preference share capital		(871)	(871)	(871)	0%	0%
Accumulated retained profits and reserves of insurance, funds management and securitisation entities and associates		(1,444)	(1,686)	(1,274)	-14%	13%
Deferred fee revenue including fees deferred as part of loan yields		425	414	398	3%	7%
Hedging reserve		(133)	(169)	(29)	-21%	large
Available-for-sale reserve		(246)	(126)	(57)	95%	large
Dividend not provided for		(1,769)	(1,999)	(1,662)	-12%	6%
Accrual for Dividend Reinvestment Plans		531	600	499	-12%	6%

Total		(3,170)	(3,479)	(2,637)	-9%	20%

Table 2: Deductions from Tier 1 capital
Unamortised goodwill & other intangibles (excluding OnePath Australia and New Zealand)		(3,017)	(3,027)	(2,855)	0%	6%
Intangible component of investments in OnePath Australia and New Zealand[1]		(2,071)	(2,071)	(2,059)	0%	1%
Capitalised software		(1,660)	(1,490)	(1,263)	11%	31%
Capitalised expenses including loan and lease origination fees		(761)	(688)	(666)	11%	14%
Applicable deferred tax assets (excluding the component relating to the general reserve for impairment of financial assets)		(92)	(136)	(154)	-32%	-40%
Mark-to-market impact of own credit spread		(40)	(128)	(18)	-69%	large

Sub-total		(7,641)	(7,540)	(7,015)	1%	9%
Deductions taken 50% from Tier 1 and 50% from Tier 2	Gross	50%	50%	50%
Investment in ANZ insurance subsidiaries	(599)	(300)	(200)	(200)	50%	50%
Investment in funds management entities	(54)	(27)	(29)	(29)	-7%	-7%
Investment in OnePath Australia and New Zealand	(1,844)	(922)	(906)	(901)	2%	2%
Investment in other Authorised Deposit Taking Institutions and overseas equivalents	(2,235)	(1,118)	(1,151)	(1,162)	-3%	-4%
Expected losses in excess of eligible provisions	(1,049)	(524)	(475)	(473)	10%	11%
Other deductions	(651)	(326)	(310)	(290)	5%	12%

Sub-total	(6,432)	(3,217)	(3,071)	(3,055)	5%	5%

Total		(10,858)	(10,611)	(10,070)	2%	8%

Table 3: Upper Tier 2 capital
Perpetual subordinated notes		943	962	902	-2%	5%
General reserve for impairment of financial assets net of attributable deferred tax asset[2]		230	266	264	-14%	-13%

Total		1,173	1,228	1,166	-4%	1%

Table 4: Subordinated notes3

For capital adequacy calculation purposes, subordinated note issues are reduced by 20% of the original amount over the last four years to maturity and are limited to 50% of Tier 1 capital.

1.	Calculation based on prudential requirements
2.	Under Basel II, this consists of the surplus of the general reserve for impairment of financial assets, net of tax and/or the provisions attributable to the standardised portfolio
3.	The fair value adjustment is excluded for prudential purposes as the prudential standard only permits inclusion of cash received and makes no allowance for hedging

REVIEW OF OPERATING RESULTS

Capital management, cont’d

	As at ($M)			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Table 5: Risk weighted assets
On balance sheet	186,122	183,039	175,661	2%	6%
Commitments	43,571	43,041	37,619	1%	16%
Contingents	9,546	9,536	9,621	0%	-1%
Derivatives	10,926	13,212	10,345	-17%	6%

Total credit risk	250,165	248,828	233,246	1%	7%
Market risk—Traded	4,201	3,046	2,547	38%	65%
Market risk—IRRBB	10,465	8,439	10,112	24%	3%
Operational risk	20,005	19,651	18,331	2%	9%

Total risk weighted assets	284,836	279,964	264,236	2%	8%

	As at ($M)			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Table 6: Credit risk weighted assets by Basel asset class
Subject to Advanced IRB approach
Corporate	101,280	106,120	98,393	-5%	3%
Sovereign	4,669	4,365	3,217	7%	45%
Bank	10,195	9,456	6,958	8%	47%
Residential mortgage	42,684	41,041	40,126	4%	6%
Qualifying revolving retail (credit cards)	7,610	7,468	7,552	2%	1%
Other retail	20,087	19,240	18,485	4%	9%

Credit risk weighted assets subject to Advanced IRB approach	186,525	187,690	174,731	-1%	7%

Credit risk specialised lending exposures subject to slotting criteria	27,903	27,757	26,799	1%	4%

Subject to Standardised approach
Corporate	24,922	22,484	20,680	11%	21%
Residential mortgage	1,445	845	406	71%	large
Qualifying revolving retail (credit cards)	1,933	2,344	2,207	-18%	-12%
Other retail	1,124	1,650	1,710	-32%	-34%

Credit risk weighted assets subject to Standardised approach	29,424	27,323	25,003	8%	18%

Credit risk weighted assets relating to securitisation exposures	1,225	1,136	1,209	8%	1%
Credit risk weighted assets relating to equity exposures	1,235	1,399	1,635	-12%	-24%
Other assets	3,853	3,523	3,869	9%	0%

Total credit risk weighted assets	250,165	248,828	233,246	1%	7%

		Collective Provision		Regulatory Expected Loss
		As at ($M)		As at ($M)
		Mar 12	Sep 11	Mar 12	Sep 11
Table 7: Collective provision and regulatory expected loss by division
Australia		1,050	1,062	2,137	1,890
Asia Pacific, Europe & America		465	501	147	148
Institutional		1,258	1,377	1,407	1,428
New Zealand		429	456	847	904
Group Centre		40	40	—	—
Less: Institutional Asia Pacific, Europe & America		(251)	(263)	(122)	(125)

Underlying collective provision and regulatory expected loss		2,991	3,173	4,416	4,245
Adjustments between statutory and underlying		3	3	18	16

Collective provision and regulatory expected loss		2,994	3,176	4,434	4,261

REVIEW OF OPERATING RESULTS

Capital management, cont’d

	As at ($M)			Movement
	Mar 12	Sep 11	Mar 11	Mar 12	Mar 12
	$M	$M	$M	v. Sep 11	v. Mar 11
Table 8: Expected loss in excess of eligible provisions
Basel expected loss
Defaulted	2,130	1,975	2,018	8%	6%
Non-defaulted	2,304	2,286	2,285	1%	1%

	4,434	4,261	4,303	4%	3%
Less: Qualifying collective provision after tax
Collective provision	(2,994)	(3,176)	(3,177)	-6%	-6%
Non-qualifying collective provision	312	375	271	-17%	15%
Standardised collective provision	296	340	378	-13%	-22%
Deferred tax asset	708	730	719	-3%	-2%

	(1,678)	(1,731)	(1,809)	-3%	-7%
Less: Qualifying individual provision after tax
Individual provision	(1,714)	(1,697)	(1,717)	1%	0%
Standardised individual provision	300	477	429	-37%	-30%
Collective provision on advanced defaulted	(293)	(359)	(259)	-18%	13%

	(1,707)	(1,579)	(1,547)	8%	10%

Gross deduction	1,049	951	947	10%	11%
50/50 deduction (refer table 2)	524	475	473	10%	11%

REVIEW OF OPERATING RESULTS

Deferred acquisition costs and deferred income

The Group recognises deferred acquisition costs relating to the acquisition of interest earning assets as assets. The Group also recognised deferred income that is integral to the yield of an originated financial instrument, net of any direct incremental costs. This income is deferred and recognised as net interest income over the expected life of the financial instrument under AASB 139: ‘Financial Instruments: Recognition and Measurement’. Deferred acquisition costs relating to OnePath Australia are excluded from this analysis.

The balances of deferred acquisition costs and deferred income were:

	Deferred Acquisition Costs[1]			Deferred Income
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 $M	Sep 11 $M	Mar 11 $M
Australia	647	597	583	68	86	95
Asia Pacific, Europe & America	6	—	—	93	86	57
Institutional	—	—	—	312	284	261
New Zealand	44	32	32	30	28	27
Group Centre	64	59	51	—	—	—
Less: Institutional Asia Pacific, Europe & America	—	—	—	(78)	(70)	(42)

Total	761	688	666	425	414	398

1.

Deferred acquisition costs largely include the amounts of brokerage capitalised and amortised in the Australia and New Zealand businesses. Deferred acquisition costs also include capitalised debt raising expenses

Deferred acquisition costs analysis:

	Half Year Mar 2012		Half Year Sep 2011
	Amortisation Charge $M	Capitalised Costs[1] $M	Amortisation Charge $M	Capitalised Costs[1] $M
Australia	173	223	160	174
Asia Pacific, Europe & America	1	7	—	—
Institutional	—	—	—	—
New Zealand	11	23	11	11
Group Centre	12	17	10	18
Less: Institutional Asia Pacific, Europe & America	—	—	—	—

Total	197	270	181	203

1.	Costs capitalised during the year exclude brokerage trailer commissions paid

REVIEW OF OPERATING RESULTS

Software capitalisation

At 31 March 2012, the Group’s intangibles included $1,743 million in relation to costs incurred in acquiring and developing software. Details are set out in the table below:

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Balance at start of period	1,572	1,349	1,217	17%	29%
Software capitalised during the period	324	368	277	-12%	17%
Amortisation during the period	(150)	(127)	(122)	18%	23%
Software impaired/written-off	(1)	(21)	(23)	-95%	-96%
Foreign exchange differences	(2)	3	—	large	n/a

Total software capitalisation	1,743	1,572	1,349	11%	29%
Less: OnePath software (different treatment for Capital calculation)	(83)	(82)	(86)	1%	-3%

Capitalised software as per deductions from Tier 1 capital	1,660	1,490	1,263	11%	31%

Capitalised cost analysis:

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Australia	84	67	48	25%	75%
Asia Pacific, Europe & America	34	61	59	-44%	-42%
Institutional	118	139	91	-15%	30%
New Zealand	13	20	16	-35%	-19%
Group Centre	75	81	63	-7%	19%

Total	324	368	277	-12%	17%

Net book value by division:

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Australia	413	390	399	6%	4%
Asia Pacific, Europe & America	300	283	229	6%	31%
Institutional	653	581	485	12%	35%
New Zealand	72	66	51	9%	41%
Group Centre	305	252	185	21%	65%

Total	1,743	1,572	1,349	11%	29%

SEGMENT REVIEW

CONTENTS

Section 4 – Segment Review

Segment performance

Australia

Australia

Wealth

Asia Pacific, Europe & America

Institutional

New Zealand

Institutional Asia Pacific, Europe & America

Group Centre

SEGMENT REVIEW

Segment Performance

The Group operates on a divisional structure with Australia, Asia Pacific, Europe & America (APEA), Institutional and New Zealand being the major operating divisions. The Group manages Institutional APEA on a matrix structure. Accordingly, the divisional analysis on the following pages reflects this matrix reporting structure.

In February 2012 the Group announced that it had put in place a new senior management structure and other organisational changes designed to further support our super regional aspirations, give focus to areas of growth and opportunity, and to strengthen succession planning within the senior management team. As these changes are implemented it is anticipated that additional reportable segments will be created. The segment disclosures below are unchanged from that reported at 30 September 2011 in line with how the business was managed and reported to the Chief Operating Decision Maker (the Chief Executive Officer) during the reporting period.

March 2012 Half Year

AUD M	Australia	Asia Pacific, Europe & America	Institutional	New Zealand	Group Centre	Less: Institutional Asia Pacific, Europe & America	Group
Net interest income	2,911	684	1,697	897	211	(416)	5,984
Other external operating income	1,160	714	1,072	240	(86)	(380)	2,720

Operating income	4,071	1,398	2,769	1,137	125	(796)	8,704
Operating expenses	(1,813)	(820)	(1,033)	(512)	(191)	349	(4,020)

Profit before credit impair’t and income tax	2,258	578	1,736	625	(66)	(447)	4,684
Provision for credit impairment	(307)	(48)	(185)	(79)	—	54	(565)

Profit before income tax	1,951	530	1,551	546	(66)	(393)	4,119
Income tax expense and non-controlling interests	(586)	(111)	(428)	(149)	42	86	(1,146)

Pro forma profit	1,365	419	1,123	397	(24)	(307)	2,973
Foreign exchange adjustments	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Underlying profit	1,365	419	1,123	397	(24)	(307)	2,973

September 2011 Half Year
AUD M	Australia	Asia Pacific, Europe & America	Institutional	New Zealand	Group Centre	Less: Institutional Asia Pacific, Europe & America	Group
Net interest income	2,974	588	1,604	870	134	(321)	5,849
Other external operating income	1,171	667	786	237	(53)	(298)	2,510

Operating income	4,145	1,255	2,390	1,107	81	(619)	8,359
Operating expenses	(1,758)	(765)	(999)	(513)	(207)	343	(3,899)

Profit before credit impair’t and income tax	2,387	490	1,391	594	(126)	(276)	4,460
Provision for credit impairment	(296)	(68)	(112)	(92)	(40)	56	(552)

Profit before income tax	2,091	422	1,279	502	(166)	(220)	3,908
Income tax expense and non-controlling interests	(627)	(70)	(364)	(147)	73	44	(1,091)

Pro forma profit	1,464	352	915	355	(93)	(176)	2,817
Foreign exchange adjustments	—	(14)	(8)	2	29	8	17

Underlying profit	1,464	338	907	357	(64)	(168)	2,834

March 2012 Half Year vs September 2011 Half Year
%	Australia	Asia Pacific, Europe & America	Institutional	New Zealand	Group Centre	Less: Institutional Asia Pacific, Europe & America	Group
Net interest income	-2%	16%	6%	3%	57%	30%	2%
Other external operating income	-1%	7%	36%	1%	62%	28%	8%

Operating income	-2%	11%	16%	3%	54%	29%	4%
Operating expenses	3%	7%	3%	0%	-8%	2%	3%

Profit before credit impair’t and income tax	-5%	18%	25%	5%	-48%	62%	5%
Provision for credit impairment	4%	-29%	65%	-14%	-100%	-4%	2%

Profit before income tax	-7%	26%	21%	9%	-60%	79%	5%
Income tax expense and non-controlling interests	-7%	59%	18%	1%	-42%	95%	5%

Pro forma profit	-7%	19%	23%	12%	-74%	74%	6%
Foreign exchange adjustments	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Underlying profit	-7%	24%	24%	11%	-63%	83%	5%

SEGMENT REVIEW

March 2012 Half Year

AUD M	Australia	Asia Pacific, Europe & America	Institutional	New Zealand	Group Centre	Less: Institutional Asia Pacific, Europe & America	Group
Net interest income	2,911	684	1,697	897	211	(416)	5,984
Other external operating income	1,160	714	1,072	240	(86)	(380)	2,720
Operating income	4,071	1,398	2,769	1,137	125	(796)	8,704
Operating expenses	(1,813)	(820)	(1,033)	(512)	(191)	349	(4,020)
Profit before credit impair’t and income tax	2,258	578	1,736	625	(66)	(447)	4,684
Provision for credit impairment	(307)	(48)	(185)	(79)	—	54	(565)

Profit before income tax	1,951	530	1,551	546	(66)	(393)	4,119
Income tax expense and non-controlling interests	(586)	(111)	(428)	(149)	42	86	(1,146)

Pro forma profit	1,365	419	1,123	397	(24)	(307)	2,973
Foreign exchange adjustments	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Underlying profit	1,365	419	1,123	397	(24)	(307)	2,973

March 2011 Half Year
AUD M	Australia	Asia Pacific, Europe & America	Institutional	New Zealand	Group Centre	Less: Institutional Asia Pacific, Europe & America	Group
Net interest income	2,900	555	1,563	865	62	(298)	5,647
Other external operating income	1,201	707	1,049	231	(68)	(347)	2,773

Operating income	4,101	1,262	2,612	1,096	(6)	(645)	8,420
Operating expenses	(1,763)	(721)	(952)	(510)	(141)	285	(3,802)

Profit before credit impair’t and income tax	2,338	541	1,660	586	(147)	(360)	4,618
Provision for credit impairment	(414)	(41)	(154)	(75)	(1)	26	(659)

Profit before income tax	1,924	500	1,506	511	(148)	(334)	3,959
Income tax expense and non-controlling interests	(574)	(112)	(425)	(149)	40	84	(1,136)

Pro forma profit	1,350	388	1,081	362	(108)	(250)	2,823
Foreign exchange adjustments	—	2	—	(5)	(1)	(1)	(5)

Underlying profit	1,350	390	1,081	357	(109)	(251)	2,818

March 2012 Half Year vs March 2011 Half Year
%	Australia	Asia Pacific, Europe & America	Institutional	New Zealand	Group Centre	Less: Institutional Asia Pacific, Europe & America	Group
Net interest income	0%	23%	9%	4%	large	40%	6%
Other external operating income	-3%	1%	2%	4%	26%	10%	-2%

Operating income	-1%	11%	6%	4%	large	23%	3%
Operating expenses	3%	14%	9%	0%	35%	22%	6%

Profit before credit impair’t and income tax	-3%	7%	5%	7%	-55%	24%	1%
Provision for credit impairment	-26%	17%	20%	5%	-100%	large	-14%

Profit before income tax	1%	6%	3%	7%	-55%	18%	4%
Income tax expense and non-controlling interests	2%	-1%	1%	0%	5%	2%	1%

Pro forma profit	1%	8%	4%	10%	-78%	23%	5%
Foreign exchange adjustments	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Underlying profit	1%	7%	4%	11%	-78%	22%	6%

SEGMENT REVIEW

Australia

Philip Chronican

Australia division comprises Retail, Commercial and Wealth segments. Retail includes Retail Distribution and Retail Products. Commercial includes Esanda, Regional Commercial Banking, Business Banking and Small Business Banking. Wealth includes Private Wealth and ANZ Funds Management and Insurance.

Australia division results are not impacted by exchange rate movements and therefore are presented on an underlying basis.

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Net interest income	2,911	2,974	2,900	-2%	0%
Other external operating income	1,160	1,171	1,201	-1%	-3%

Operating income	4,071	4,145	4,101	-2%	-1%
Operating expenses	(1,813)	(1,758)	(1,763)	3%	3%

Profit before credit impairment and income tax	2,258	2,387	2,338	-5%	-3%
Provision for credit impairment	(307)	(296)	(414)	4%	-26%

Profit before tax	1,951	2,091	1,924	-7%	1%
Income tax expense and non-controlling interests	(586)	(627)	(574)	-7%	2%

Underlying profit	1,365	1,464	1,350	-7%	1%

Consisting of:
Retail	656	730	692	-10%	-5%
Commercial	530	538	442	-1%	20%
Wealth	179	196	218	-9%	-18%
Other	—	—	(2)	n/a	-100%

Underlying profit	1,365	1,464	1,350	-7%	1%

Balance Sheet
Net loans & advances including acceptances	241,514	231,155	224,930	4%	7%
Other external assets	42,473	41,176	43,822	3%	-3%

External assets	283,987	272,331	268,752	4%	6%

Deposits and other borrowings	135,880	128,490	121,096	6%	12%
Other external liabilities	47,932	46,625	50,114	3%	-4%

External liabilities	183,812	175,115	171,210	5%	7%

Risk weighted assets	88,030	84,295	83,242	4%	6%
Average net loans and advances including acceptances	235,904	227,715	221,769	4%	6%
Average deposits and other borrowings	132,608	124,553	117,022	6%	13%

Ratios
Return on average assets	0.98%	1.08%	1.02%
Net interest average margin	2.45%	2.58%	2.60%
Operating expenses to operating income	44.5%	42.4%	43.0%
Operating expenses to average assets	1.31%	1.29%	1.33%

Individual provision charge	319	370	298	-14%	7%
Individual provision charge as a % of average net advances	0.27%	0.32%	0.27%
Collective provision charge (credit)	(12)	(74)	116	-84%	large
Collective provision charge (credit) as a % of average net advances	(0.01%)	(0.06%)	0.10%
Net impaired assets	704	660	616	7%	14%
Net impaired assets as a % of net advances	0.29%	0.29%	0.27%

Total full time equivalent staff (FTE)	17,669	17,932	17,793	-1%	-1%

SEGMENT REVIEW

Australia

Philip Chronican

•	March 2012 half year compared to September 2011 half year

Profit decreased 7%, with profit before credit impairment and income tax down 5%.

Net interest income decreased 2% driven by a 13 basis points decline in net interest margin, which was partially offset by growth in both average deposits of 6% and average net loans and advances including acceptances of 4%.

Net interest margin declined 13 basis points as a result of pricing pressures on Retail and Commercial deposits and higher wholesale funding costs, which more than offset any benefit from asset repricing late in the half.

Growth in average net loans and advances was driven by above system growth in Mortgages, Small Business Banking and Business Banking. Average deposit growth was very strong, as Retail deposits grew 5% with the majority of growth coming through savings products, primarily Progress and Online Saver, and Mortgage Offset accounts. Average growth of 5% in Commercial deposits was driven by the Small Business Banking and Regional Commercial Banking portfolios.

Other external operating income decreased 1% due to Retail as higher interchange costs resulted in a reduction to merchant services fees, in addition to seasonally lower first half annual fees in Commercial Cards and lower international conversion fees in Consumer Cards. These were largely offset by an uplift in Wealth due to growth in Insurance from improvements in lapse experience and Funds Management driven by realisation of project benefits arising from investment management and custodial arrangements.

Operating expenses were up 3% largely due to inflationary impacts, annual salary increases in October 2011 and higher average FTE levels, which were partly offset by lower discretionary spend. Restructuring costs of $43 million incurred in the half were largely offset by a GST refund of $22 million and the release of existing provisions.

Provision for credit impairment increased 4% in the half, reflecting higher collective provisions, partially offset by lower individual provisions. The increase in collective provision charge was driven by the release of surplus flood provisions in the September half rather than any significant deterioration in the March half. The individual provision charge decreased by 14%, partly reflecting improving farm incomes and write-backs associated with the flood provisioned accounts.

•	March 2012 half year compared to March 2011 half year

Profit increased 1%, with profit before credit impairment and income tax down 3%.

Net interest income was flat due to strong growth in average deposits of 13% and an increase in average net loans and advances of 6%, which were offset by a 15 basis points decline in net interest margin.

Growth in average net loans and advances was driven by Mortgages with a 7% increase in average volumes despite slowing growth in the overall system and improved growth across Commercial mainly through the Business Banking and Small Business Banking lending portfolios. Average deposit growth was very strong, with solid contributions from each of the Retail, Commercial and Wealth deposit portfolios.

Net Interest margin declined 15 basis points over the period as a result of pricing pressures on Retail and Commercial deposits and higher wholesale funding costs. These items more than offset any benefit from asset repricing activity.

Other external operating income decreased 3% due to Wealth as Insurance income declined 17% from deterioration in claims experience and reduced E*Trade income as adverse investor sentiment and subdued market returns impacted volumes along with the occurrence of a one off impairment charge.

Operating expenses were up 3% largely due to inflationary impacts, annual salary increases in October 2011, higher average FTE levels and uplift in restructuring costs, which were partly offset by tighter control of discretionary spending and lower incentive costs.

Provision for credit impairment decreased 26% reflecting a lower collective provision charge partly offset by an increase in individual provision charge. The increase in individual provision charge was predominantly driven by Retail with a large provision raised for a merchant facility. The collective provision reduction reflects the raising of the flood provisions in March 2011 and release of surplus flood provisions not required in current half combined with slower volume growth.

SEGMENT REVIEW

Australia

Philip Chronican

Business operating segments

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Retail
Net interest income	1,688	1,749	1,720	-3%	-2%
Other external operating income	451	468	450	-4%	0%

Operating income	2,139	2,217	2,170	-4%	-1%
Operating expenses	(1,002)	(980)	(961)	2%	4%

Profit before credit impairment and income tax	1,137	1,237	1,209	-8%	-6%
Provision for credit impairment	(199)	(195)	(224)	2%	-11%

Profit before tax	938	1,042	985	-10%	-5%
Income tax expense and non-controlling interests	(282)	(312)	(293)	-10%	-4%

Underlying profit	656	730	692	-10%	-5%

Risk weighted assets	46,948	43,765	43,457	7%	8%

Commercial
Net interest income	1,183	1,174	1,131	1%	5%
Other external operating income	135	137	131	-1%	3%

Operating income	1,318	1,311	1,262	1%	4%
Operating expenses	(451)	(433)	(439)	4%	3%

Profit before credit impairment and income tax	867	878	823	-1%	5%
Provision for credit impairment	(110)	(107)	(192)	3%	-43%

Profit before tax	757	771	631	-2%	20%
Income tax expense and non-controlling interests	(227)	(233)	(189)	-3%	20%

Underlying profit	530	538	442	-1%	20%

Risk weighted assets	38,475	37,878	36,722	2%	5%

Wealth
Net interest income	37	46	44	-20%	-16%
Other external operating income	574	567	620	1%	-7%

Operating income	611	613	664	0%	-8%
Operating expenses	(356)	(340)	(357)	5%	0%

Profit before credit impairment and income tax	255	273	307	-7%	-17%
Provision for credit impairment	2	6	2	-67%	0%

Profit before tax	257	279	309	-8%	-17%
Income tax expense and non-controlling interests	(78)	(83)	(91)	-6%	-14%

Underlying profit	179	196	218	-9%	-18%

Risk weighted assets	2,186	2,235	2,498	-2%	-12%

SEGMENT REVIEW

Australia

Philip Chronican

	Half Year			Movement
Individual provision charge	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Retail	208	204	169	2%	23%
Mortgages	22	23	5	-4%	large
Consumer Cards and Unsecured Lending	148	165	147	-10%	1%
Deposits	7	9	7	-22%	0%
Other	31	7	10	large	large
Commercial	112	168	129	-33%	-13%
Esanda	32	38	42	-16%	-24%
Regional Commercial Banking	32	70	50	-54%	-36%
Business Banking	22	33	16	-33%	38%
Small Business Banking	26	27	21	-4%	24%
Wealth	(1)	(2)	—	-50%	n/a

Underlying individual provision charge	319	370	298	-14%	7%

	Half Year			Movement
Collective provision charge	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Retail	(9)	(9)	55	0%	large
Mortgages	(2)	2	10	large	large
Consumer Cards and Unsecured Lending	1	4	20	-75%	-95%
Deposits	1	(1)	—	large	n/a
Other	(9)	(14)	25	-36%	large
Commercial	(2)	(61)	63	-97%	large
Esanda	9	(12)	(3)	large	large
Regional Commercial Banking	3	2	(9)	50%	large
Business Banking	1	(41)	5	large	-80%
Small Business Banking	9	—	4	n/a	large
Other	(24)	(10)	66	large	large
Wealth	(1)	(4)	(2)	-75%	-50%

Underlying collective provision charge	(12)	(74)	116	-84%	large

SEGMENT REVIEW

Australia

Philip Chronican

	As at ($M)			Movement
Net loans & advances including acceptances	Mar 12	Sep 11	Mar 11	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Retail	189,430	180,711	175,878	5%	8%
Mortgages	178,527	169,924	165,177	5%	8%
Consumer Cards & Unsecured Lending	8,153	8,154	8,052	0%	1%
Other	2,750	2,633	2,649	4%	4%
Commercial	49,339	47,835	46,196	3%	7%
Esanda	14,957	14,481	14,319	3%	4%
Regional Commercial Banking	13,648	13,575	13,071	1%	4%
Business Banking	16,332	15,634	14,991	4%	9%
Small Business Banking	4,432	4,178	3,910	6%	13%
Other	(30)	(33)	(95)	-9%	-68%
Wealth	2,745	2,609	2,856	5%	-4%

Underlying net loans & advances including acceptances	241,514	231,155	224,930	4%	7%

	As at ($M)			Movement
Customer deposits	Mar 12	Sep 11	Mar 11	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Retail	91,912	87,275	82,611	5%	11%
Mortgages	12,221	11,279	10,754	8%	14%
Consumer Cards and Unsecured Lending	233	268	248	-13%	-6%
Deposits	79,359	75,619	71,515	5%	11%
Other	99	109	94	-9%	5%
Commercial	40,847	39,694	37,199	3%	10%
Esanda	129	203	314	-36%	-59%
Regional Commercial Banking	11,358	10,776	10,317	5%	10%
Business Banking	13,537	13,605	13,042	0%	4%
Small Business Banking	15,823	15,110	13,526	5%	17%
Wealth	3,121	1,521	1,286	large	large

Underlying customer deposits	135,880	128,490	121,096	6%	12%

SEGMENT REVIEW

Wealth

Philip Chronican

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Net interest income	37	46	44	-20%	-16%
Other operating income	75	85	88	-12%	-15%
Net funds management and insurance income	499	482	532	4%	-6%

Operating income	611	613	664	0%	-8%
Operating expenses	(356)	(340)	(357)	5%	0%

Profit before credit impairment and income tax	255	273	307	-7%	-17%
Provision for credit impairment	2	6	2	-67%	0%

Profit before income tax	257	279	309	-8%	-17%
Income tax expense and non-controlling interests	(78)	(83)	(91)	-6%	-14%

Profit after tax	179	196	218	-9%	-18%

ANZ Funds Management and Insurance[1]	165	184	198	-10%	-17%
Private Wealth & Other Wealth[2]	13	7	20	86%	-35%
Wholesale Legacy	1	5	—	-80%	n/a

Profit after tax	179	196	218	-9%	-18%

1.	ANZ Funds Management and Insurance includes OnePath Group, ANZ Financial Planning, ANZ General insurance, Lender’s Mortgage Insurance and Online Investment Account
2.	Private Wealth and Other Wealth includes ANZ Private, ANZ Trustees, E*Trade, Investment Lending and Super Concepts and Other Wealth (excluding Wholesale Legacy)

	Half Year			Movement
Net funds management and insurance income	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Net funds management income	198	189	200	5%	-1%
Net insurance income	167	155	201	8%	-17%
Net advice income	81	73	71	11%	14%
Capital investment earnings[3]	53	65	60	-18%	-12%

Total	499	482	532	4%	-6%

3.	Includes yield on shareholder assets, interest and inflation rate impacts on risk and annuity reserves, and mark-to-market movement on capital-guaranteed reserves

	Half Year			Movement
Net insurance income	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Planned profit margin
Group & Individual	178	166	167	7%	7%
General Insurance	20	22	23	-9%	-13%
Experience profit[4]	(31)	(36)	11	-14%	large
Assumption changes[5]	—	3	—	-100%	n/a

Total	167	155	201	8%	-17%

4.	Experience profit variations are gains or losses arising from actual experience differing from plan on Group, Individual and General Insurance business
5.	Assumption changes are gains or losses arising from a change in valuation methods and best estimate assumptions

	Half Year			Movement
Operating expenses	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
ANZ Funds Management and Insurance	(286)	(259)	(281)	10%	2%
Private Wealth & Other Wealth	(70)	(81)	(76)	-14%	-8%

Total	(356)	(340)	(357)	5%	0%

SEGMENT REVIEW

Wealth

Philip Chronican

	Half Year
Performance measures	Mar 12%	Sep 11%	Mar 11%
Cost to income[6]	58.4%	55.5%	53.8%
Funds Management expenses to average funds under management	0.58%	0.60%	0.55%
Insurance expenses to in-force premiums	10.3%	8.7%	10.8%
Retail insurance lapse rates	14.0%	13.3%	12.1%

6.	Cost to income ratio is operating expenses / operating income

	As at ($M)			Movement
Funds under management	Mar 12	Sep 11	Mar 11	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Funds under management—average	41,554	43,127	44,974	-4%	-8%
Funds under management—end of period	42,574	40,798	45,456	4%	-6%

Composed of:
Australian equities	13,368	12,675	16,127	5%	-17%
Global equities	6,366	5,993	7,124	6%	-11%
Cash and fixed interest	17,551	17,110	16,357	3%	7%
Property and infrastructure	2,639	2,516	2,936	5%	-10%
ANZ Trustees	2,650	2,504	2,912	6%	-9%

Total	42,574	40,798	45,456	4%	-6%

Funds Management cashflows	Mar 12 $M	In- flows	Out- flows	Other flows[7]	Sep 11 $M
OneAnswer	15,900	1,124	(1,465)	1,049	15,192
Other Personal Investment	4,904	139	(438)	315	4,888
Mezzanine	1,038	49	(138)	31	1,096
Employer Super	12,745	831	(727)	716	11,925
Oasis	5,337	280	(475)	339	5,193
ANZ Trustees	2,650	53	(23)	116	2,504

Total	42,574	2,476	(3,266)	2,566	40,798

7.	Other flows includes investment income net of taxes, fees and charges and distributions

	As at ($M)			Movement
Insurance annual in-force premiums	Mar 12	Sep 11	Mar 11	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Group	408	502	462	-19%	-12%
Individual	782	749	704	4%	11%
General Insurance	408	388	376	5%	9%

Total	1,598	1,639	1,542	-3%	4%

Insurance in-force book movement	Mar 12 $M	New business $M	Lapses $M	Sep 11 $M
Group	408	8	(102)	502
Individual	782	92	(59)	749
General Insurance	408	90	(70)	388

Total	1,598	190	(231)	1,639

	As at			Movement
Aligned adviser numbers	Mar 12	Sep 11	Mar 11	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Group & aligned financial planners[8]	2,028	2,063	2,131	-2%	-5%

8.	Includes corporate authorised representatives of dealer groups wholly or partially controlled by OnePath Australia, and ANZ Group financial planners

SEGMENT REVIEW

Wealth

Philip Chronican

Embedded value and value of new business (OnePath only)[9]	$M
Embedded value as at September 2011	3,342
Value of new business[10]	105
Expected return[11]	154
Experience deviations and assumption changes[12]	(167)

Sub-total embedded value before economic assumption changes and net transfer	3,434
Economic assumptions change[13]	16
Net transfer[14]	(131)

Embedded value as at March 2012	3,319

9.

Embedded value represents the present value of future profits and releases of capital arising from the business in force at the valuation date and adjusted net assets. It is determined using best estimate assumptions with franking credits included at 70% of face value. Projected cash flows have been discounted using capital asset pricing model risk discount rates of 9.00-10.75%

10.	Value of new business represents the present value of future profits less the cost of capital arising from the new business written over the period

11.	Expected return represents expected increase in value over the period

12.

Experience deviations and assumption changes arise from deviations from and changes to best estimate assumptions underlying the prior year embedded value. The adverse movement is primarily due to higher ongoing management expense assumption for investment business, higher lapse assumption for group insurance and worse than expected lapse experience for retail insurance business

13.	Risk discount rates have reduced by 0-25 basis points over the six month period, leading to a positive impact on Embedded Value

14.	Net transfer represents net capital movements over the period including shares issued ($31 million), cash dividends declared ($131 million) and value of franking credits transferred ($31 million)

OnePath only	As at ($M)
	Mar 12	Sep 11
Total capital resource by equity class
Share capital	1,945	1,914
Reserves	19	11
Retained earnings	530	530
Outside equity interest	6	7

Total OnePath Australia shareholder equity	2,500	2,462
Unsecured loan	432	432

Total OnePath Australia capital resource	2,932	2,894

Total capital resource by asset class
International fixed interest	116	125
Australian fixed interest	207	181
Cash	1,401	1,413

Total OnePath Australia shareholder funds	1,724	1,719
Other including intangibles[15]	1,208	1,175

Total OnePath Australia capital resource	2,932	2,894

15.	Intangibles include goodwill, deferred acquisition cost and capitalised software

SEGMENT REVIEW

Wealth

Philip Chronican

•	March 2012 half year compared to September 2011 half year

Wealth profit after tax was $17 million (9%) lower mainly due to increase in the operating expense base as a result of investments in growth initiatives as well as higher funding costs and a decline in trading volume in E*Trade partially offset by higher net insurance income and net funds management income.

Net interest income was lower due to higher funding costs in Private Wealth.

Other operating income was $10 million (12%) lower predominantly driven by adverse investor sentiment and the uncertain economic environment which negatively impacted on volumes and unfavourable claims experience in the lenders mortgage insurance business. Funds management net income was 5% higher and is mainly driven by realisation of project benefits arising from investment management and custodial arrangements.

Net insurance income increased as a result of the growth in the individual in-force book as well as improvements in lapse experience in the business offset by a deterioration in claims experience.

Net advice income was marginally higher than prior half mainly due to growth in the distribution business driven by productivity benefits.

Operating expenses increased 5% from the prior half as a result of seasonality as well as continued investments in growth initiatives and inflationary cost growth.

•	March 2012 half year compared to March 2011 half year

Wealth profit after tax was $39 million lower mainly due to a deterioration in claims experience in the insurance business as well as reduced trading volumes in E*Trade coupled with a one off impairment charge and higher funding costs.

Net interest income declined by $7 million (16%) mainly due to margin compression as a result of higher funding costs arising from the economic and financial crisis in Europe and the run off of the legacy loan book.

Other operating income declined by 15% which was predominantly driven by adverse investor sentiment and subdued investment market returns negatively impacting on volumes as well as a one off impairment charge.

Net funds management income was marginally lower and is in line with the decline in average funds under management offset by the realisation of project benefits arising from investment management and custodial arrangements.

Net insurance income decreased by $34 million (17%). This is a result of the deterioration in claims experience marginally offset by a small improvement in lapse experience.

Net advice income was $10 million (14%) higher reflecting growth in the distribution business arising from productivity benefits. Operating expenses were flat as costs from growth initiatives were offset by lower discretionary spend.

SEGMENT REVIEW

Wealth

Philip Chronican

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SEGMENT REVIEW

Asia Pacific, Europe & America

Alex Thursby

Asia Pacific, Europe & America (APEA) division includes: Retail, which provides retail and small business banking services and investment and insurance products and services for Asia Pacific customers; Asia Partnerships, which is a portfolio of strategic partnerships in Asia; and Institutional, which offers a full range of financial services to institutional customers.

APEA division results are reported in USD and therefore are presented on an underlying basis. AUD pro forma results are shown on page 93.

	Half Year			Movement
	Mar 12	Sep 11	Mar 11	Mar 12	Mar 12
	USD M	USD M	USD M	v. Sep 11	v. Mar 11
Net interest income	705	609	563	16%	25%
Other external operating income	737	686	712	7%	4%

Operating income	1,442	1,295	1,275	11%	13%
Operating expenses	(846)	(796)	(733)	6%	15%

Profit before credit impairment and income tax	596	499	542	19%	10%
Provision for credit impairment	(49)	(70)	(43)	-30%	14%

Profit before income tax	547	429	499	28%	10%
Income tax expense and non-controlling interests	(115)	(71)	(111)	62%	4%

Underlying profit	432	358	388	21%	11%

Consisting of:
Retail	67	50	57	34%	18%
Asia Partnerships	125	176	151	-29%	-17%
Institutional	316	180	250	76%	26%
Relationship & Infrastructure	(76)	(48)	(70)	58%	9%

Underlying profit	432	358	388	21%	11%

Balance Sheet
Net loans & advances including acceptances	42,356	37,736	31,976	12%	32%
Other external assets	58,174	48,002	34,938	21%	67%

External assets	100,530	85,738	66,914	17%	50%

Customer deposits	73,613	63,080	54,552	17%	35%
Other deposits and borrowings	7,937	7,273	5,343	9%	49%

Deposits and other borrowings	81,550	70,353	59,895	16%	36%
Other external liabilities	22,556	20,173	15,461	12%	46%

External liabilities	104,106	90,526	75,356	15%	38%

Risk weighted assets	65,732	55,695	49,128	18%	34%
Average net loans and advances including acceptances	40,078	36,173	29,313	11%	37%
Average deposits and other borrowings	74,728	67,075	56,944	11%	31%

Ratios
Return on average assets	0.85%	0.80%	1.04%
Net interest average margin	1.58%	1.55%	1.74%
Net interest average margin (excluding Global Markets)	2.60%	2.63%	2.98%
Operating expenses to operating income	58.7%	61.5%	57.5%
Operating expenses to average assets	1.66%	1.79%	1.96%

Individual provision charge	54	80	51	-33%	6%
Individual provision charge as a % of average net advances	0.27%	0.44%	0.35%
Collective provision charge (credit)	(5)	(10)	(8)	-50%	-38%
Collective provision charge (credit) as a % of average net advances	(0.03%)	(0.06%)	(0.05%)
Net impaired assets	313	276	283	13%	11%
Net impaired assets as a % of net advances	0.74%	0.73%	0.89%

Total full time equivalent staff (FTE)	10,726	10,701	10,719	0%	0%

SEGMENT REVIEW

Asia Pacific, Europe & America

Alex Thursby

Commentary reflects USD results

•	March 2012 half year compared to September 2011 half year

Profit increased 21%, driven by strong earnings growth in the Institutional business which increased 76% mainly due to strong performances in Global Markets and Transaction Banking. Global Markets benefited from a recovery in trading income and delivered solid growth in customer-driven revenue. The gain on sale of a credit card portfolio in Taiwan contributed to the higher Retail earnings. Asia Partnerships’ profit contribution was impacted by the impairment charge relating to the carrying value of our investment in Saigon Securities Incorporation (SSI) and lower earnings from Shanghai Rural Commercial Bank (SRCB) but partially offset by the gain on sale of the investment in Saigon Thuong Tin Commercial Joint-Stock Bank (Sacombank).

Key factors affecting the result were:

•	Net interest income increased 16% compared with the September 2011 half year, driven by balance sheet growth and loan repricing in the Institutional business.

•

Other external operating income grew 7%. Strong growth in fees and other income by Global Markets and the gain on sale of the credit card portfolio were partially offset by the SSI impairment charge and lower earnings from Asia Partnerships.

•

Operating expenses increased 6%, reflecting continued but targeted investments in systems, expanding distribution and building front line capability across the region. Employee numbers were similar to the September 2011 half year.

•

Provision charges for credit impairment decreased 30%. Individual provision charges were 33% lower due to higher recoveries in the March 2012 half year achieved mainly in the Retail businesses in Asia (in particular, Taiwan) and higher charges in the September 2011 half year arising from a small number of legacy Institutional positions. Collective provision charges were higher for the March 2012 half year due to the release in the September 2011 half year following the de-risking of the previously RBS-owned portfolios.

•	Net loans and advances increased 12% and customer deposits 17% with the maturity profile of deposits lengthened.

•	Net interest margin was maintained with increased deposit and funding costs largely offset by asset repricing.

•	March 2012 half year compared to March 2011 half year

Profit increased 11% driven by continued growth in the Institutional business (in particular, Global Markets and Transaction Banking). Earnings from the Retail business for the March 2012 and 2011 half years included the gains on sale of the credit card portfolios in Taiwan.

Key factors affecting the result were:

•	Net interest income was 25% higher with solid balance sheet growth across all business lines.

•	Other external operating income increased 4%. Higher contributions from Global Markets and Transaction Banking were partially offset by lower earnings from Asia Partnerships.

•

Operating expenses increased 15%, reflecting continued investments in systems and build-up of regional revenue generating staff and support capabilities. Employee numbers were similar to the March 2011 half year.

•

Provision charges for credit impairment were 14% higher compared with the March 2011 half year. Individual provision charges were 6% higher with the charges arising from a small number of legacy Institutional positions, partially offset by higher recoveries in the Retail businesses in Asia (in particular, Taiwan). Higher collective provision charges for the March 2012 half year were driven by growth in loans and advances.

•	Net loans and advances increased 32% and customer deposits 35% across all business lines.

•	Net interest margin was lower, reflecting increased pricing competition and the product mix impact of de-risking the portfolio.

SEGMENT REVIEW

Asia Pacific, Europe & America

Alex Thursby

Table reflects USD

Business operating segments

	Half Year			Movement
	Mar 12	Sep 11	Mar 11	Mar 12	Mar 12
	USD M	USD M	USD M	v. Sep 11	v. Mar 11
Retail
Net interest income	301	296	278	2%	8%
Other external operating income	188	176	175	7%	7%

Operating income	489	472	453	4%	8%
Operating expenses	(397)	(383)	(359)	4%	11%

Profit before credit impairment and income tax	92	89	94	3%	-2%
Provision for credit impairment	4	(21)	(17)	large	large

Profit before income tax	96	68	77	41%	25%
Income tax expense and non-controlling interests	(29)	(18)	(20)	61%	45%

Underlying profit	67	50	57	34%	18%

Risk weighted assets	13,169	11,601	10,252	14%	28%

Asia Partnerships
Net interest income	(31)	(30)	(28)	3%	11%
Other external operating income	154	202	191	-24%	-19%

Operating income	123	172	163	-28%	-25%
Operating expenses	(4)	(6)	(3)	-33%	33%

Profit before credit impairment and income tax	119	166	160	-28%	-26%
Provision for credit impairment	—	—	—	n/a	n/a

Profit before income tax	119	166	160	-28%	-26%
Income tax expense and non-controlling interests	6	10	(9)	-40%	large

Underlying profit	125	176	151	-29%	-17%

Risk weighted assets	n/a	n/a	n/a	n/a	n/a

Institutional
Net interest income	430	333	306	29%	41%
Other external operating income	393	304	346	29%	14%

Operating income	823	637	652	29%	26%
Operating expenses	(361)	(355)	(293)	2%	23%

Profit before credit impairment and income tax	462	282	359	64%	29%
Provision for credit impairment	(56)	(57)	(27)	-2%	large

Profit before income tax	406	225	332	80%	22%
Income tax expense and non-controlling interests	(90)	(45)	(82)	100%	10%

Underlying profit	316	180	250	76%	26%

Risk weighted assets	51,742	42,167	38,203	23%	35%

SEGMENT REVIEW

Asia Pacific, Europe & America

Alex Thursby

	Half Year			Movement
	Mar 12	Sep 11	Mar 11	Mar 12	Mar 12
Individual provision charge	USD M	USD M	USD M	v. Sep 11	v. Mar 11
Retail	7	32	25	-78%	-72%
Asia	6	26	21	-77%	-71%
Pacific	1	6	4	-83%	-75%
Institutional	47	49	25	-4%	88%
Transaction Banking	(3)	40	15	large	large
Global Loans	13	(12)	(6)	large	large
Global Markets	37	21	16	76%	large
Relationship & Infrastructure	—	(1)	1	-100%	-100%

Underlying individual provision charge	54	80	51	-33%	6%

	Half Year			Movement
	Mar 12	Sep 11	Mar 11	Mar 12	Mar 12
Collective provision charge	USD M	USD M	USD M	v. Sep 11	v. Mar 11
Retail	(11)	(11)	(8)	0%	38%
Asia	(8)	(11)	(6)	-27%	33%
Pacific	(3)	—	(2)	n/a	50%
Institutional	9	8	2	13%	large
Transaction Banking	3	(4)	9	large	-67%
Global Loans	13	13	(4)	0%	large
Global Markets	(7)	(1)	(3)	large	large
Relationship & Infrastructure	(3)	(7)	(2)	-57%	50%

Underlying collective provision charge	(5)	(10)	(8)	-50%	-38%

	As at (USD M)			Movement
				Mar 12	Mar 12
Net loans & advances including acceptances	Mar 12	Sep 11	Mar 11	v. Sep 11	v. Mar 11
Retail	7,701	6,663	5,841	16%	32%
Asia	5,191	4,323	3,668	20%	42%
Pacific	2,510	2,340	2,173	7%	16%
Institutional	34,184	30,687	25,889	11%	32%
Transaction Banking	13,357	11,499	9,596	16%	39%
Global Loans	20,272	18,655	15,641	9%	30%
Other	555	533	652	4%	-15%
Relationship & Infrastructure	471	386	246	22%	91%

Underlying net loans & advances including acceptances	42,356	37,736	31,976	12%	32%

	As at (USD M)			Movement
				Mar 12	Mar 12
Customer deposits	Mar 12	Sep 11	Mar 11	v. Sep 11	v. Mar 11
Retail	16,507	14,252	12,954	16%	27%
Asia	12,347	10,292	9,548	20%	29%
Pacific	4,160	3,960	3,406	5%	22%
Institutional	56,986	48,672	41,463	17%	37%
Transaction Banking	30,422	28,574	21,032	6%	45%
Global Markets	26,469	19,979	19,988	32%	32%
Other	95	119	443	-20%	-79%
Relationship & Infrastructure	120	156	135	-23%	-11%

Underlying customer deposits	73,613	63,080	54,552	17%	35%

SEGMENT REVIEW

Institutional division

Shayne Elliott/Alex Thursby

Institutional provides global financial services to government, corporate and institutional clients. We provide solutions for clients with complex financial needs, based on a deep understanding of their businesses and industries, offering specialist products and services within Transaction Banking, Global Loans and Global Markets.

	Half Year			Movement
	Mar 12	Sep 11	Mar 11	Mar 12	Mar 12
	$M	$M	$M	v. Sep 11	v. Mar 11
Net interest income	1,697	1,604	1,563	6%	9%
Other external operating income	1,072	786	1,049	36%	2%

Operating income	2,769	2,390	2,612	16%	6%
Operating expenses	(1,033)	(999)	(952)	3%	9%

Profit before credit impairment and income tax	1,736	1,391	1,660	25%	5%
Provision for credit impairment	(185)	(112)	(154)	65%	20%

Profit before income tax	1,551	1,279	1,506	21%	3%
Income tax expense and non-controlling interests	(428)	(364)	(425)	18%	1%

Pro forma profit	1,123	915	1,081	23%	4%
Foreign exchange adjustments	n/a	(8)	—	n/a	n/a

Underlying profit	1,123	907	1,081	24%	4%

Consisting of:
Transaction Banking	332	257	214	29%	55%
Global Loans	463	504	467	-8%	-1%
Global Markets	340	131	403	large	-16%
Relationship & Infrastructure	(12)	23	(3)	large	large

Pro forma profit	1,123	915	1,081	23%	4%

Balance Sheet
Net loans & advances including acceptances	95,829	91,474	84,271	5%	14%
Other external assets	137,941	146,394	103,965	-6%	33%

External assets	233,770	237,868	188,236	-2%	24%

Customer deposits	119,920	117,952	99,342	2%	21%
Other deposits and borrowings	8,823	11,077	9,004	-20%	-2%

Deposits and other borrowings	128,743	129,029	108,346	0%	19%
Other external liabilities	60,008	72,304	49,821	-17%	20%

External liabilities	188,751	201,333	158,167	-6%	19%

Risk weighted assets	142,685	140,374	129,362	2%	10%

Ratios
Return on average assets	0.95%	0.84%	1.11%
Net interest average margin	1.83%	1.89%	2.03%
Net interest average margin (excluding Global Markets)	2.89%	2.99%	3.19%
Operating expenses to operating income	37.3%	41.9%	36.6%
Operating expenses to average assets	0.87%	0.92%	0.98%

Individual provision charge	286	75	148	large	93%
Individual provision charge as a % of average net advances	0.61%	0.17%	0.36%
Collective provision charge (credit)	(101)	36	7	large	large
Collective provision charge (credit) as a % of average net advances	(0.21%)	0.08%	0.02%
Net impaired assets	1,996	2,189	2,669	-9%	-25%
Net impaired assets as a % of net advances	2.08%	2.39%	3.17%

Total full time equivalent staff (FTE)	5,839	5,974	5,903	-2%	-1%

SEGMENT REVIEW

Institutional division

Shayne Elliott/Alex Thursby

•	March 2012 half year compared to September 2011 half year

Pro forma profit increased 23% underpinned by strong earnings growth from our priority products of Foreign Exchange, Capital Markets, Cash & Trade and customer segments of Resources, Utilities & Infrastructure, Agribusiness and Financial Institutions. The result shows our increasingly diversified geographic mix with APEA earnings contribution up 74%. Global revenues increased 16%, buoyed by trading and balance sheet revenues following the particularly difficult market conditions in second half 2011.

APEA revenues grew 29% and now represent 29% of Institutional revenue, with Global markets increasing 45% reflecting the investment in capabilities throughout the region. Australia delivered 13% revenue growth, after the particularly challenging market conditions in the prior half.

Customer revenues increased 7% with Resources up 20% and Financial Institutions growing at 15%. Both Agribusiness and Infrastructure were lower for the half with significant deals booked in the prior half. Over 870 new relationships were acquired during the half year.

Our strategic priority product segments grew by 15%,

•

Payments and Cash Management revenues grew 9% on the back of investment in our “Transactive” cash management platforms – with more than 9,660 registered clients and key geographical coverage including Singapore, Hong Kong and Pacific.

•	Trade revenues (excluding Guarantees) were up 22% with 45% growth in Asia driven by a sales focus and strong local market demand.

•	Markets sales were up 16% and FX revenues increased 14% with FX sales revenues now representing 51% of total Global Markets sales revenues.

•	Global Capital Markets revenue is up 38% for the half driven by success in Asia Pacific where ANZ sits 4th on the DCM bond league table (ex-Japan).

Net interest margin (excluding Global Markets) was down 10 basis points with margin compression in the Australia lending book as the credit repricing post GFC runs off and impact of geographic mix with increase in volumes in the lower spread Asia region. Net loans and advances (excluding acceptances) were up $5.0 billion, 5%, with APEA growth of $1.5 billion (5%). Australian lending was up $3.2 billion for the half.

Expenses increased 3% with amortisation and restructuring initiatives the main driver.

Provision for credit impairment increased by 65%, reflecting lower recoveries compared to second half 2011 and a $32 million transfer of derivative credit valuation adjustment recorded in income to the credit impairment provision relating to impaired derivatives. The increase in individual provision also included crystallisation of losses on long standing problem accounts previously covered by collective provisions.

Customer deposit growth continues to be a focus with continued geographic diversification with APEA accounting for 46% of our customer deposit base.

•	March 2012 half year compared to March 2011 half year

Pro forma profit increased 4%, subdued by the strong first half Global Markets results in 2011. Overall total revenue increased 6% with Transaction Banking up 25%, Global Markets up 3% but offset by a fall of 2% in Global Loans.

Our priority product and customer segments continued to deliver strong results:

•

Customer revenue increased $225 million (10%) and over 1600 new relationships were acquired. The priority corporate sectors of natural resources, agribusiness and infrastructure grew at 17% and Financial Institutions grew 25%.

•

Customer deposit growth was 21%. APEA deposit growth of $14.6 billion reflecting our geographic diversification strategy and $5.2 billion in Australia reducing the funding gap. Deposit raising in Europe and America also leveraging our AA rating made up 47% of the APEA growth.

•	Our diversification across the super-region was evidenced by a 31% growth in lending in APEA, with the Asian lending book growing 32% and APEA now representing 35% of the loan portfolio.

•	Markets sales as a proportion of Markets revenues were up 8% to 61% with FX revenues increasing by 23%.

•

Net interest margin (excluding Markets) declined 30 basis points due to competitive pressures in the domestic market, geographic diversification with growth skewed to lower spread Asian region, and relative growth in shorter dated trade assets.

Expenses grew at 9% with ongoing investment in strategic capability builds including cash management and payments infrastructure as well as restructuring in Australia and New Zealand. Expense growth in Asia reflected the build out of foreign exchange capability and investment in cash platforms.

Provisions for credit impairment increased 20% reflecting higher individual provisions (up by $138 million) arising from several industries including Property, Finance and Manufacturing and settlement of Primebroker Securities, offset by a reduction in collective provision charges (down by $108 million) driven by settlement of legacy issues, some upgrades and exits of high risk customers.

SEGMENT REVIEW

Institutional division

Shayne Elliott/Alex Thursby

Business operating segments

	Half Year			Movement
	Mar 12	Sep 11	Mar 11	Mar 12	Mar 12
	$M	$M	$M	v. Sep 11	v. Mar 11
Transaction Banking
Net interest income	431	356	326	21%	32%
Other external operating income	319	312	275	2%	16%

Operating income	750	668	601	12%	25%
Operating expenses	(296)	(293)	(286)	1%	3%

Profit before credit impairment and income tax	454	375	315	21%	44%
Provision for credit impairment	9	(15)	(21)	large	large

Profit before income tax	463	360	294	29%	57%
Income tax expense and non-controlling interests	(131)	(103)	(80)	27%	64%

Pro forma profit	332	257	214	29%	55%
Foreign exchange adjustments	n/a	—	1	n/a	n/a

Underlying profit	332	257	215	29%	54%

Risk weighted assets	28,169	24,189	21,649	16%	30%

Global Loans
Net interest income	919	933	943	-2%	-3%
Other external operating income	97	89	94	9%	3%

Operating income	1,016	1,022	1,037	-1%	-2%
Operating expenses	(253)	(255)	(244)	-1%	4%

Profit before credit impairment and income tax	763	767	793	-1%	-4%
Provision for credit impairment	(134)	(78)	(138)	72%	-3%

Profit before income tax	629	689	655	-9%	-4%
Income tax expense and non-controlling interests	(166)	(185)	(188)	-10%	-12%

Pro forma profit	463	504	467	-8%	-1%
Foreign exchange adjustments	n/a	(1)	3	n/a	n/a

Underlying profit	463	503	470	-8%	-1%

Risk weighted assets	81,985	83,940	78,740	-2%	4%

Global Markets
Net interest income	342	320	293	7%	17%
Other external operating income	642	360	662	78%	-3%

Operating income	984	680	955	45%	3%
Operating expenses	(453)	(460)	(411)	-2%	10%

Profit before credit impairment and income tax	531	220	544	large	-2%
Provision for credit impairment	(60)	(17)	19	large	large

Profit before income tax	471	203	563	large	-16%
Income tax expense and non-controlling interests	(131)	(72)	(160)	82%	-18%

Pro forma profit	340	131	403	large	-16%
Foreign exchange adjustments	n/a	(6)	(4)	n/a	n/a

Underlying profit	340	125	399	large	-15%

Risk weighted assets	32,324	31,951	28,436	1%	14%

SEGMENT REVIEW

Institutional division

Shayne Elliott/Alex Thursby

Analysis of Global Markets income

	Half Year			Movement
Composition of Global Markets pro forma income by product class	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Fixed income	411	215	409	91%	0%
Foreign exchange	381	334	309	14%	23%
Capital markets	83	60	74	38%	12%
Other	109	71	163	54%	-33%

Pro forma Global Markets income	984	680	955	45%	3%

	Half Year			Movement
Composition of Global Markets pro forma income by geography	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Australia	472	283	516	67%	-9%
Asia Pacific, Europe & America	387	272	322	42%	20%
New Zealand	125	125	117	0%	7%

Pro forma Global Markets income	984	680	955	45%	3%

	Half Year			Movement
Composition of Global Markets Pro Forma income by activity	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Sales[1]	604	522	507	16%	19%
Trading[2]	229	71	259	large	-12%
Balance sheet[3]	151	87	189	74%	-20%

Pro forma Global Markets income	984	680	955	45%	3%

	Half Year			Movement
Composition of Global Markets' Sales pro forma income by geography[1]	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Australia	297	258	254	15%	17%
Asia Pacific, Europe & America	231	200	196	16%	18%
New Zealand	76	64	57	19%	33%

Pro forma Global Markets' Sales income	604	522	507	16%	19%

	Half Year			Movement
Composition of Global Markets' Trading and Balance Sheet pro forma income by geography[2,3]	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Australia	175	25	262	large	-33%
Asia Pacific, Europe & America	156	72	126	large	24%
New Zealand	49	61	60	-20%	-18%

Pro forma Global Markets’ Trading and Balance Sheet income	380	158	448	large	-15%

[1].	Sales represents direct client flow business on core products such as fixed income, FX, commodities and capital markets
2.	Trading represents management of the Group’s strategic positions and those taken as part of direct client sales flow
3.	Balance sheet represents hedging of interest rate risk on the Group’s loan and deposit books and the management of the Group’s liquidity portfolio

SEGMENT REVIEW

Institutional division

Shayne Elliott/Alex Thursby

Market risk

Traded market risk

Below are aggregate Value at Risk (VaR) exposures at 97.5% and 99% confidence levels covering both physical and derivatives trading positions for the Bank’s principal trading centres. All figures are in AUD.

97.5% confidence level (1 day holding period)

	As at	High for	Low for	Avg for	As at	High for	Low for	Avg for
	Mar 12	period	period	period	Sep 11	year	year	year
		Mar 12	Mar 12	Mar 12		Sep 11	Sep 11	Sep 11
	$M	$M	$M	$M	$M	$M	$M	$M
Value at Risk at 97.5% confidence
Foreign exchange	3.5	6.9	2.8	4.5	6.0	7.9	0.8	3.1
Interest rate	5.2	6.0	3.5	4.6	4.7	16.1	4.2	9.4
Credit	4.4	5.3	2.7	3.4	3.4	8.5	2.4	5.4
Commodities	2.2	3.2	1.3	2.4	2.0	4.3	1.6	2.6
Equity	1.2	2.9	0.9	1.3	2.5	2.5	0.4	0.9
Diversification benefit	(8.4)	n/a	n/a	(8.7)	(10.4)	n/a	n/a	(10.3)

Total VaR	8.1	9.2	5.7	7.5	8.2	18.8	5.7	11.1

99% confidence level (1 day holding period)

Value at Risk at 99% confidence
Foreign exchange	4.9	8.9	4.3	6.2	7.8	10.9	1.0	4.2
Interest rate	6.4	8.0	4.7	6.1	7.0	26.4	5.4	13.5
Credit	5.9	7.2	3.6	4.7	4.9	10.5	3.2	6.9
Commodities	3.2	4.8	2.0	3.5	3.2	6.5	2.4	4.1
Equity	1.4	4.0	1.1	1.9	3.4	3.5	0.6	1.3
Diversification benefit	(11.9)	n/a	n/a	(12.4)	(14.6)	n/a	n/a	(14.2)

Total VaR	9.9	13.6	7.6	10.0	11.7	29.5	8.3	15.8

Non-traded interest rate risk

Non-traded interest rate risk is managed by Global Markets and relates to the potential adverse impact of changes in market interest rates on future net interest income for the Group. Interest rate risk is reported using various techniques including VaR and scenario analysis to a 1% rate shock.

97.5% confidence level (1 day holding period)

	As at	High for	Low for	Avg for	As at	High for	Low for	Avg for
	Mar 12	period	period	period	Sep 11	year	year	year
		Mar 12	Mar 12	Mar 12		Sep 11	Sep 11	Sep 11
	$M	$M	$M	$M	$M	$M	$M	$M
Value at Risk at 97.5% confidence
Australia	14.5	14.5	9.9	12.7	12.2	20.1	10.5	14.4
New Zealand	12.0	12.0	9.3	10.7	8.1	13.5	7.9	9.3
Asia Pacific, Europe & America	3.8	4.2	3.7	3.9	3.9	5.5	2.3	3.5
Diversification benefit	(13.4)	n/a	n/a	(11.4)	(9.7)	n/a	n/a	(8.0)

Total VaR	16.9	17.6	13.4	15.9	14.5	26.5	13.2	19.2

Impact of 1% rate shock on the next 12 months’ net interest income[1]

							As at
							Mar 12	Sep 11
As at period end							1.87%	1.36%
Maximum exposure							2.40%	1.51%
Minimum exposure							1.28%	0.50%
Average exposure (in absolute terms)							1.81%	1.08%

1.

The impact is expressed as a percentage of net interest income. A positive result indicates that a rate increase is positive for net interest income. Conversely, a negative indicates a rate increase is negative for net interest income.

SEGMENT REVIEW

Institutional division

Shayne Elliott/Alex Thursby

	Half Year			Movement
	Mar 12	Sep 11	Mar 11	Mar 12	Mar 12
Individual provision charge	$M	$M	$M	v. Sep 11	v. Mar 11
Australia	245	33	130	large	88%
Asia Pacific, Europe & America	45	47	24	-4%	88%
New Zealand	(4)	(4)	(7)	0%	-43%

Pro forma individual provision charge	286	76	147	large	95%
Foreign exchange adjustments	n/a	1	1	n/a	n/a

Underlying individual provision charge	286	75	148	large	93%

	Half Year			Movement
	Mar 12	Sep 11	Mar 11	Mar 12	Mar 12
Collective provision charge/(release)	$M	$M	$M	v. Sep 11	v. Mar 11
Australia	(111)	36	7	large	large
Asia Pacific, Europe & America	9	9	2	0%	large
New Zealand	1	(9)	(3)	large	large

Pro forma collective provision charge/(release)	(101)	36	7	large	large
Foreign exchange adjustments	n/a	—	—	n/a	n/a

Underlying collective provision charge/(release)	(101)	36	7	large	large

	As at ($M)			Movement
				Mar 12	Mar 12
Net loans & advances including acceptances	Mar 12	Sep 11	Mar 11	v. Sep 11	v. Mar 11
Australia	57,260	54,559	54,015	5%	6%
Asia Pacific, Europe & America	32,866	31,535	25,055	4%	31%
New Zealand	5,703	5,380	5,201	6%	10%

Underlying net loans & advances including acceptances	95,829	91,474	84,271	5%	14%

	As at ($M)			Movement
				Mar 12	Mar 12
Customer deposits	Mar 12	Sep 11	Mar 11	v. Sep 11	v. Mar 11
Australia	55,823	58,753	50,615	-5%	10%
Asia Pacific, Europe & America	54,789	50,018	40,128	10%	37%
New Zealand	9,308	9,181	8,599	1%	8%

Underlying customer deposits	119,920	117,952	99,342	2%	21%

SEGMENT REVIEW

New Zealand

David Hisco

New Zealand comprises Retail, Commercial and Wealth. Retail provides a full range of banking services to personal customers. Commercial includes Commercial & Agri and Business Banking. Wealth includes Private Banking and OnePath New Zealand.

New Zealand’s results are reported in NZD and therefore are presented on an underlying basis. AUD pro forma results are shown on page 94.

	Half Year			Movement
	Mar 12 NZD M	Sep 11 NZD M	Mar 11 NZD M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Net interest income	1,162	1,129	1,121	3%	4%
Other external operating income	311	307	301	1%	3%

Operating income	1,473	1,436	1,422	3%	4%
Operating expenses	(663)	(664)	(661)	0%	0%

Profit before credit impairment and income tax	810	772	761	5%	6%
Provision for credit impairment	(102)	(119)	(98)	-14%	4%

Profit before income tax	708	653	663	8%	7%
Income tax expense and non-controlling interests	(193)	(190)	(194)	2%	-1%

Underlying profit	515	463	469	11%	10%

Consisting of:
Retail	169	143	136	18%	24%
Commercial	305	288	306	6%	0%
Wealth	41	32	27	28%	52%

Underlying profit	515	463	469	11%	10%

Balance Sheet
Net loans & advances including acceptances	86,576	86,766	88,402	0%	-2%
Other external assets	2,316	2,670	2,716	-13%	-15%

External assets	88,892	89,436	91,118	-1%	-2%

Customer deposits	52,287	50,235	51,054	4%	2%
Other deposits and borrowings	4,454	4,783	2,861	-7%	56%

Deposits and other borrowings	56,741	55,018	53,915	3%	5%
Other external liabilities	16,548	16,822	18,157	-2%	-9%

External liabilities	73,289	71,840	72,072	2%	2%

Risk weighted assets	47,744	48,743	51,000	-2%	-6%
Average net loans and advances including acceptances	86,406	87,583	88,837	-1%	-3%
Average deposits and other borrowings	55,183	54,116	55,171	2%	0%

Ratios
Return on average assets	1.16%	1.02%	1.02%
Net interest average margin	2.65%	2.53%	2.49%
Operating expenses to operating income	45.0%	46.3%	46.5%
Operating expenses to average assets	1.49%	1.46%	1.44%

Individual provision charge	136	174	159	-22%	-14%
Individual provision charge as a % of average net advances	0.31%	0.40%	0.36%
Collective provision charge (credit)	(34)	(55)	(61)	-38%	-44%
Collective provision charge (credit) as a % of average net advances	(0.08%)	(0.13%)	(0.14%)
Net impaired assets	1,165	1,298	1,669	-10%	-30%
Net impaired assets as a % of net advances	1.34%	1.49%	1.89%

Total full time equivalent staff (FTE)	8,651	8,884	9,022	-3%	-4%

SEGMENT REVIEW

New Zealand

David Hisco

Commentary reflects NZD results

•	March 2012 half year compared to September 2011 half year

Business momentum has been maintained into the first half of 2012 notwithstanding the subdued economic conditions that in New Zealand have been characterised by protracted weakness in credit growth. Financial performance improved despite the moderating impact of flat lending volumes, and good progress has been made in simplifying the business. This is realising cost efficiencies that are contributing to an improving cost to income ratio. The simplification program is also enabling our businesses to deliver an improved customer experience. Following on from last year’s success in winning the Sunday Star-Times Canstar Cannex Bank of the Year Award, our Wealth business through OnePath was recently awarded Morningstar Fund Manager of the Year and Kiwisaver Manager of the Year.

Profit before credit impairment and tax for the March 2012 half year increased 5%, with revenue 3% higher from margin improvement, and costs held flat as we continue to tightly manage expenditure. Underlying profit increased 11%, enhanced by a lower credit impairment charge (NZD12 million after tax), and the tax benefit from a reduction in the corporate tax rate from 30% to 28% (NZD14 million).

Key components of the underlying result were:

•

Net interest income increased 3%, with net interest margin stronger at 2.65%. Favourable lending mix has contributed as customers continue to favour variable over fixed rate mortgages. On the liability side our strong funding position has allowed us to focus on improving deposit margins. Lending volumes were flat over the half as households and businesses continued to repay debt and strengthen their financial position, and we maintained our commitment to responsible lending by avoiding mortgage lending above 95% of home value. Customer deposits increased 4%.

•

Other external operating income increased 1%, largely reflecting growth in the Wealth insurance business from favourable lapse and claims experience. Retail fees remained constrained in a competitive environment.

•

Operating expenses were held flat. We have continued to realise efficiency gains from simplifying the business, and in the current environment we have kept in place constraints on discretionary expenditure. The cost to income ratio improved 130 basis points to 45.0%, maintaining the downward trend over four consecutive halves.

•

Provision for credit impairment charge decreased NZD17 million as risk levels continue to reduce. The individual provision charge was NZD38 million lower, with loss rates reducing across all businesses. The commercial result was, in particular, lower as the level of Christchurch earthquake related losses declined. The collective provision result was a credit to profit (release from provision) of NZD34 million, compared with a credit of NZD55 million in the September 2011 half. Excluding a lower credit cycle release (NZD19 million) that reflected the lower level of release required for earthquake related individual provisions, the underlying release was marginally lower (NZD2 million). Credit quality has continued to improve, and there has been some volume roll-off.

•	March 2012 half year compared to March 2011 half year

Underlying profit increased 10% compared with the same half last year, with good revenue growth (4%) supported by strong management of costs and stabilising credit risk.

Key components of the underlying result were:

•

Net interest income increased 4%, reflecting net interest margin improvement of 16 basis points. This was driven by favourable lending mix from an increased proportion of variable rate lending, lower mortgage break costs, and improved deposit margins. Lending volumes declined 2%, with the agri sector in particular still impacted by de-leveraging, although there are signs of this starting to moderate. Customer deposits increased 2%.

•

Other external operating income increased 3%, with the Wealth business delivering strong growth in insurance and funds management, partly offset by lower earnings from the real estate business following the sale of management rights during the second half of 2011. Positive revaluations of net policyholder assets also contributed to the Wealth result. Retail fee growth was constrained, with a marginally lower result reflecting a reduction in the Bonus Bonds management fee implemented during the second half of 2011.

•

Operating expenses were held flat, with inflationary impacts offset by productivity gains and savings from constraints on discretionary expenditure. The cost to income ratio improved 150 basis points compared with the March 2011 half.

•

Provision for credit impairment charge increased NZD4 million, with a NZD23 million lower individual provision charge being offset by a lower release from collective provision. Adjusting for credit cycle releases, the underlying collective provision release was NZD20 million lower than for the March 2011 half as the rate of risk improvement slows from the highs of last year. The total loss rate (total provision charge as a percentage of average lending assets) increased 1 basis point to 0.23%.

SEGMENT REVIEW

New Zealand

David Hisco

Business operating segments

	Half Year			Movement
	Mar 12 NZD M	Sep 11 NZD M	Mar 11 NZD M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Retail
Net interest income	463	444	429	4%	8%
Other external operating income	142	143	143	-1%	-1%

Operating income	605	587	572	3%	6%
Operating expenses	(341)	(341)	(342)	0%	0%

Profit before credit impairment and income tax	264	246	230	7%	15%
Provision for credit impairment	(30)	(43)	(35)	-30%	-14%

Profit before income tax	234	203	195	15%	20%
Income tax expense and non-controlling interests	(65)	(60)	(59)	8%	10%

Underlying profit	169	143	136	18%	24%

Risk weighted assets	16,805	16,820	17,109	0%	-2%

Commercial
Net interest income	679	673	686	1%	-1%
Other external operating income	65	62	65	5%	0%

Operating income	744	735	751	1%	-1%
Operating expenses	(250)	(249)	(249)	0%	0%

Profit before credit impairment and income tax	494	486	502	2%	-2%
Provision for credit impairment	(70)	(76)	(64)	-8%	9%

Profit before income tax	424	410	438	3%	-3%
Income tax expense and non-controlling interests	(119)	(122)	(132)	-2%	-10%

Underlying profit	305	288	306	6%	0%

Risk weighted assets	29,596	30,443	32,457	-3%	-9%

Wealth
Net interest income	14	12	6	17%	large
Other external operating income	106	102	93	4%	14%

Operating income	120	114	99	5%	21%
Operating expenses	(67)	(74)	(70)	-9%	-4%

Profit before credit impairment and income tax	53	40	29	33%	83%
Provision for credit impairment	(2)	—	1	n/a	large

Profit before income tax	51	40	30	28%	70%
Income tax expense and non-controlling interests	(10)	(8)	(3)	25%	large

Underlying profit	41	32	27	28%	52%

Risk weighted assets	942	894	928	5%	2%

SEGMENT REVIEW

New Zealand

David Hisco

	Half Year			Movement
Individual provision charge	Mar 12 NZD M	Sep 11 NZD M	Mar 11 NZD M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Retail	38	40	47	-5%	-19%
Commercial	96	134	113	-28%	-15%
Commercial & Agri	87	112	103	-22%	-16%
Business Banking	9	21	10	-57%	-10%
Wealth	2	—	(1)	n/a	large

Underlying individual provision charge	136	174	159	-22%	-14%

	Half Year			Movement
Collective provision charge	Mar 12 NZD M	Sep 11 NZD M	Mar 11 NZD M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Retail	(8)	3	(12)	large	-33%
Commercial	(26)	(58)	(49)	-55%	-47%
Commercial & Agri	(27)	(58)	(41)	-53%	-34%
Business Banking	1	—	(8)	n/a	large

Underlying collective provision charge	(34)	(55)	(61)	-38%	-44%

	As at (NZD M)			Movement
Net loans & advances including acceptances	Mar 12	Sep 11	Mar 11	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Retail	34,754	35,080	35,691	-1%	-3%
Commercial	50,604	50,402	51,464	0%	-2%
Commercial & Agri	33,620	34,168	35,563	-2%	-5%
Business Banking	16,984	16,234	15,901	5%	7%
Wealth	1,218	1,284	1,247	-5%	-2%

Underlying net loans & advances including acceptances	86,576	86,766	88,402	0%	-2%

	As at (NZD M)			Movement
Customer deposits	Mar 12	Sep 11	Mar 11	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Retail	28,882	27,934	27,830	3%	4%
Commercial	19,087	17,804	18,389	7%	4%
Commercial & Agri	9,538	9,027	9,557	6%	0%
Business Banking	9,549	8,778	8,832	9%	8%
Wealth	4,318	4,497	4,835	-4%	-11%

Underlying customer deposits	52,287	50,235	51,054	4%	2%

SEGMENT REVIEW

Group Centre1

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Net interest income	211	134	62	57%	large
Other external operating income	(86)	(53)	(68)	62%	26%

Operating income	125	81	(6)	54%	large
Operating expenses	(191)	(207)	(141)	-8%	35%

Profit/(Loss) before credit impairment and income tax	(66)	(126)	(147)	-48%	-55%
Provision for credit impairment	—	(40)	(1)	-100%	-100%

Profit/(Loss) before income tax	(66)	(166)	(148)	-60%	-55%
Income tax expense and non-controlling interests	42	73	40	-42%	5%

Pro forma profit/(loss)	(24)	(93)	(108)	-74%	-78%
Foreign exchange adjustments	n/a	29	(1)	n/a	n/a

Underlying profit/(loss)	(24)	(64)	(109)	-63%	-78%

Total full time equivalent staff (FTE)	6,781	6,682	6,291	1%	8%

1.

Group Centre comprises Technology, Global Services & Operations, Group Human Resources, Group Risk Management, Group Treasury (includes the funding component of Treasury results, with the mismatch component being included in Institutional Division’s Global Markets business), Group Strategy and Marketing, Corporate Affairs, Corporate Communications, Group Financial Management and Shareholder Functions

•	March 2012 half year compared to September 2011 half year

The underlying loss of $24 million was $40 million lower than the prior half largely as a result of earnings on higher surplus capital and lower credit loss provisions. Significant factors influencing the result were:

•

Operating income improved $44 million largely due to higher earnings on central capital partly offset by profit recognised on the sale of our Martin Place headquarters in Sydney of $19 million in the September 2011 half. There were offsetting variances between net interest and other income as a result of elimination entries associated with the consolidation of OnePath Australia.

•	Operating expenses reduced $16 million reflecting lower project spend and the impact of productivity initiatives.

•	Provision for credit impairment reduced with a $40 million provision booked in the Centre in the September half to provide for emerging issues resulting from the global uncertainty.

•	March 2012 half year compared to March 2011 half year

The underlying loss of $24 million compared to an underlying loss of $109 million for the March 2011 half. Significant factors influencing the result were:

•

Operating income improved $131 million largely as a result of higher earnings on central capital. There were offsetting variances between net interest and other income as a result of elimination entries associated with the consolidation of OnePath Australia.

•	Operating expenses increased $50 million with increased project related technology expenditure and increased investment in our Chengdu and Manila Hubs.

GEOGRAPHIC REGION RESULTS

CONTENTS

Section 5 – Geographic Region Results

Geographic performance

Australia geography

Asia Pacific, Europe & America geography

New Zealand geography

GEOGRAPHIC REGION RESULTS

Geographic Performance

	Half Year			Movement
Profit after tax	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Australia	1,995	1,922	1,912	4%	4%
Asia Pacific, Europe & America	449	301	389	49%	15%
New Zealand	475	468	363	1%	31%

	2,919	2,691	2,664	8%	10%

Asia Pacific, Europe & America (USD)	463	318	387	46%	20%
New Zealand (NZD)	615	607	478	1%	29%

	Half Year			Movement
Underlying Profit	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Australia	1,991	1,981	1,957	1%	2%
Asia Pacific, Europe & America	455	360	402	26%	13%
New Zealand	527	493	459	7%	15%

	2,973	2,834	2,818	5%	6%

Asia Pacific, Europe & America (USD)	469	380	401	23%	17%
New Zealand (NZD)	684	638	605	7%	13%

	Half Year			Movement
Pro forma profit[1]	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Australia	1,991	1,950	1,961	2%	2%
Asia Pacific, Europe & America	455	374	396	22%	15%
New Zealand	527	493	466	7%	13%

	2,973	2,817	2,823	6%	5%

Asia Pacific, Europe & America (USD)	469	380	401	23%	17%
New Zealand (NZD)	684	638	605	7%	13%

[1]. Refer page 92 for a reconciliation of divisional to geographic region results
	As at ($M)			Movement
Net loans & advances including acceptances by region	Mar 12	Sep 11	Mar 11	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Australia	297,978	284,951	278,154	5%	7%
Asia Pacific, Europe & America	40,722	38,779	30,946	5%	32%
New Zealand	73,892	73,555	70,260	0%	5%

Underlying net loans & advances including acceptances	412,592	397,285	379,360	4%	9%
Non continuing business	36	22	29	64%	24%

Net loans & advances including acceptances	412,628	397,307	379,389	4%	9%

	As at ($M)			Movement
Customer deposits by region	Mar 12	Sep 11	Mar 11	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Australia	186,974	183,216	168,268	2%	11%
Asia Pacific, Europe & America	70,780	64,827	52,797	9%	34%
New Zealand	50,548	48,710	46,226	4%	9%

Underlying customer deposits	308,302	296,753	267,291	4%	15%
Non continuing business	1	1	4	0%	-75%

Customer deposits	308,303	296,754	267,295	4%	15%

GEOGRAPHIC REGION RESULTS

Australia geography

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Net interest income	4,277	4,280	4,134	0%	3%
Other external operating income	1,666	1,517	1,748	10%	-5%

Operating income	5,943	5,797	5,882	3%	1%
Operating expenses	(2,651)	(2,599)	(2,522)	2%	5%

Profit before credit impairment and income tax	3,292	3,198	3,360	3%	-2%
Provision for credit impairment	(441)	(404)	(552)	9%	-20%

Profit before tax	2,851	2,794	2,808	2%	2%
Income tax expense and non-controlling interests	(860)	(844)	(847)	2%	2%

Pro forma profit	1,991	1,950	1,961	2%	2%
Foreign exchange adjustments	n/a	31	(4)	n/a	n/a

Underlying profit	1,991	1,981	1,957	1%	2%
Adjustments between statutory profit and underlying profit	4	(59)	(45)	large	large

Profit	1,995	1,922	1,912	4%	4%

Balance Sheet
Net loans & advances including acceptances	297,978	284,951	278,154	5%	7%
Other external assets	111,887	122,051	106,148	-8%	5%

External assets	409,865	407,002	384,302	1%	7%

Customer deposits	186,974	183,216	168,268	2%	11%
Other deposits and borrowings	61,903	58,798	55,247	5%	12%

Deposits and other borrowings	248,877	242,014	223,515	3%	11%
Other external liabilities	137,521	142,037	135,157	-3%	2%

External liabilities	386,398	384,051	358,672	1%	8%

Risk weighted assets	173,421	174,209	169,587	0%	2%
Average net loans and advances including acceptances	292,520	280,977	274,498	4%	7%
Average deposits and other borrowings	249,596	232,757	217,891	7%	15%

Ratios
Net interest average margin	2.52%	2.61%	2.59%
Net interest average margin (excluding Global Markets)	2.81%	2.91%	2.90%
Operating expenses to operating income (pro forma)	44.6%	44.8%	42.9%
Operating expenses to operating income	44.6%	44.6%	43.1%
Operating expenses to average assets	1.27%	1.29%	1.30%

Individual provision charge	563	402	428	40%	32%
Individual provision charge as a % of average net advances	0.38%	0.29%	0.31%
Collective provision charge (credit)	(122)	2	124	large	large
Collective provision charge (credit) as a % of average net advances	(0.08%)	0.00%	0.09%
Net impaired assets	2,471	2,630	3,052	-6%	-19%
Net impaired assets as a % of net advances	0.83%	0.92%	1.10%

Total full time equivalent staff (FTE)	23,539	24,318	24,475	-3%	-4%

GEOGRAPHIC REGION RESULTS

Asia Pacific, Europe & America geography

Reported in USD, therefore results are presented on an underlying basis

	Half Year			Movement
	Mar 12 USD M	Sep 11 USD M	Mar 11 USD M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Net interest income	676	573	531	18%	27%
Other external operating income	742	683	716	9%	4%

Operating income	1,418	1,256	1,247	13%	14%
Operating expenses	(803)	(758)	(703)	6%	14%

Profit before credit impairment and income tax	615	498	544	23%	13%
Provision for credit impairment	(49)	(70)	(43)	-30%	14%

Profit before income tax	566	428	501	32%	13%
Income tax expense and non-controlling interests	(97)	(48)	(100)	large	-3%

Underlying profit	469	380	401	23%	17%
Adjustments between statutory profit and underlying profit	(6)	(62)	(14)	-90%	-57%

Profit	463	318	387	46%	20%

Geographic segments:
Asia	267	232	252	15%	6%
Pacific	101	88	63	15%	60%
Europe & America	101	60	86	68%	17%

Underlying profit	469	380	401	23%	17%

Balance Sheet
Net loans & advances including acceptances	42,356	37,736	31,977	12%	32%
Other external assets	58,640	48,367	34,095	21%	72%

External assets	100,996	86,103	66,072	17%	53%

Customer deposits	73,616	63,084	54,555	17%	35%
Other deposits and borrowings	7,937	7,283	5,345	9%	48%

Deposits and other borrowings	81,553	70,367	59,900	16%	36%
Other external liabilities	22,407	20,027	14,089	12%	59%

External liabilities	103,960	90,394	73,989	15%	41%

Risk weighted assets	65,776	55,773	49,204	18%	34%
Average net loans and advances including acceptances	40,078	36,173	29,320	11%	37%
Average deposits and other borrowings	74,735	67,080	56,947	11%	31%

Ratios
Net interest average margin	1.46%	1.39%	1.60%
Net interest average margin (excluding Global Markets)	2.36%	2.30%	2.77%
Operating expenses to operating income	56.6%	60.4%	56.4%
Operating expenses to average assets	1.52%	1.64%	1.81%

Individual provision charge	54	80	51	-33%	6%
Individual provision charge as a % of average net advances	0.27%	0.44%	0.35%
Collective provision charge (credit)	(5)	(10)	(8)	-50%	-38%
Collective provision charge (credit) as a % of average net advances	(0.03%)	(0.06%)	(0.05%)
Net impaired assets	313	276	283	13%	11%
Net impaired assets as a % of net advances	0.74%	0.73%	0.89%

Total full time equivalent staff (FTE)	15,698	15,154	14,546	4%	8%

GEOGRAPHIC REGION RESULTS

New Zealand geography

Reported in NZD, therefore results are presented on an underlying basis

	Half Year			Movement
	Mar 12 NZD M	Sep 11 NZD M	Mar 11 NZD M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Net interest income	1,363	1,313	1,285	4%	6%
Other external operating income	433	428	409	1%	6%

Operating income	1,796	1,741	1,694	3%	6%
Operating expenses	(764)	(739)	(759)	3%	1%

Profit before credit impairment and income tax	1,032	1,002	935	3%	10%
Provision for credit impairment	(99)	(102)	(85)	-3%	16%

Profit before income tax	933	900	850	4%	10%
Income tax expense and non-controlling interests	(249)	(262)	(245)	-5%	2%

Underlying profit	684	638	605	7%	13%

Adjustments between statutory profit and underlying profit	(69)	(31)	(127)	large	-46%

Profit	615	607	478	1%	29%

Balance Sheet
Net loans & advances including acceptances	93,817	93,613	95,470	0%	-2%
Other external assets	30,545	35,079	27,764	-13%	10%

External assets	124,362	128,692	123,234	-3%	1%

Customer deposits	64,179	61,994	62,812	4%	2%
Other deposits and borrowings	6,735	7,244	5,537	-7%	22%

Deposits and other borrowings	70,914	69,238	68,349	2%	4%
Other external liabilities	29,466	34,779	31,772	-15%	-7%

External liabilities	100,380	104,017	100,121	-3%	0%

Risk weighted assets	61,165	61,650	63,904	-1%	-4%
Average net loans and advances including acceptances	93,489	94,385	95,540	-1%	-2%
Average deposits and other borrowings	69,843	69,186	70,003	1%	0%

Ratios
Net interest average margin	2.50%	2.40%	2.35%
Net interest average margin (excluding Global Markets)	2.67%	2.55%	2.46%
Operating expenses to operating income	42.5%	42.4%	44.8%
Operating expenses to average assets	1.22%	1.18%	1.23%

Individual provision charge	132	168	151	-21%	-13%
Individual provision charge as a % of average net advances	0.28%	0.36%	0.32%
Collective provision charge (credit)	(33)	(66)	(66)	-50%	-50%
Collective provision charge (credit) as a % of average net advances	(0.07%)	(0.14%)	(0.14%)
Net impaired assets	1,169	1,307	1,684	-11%	-31%
Net impaired assets as a % of net advances	1.25%	1.40%	1.76%

Total full time equivalent staff (FTE)	8,985	9,270	9,365	-3%	-4%

GEOGRAPHIC REGION RESULTS

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PROFIT RECONCILIATION

CONTENTS

Section 6 – Profit Reconciliation

Adjustments between statutory profit and underlying profit

Explanation of adjustments between statutory profit and underlying profit

Reconciliation of statutory profit to underlying profit

Underlying profit by division

Asia Pacific, Europe & America division (AUD)

New Zealand (AUD)

Divisional to Geographic region reconciliation matrix

PROFIT RECONCILIATION

Adjustments between statutory profit and underlying profit

Profit has been adjusted to exclude certain non-core items to arrive at underlying profit, and has been provided to assist readers to understand the result for the ongoing business activities of the Group. These adjustments have been determined on a consistent basis with those made in prior periods. Underlying profit is not subject to audit review. However, the adjustments made in arriving at underlying earnings are included in statutory profit, and are therefore subject to review within the context of the Group condensed financial statements audit review. The external auditor has informed the Audit Committee that the adjustments are based on the guidelines released by the Australian Institute of Company Directors (AICD) and the Financial Services Institute of Australasia (FINSIA), and are consistent with prior period adjustments.

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Statutory profit attributable to shareholders of the Company	2,919	2,691	2,664	8%	10%
Adjustments between statutory profit and underlying profit	54	143	154	-62%	-65%

Underlying profit	2,973	2,834	2,818	5%	6%

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Adjustments between statutory profit and underlying profit
New Zealand technology integration	46	11	75	large	-39%
Acquisition related adjustments	28	54	72	-48%	-61%
Treasury shares adjustment	70	(56)	15	large	large
Changes in New Zealand tax legislation	—	1	(3)	-100%	-100%
Economic hedging—fair value (gains)/losses	22	3	114	large	-81%
Revenue and net investment hedges (gains)/losses	(63)	81	(30)	large	large
NZ managed funds impacts	1	3	(42)	-67%	large
Non continuing businesses
Credit intermediation trades	(46)	41	(45)	large	2%
Other	(4)	5	(2)	large	100%

Total adjustments between statutory profit and underlying profit	54	143	154	-62%	-65%

Explanation of adjustments between statutory profit and underlying profit

•	New Zealand technology integration

Costs of $46 million after tax ($64 million pre tax) were incurred in the March 2012 half in relation to the implementation of a single core banking system across the ANZ and The National Bank networks in New Zealand. The integration was commenced in 2011 with costs incurred of $11 million after tax and $75 million after tax in the September 2011 half and March 2011 half respectively. It is anticipated that approximately a further $15 million will be incurred in the September 2012 half. This project is expected to result in lower operational and technology costs.

•	Acquisition related adjustments

The integration and transaction costs include $6 million ($5 million net of tax) relating to OnePath Australia for delayed project expenditure relating to the integration to ANZ’s Standard Operating Environment and Data Centre, and $6 million ($5 million net of tax) relating to the RBS acquisition for final costs associated with the completion of the Cards integration.

	Pre-tax			Net of tax
	Half Year			Half Year
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 $M	Sep 11 $M	Mar 11 $M
AFS reserve write-off recovery[1]	(5)	(3)	—	(4)	(2)	—
Integration and transaction costs	12	44	66	10	36	53
Amortisation of acquisition related intangibles	29	28	26	22	20	19

Total	36	69	92	28	54	72

1.	Adjusted to reverse recoveries on available-for-sale assets written down through equity by OnePath Australia before obtaining control

PROFIT RECONCILIATION

Explanation of adjustments between statutory profit and underlying profit, cont’d

•	Treasury shares adjustment

ANZ shares held by ANZ in the consolidated managed funds and life business are deemed to be Treasury shares. Realised and unrealised gains and losses from these shares and dividends received on these shares are reversed as these are not permitted to be recognised in income. In deriving underlying profit, these earnings are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares support policyholder liabilities which are revalued in deriving income.

Accordingly, an adjustment to statutory profit of $70 million gain after tax ($76 million gain pre tax) has been recognised (Sep 2011 half: $56 million loss after tax; Mar 2011 half: $15 million gain after tax).

•	Changes in New Zealand tax legislation

In 2010 legislation was passed to reduce the New Zealand corporate tax rate from 30% to 28% and to remove the ability to claim tax depreciation on buildings with an estimated useful life greater than 50 years, effective for the 2011-2012 income tax year. The impact on the value of deferred tax was recognised in our 2010 results with minor adjustments in the September 2011 half and March 2011 half.

•	Economic hedging – fair value gains/(losses) and mark-to-market adjustments on revenue and net investment hedges

The Group enters into economic hedges to manage its interest rate and foreign exchange risk. The application of AASB 139: Financial Instruments – Recognition and Measurement results in volatility within the income statement in relation to economic hedges as follows:

•	approved classes of derivatives not designated in accounting hedge relationships but that are considered to be economic hedges, including hedges of NZD and USD revenue;

•	income/(loss) arising from the use of the fair value option (principally arising from the valuation of the ‘own name’ credit spread on debt issues designated at fair value); and

•	ineffectiveness from designated accounting cash flow, fair value and net investment hedges.

ANZ separately reports the impact of volatility due to economic hedging as the profit or loss resulting from the transactions outlined above will reverse over time to be matched with the profit or loss from the economically hedged item as part of underlying profit.

Funding and lending related swaps are primarily foreign exchange rate swaps which are being used to convert the proceeds of foreign currency debt issuances into floating rate Australian dollar and New Zealand dollar debt (‘funding swaps’). As these swaps do not qualify for hedge accounting, movements in the fair values are recorded in the Income Statement. The main drivers of these fair values are currency basis spreads and the Australian dollar and New Zealand dollar fluctuation against other major funding currencies. This category also includes economic hedges of select structured finance and specialised leasing transactions that do not qualify for hedge accounting. The main drivers of these fair values are Australian and New Zealand yield curves.

Much of the volatility seen from the global markets in 2011 continued in the first half of 2012. The gain in the current period on funding and lending related swaps is primarily attributable to widening AUD/USD spreads. This was partially offset by losses on the currency components of the Group’s offshore funding hedges as a result of the appreciation of the Australian dollar.

Volatility arising from the use of the fair value option on own debt hedged by derivatives has been driven by the narrowing of credit spreads since September 2011.

Appreciation of the AUD against the USD in the first half of the year resulted in gains on hedges of the Group’s USD revenues.

	Half Year
	Mar 12 $M	Sep 11 $M	Mar 11 $M
Impact on income statement
Timing differences where IFRS results in asymmetry between the hedge and hedged items
Funding and lending related swaps	105	(159)	(158)
Use of the fair value option on own debt hedged by derivatives	(127)	158	(3)
Revenue and net investment hedges	90	(119)	43
Ineffective portion of cash flow and fair value hedges	(11)	(11)	6

Profit before tax	57	(131)	(112)

Profit after tax	41	(84)	(84)

Cumulative pre-tax timing differences relating to economic hedging

	As at ($M)
	Mar 12	Sep 11	Mar 11
Timing differences where IFRS results in asymmetry between the hedge and hedged items (before tax)
Funding and lending related swaps	(457)	(562)	(403)
Use of the fair value option on own debt hedged by derivatives	56	183	25
Revenue and net investment hedges	60	(30)	89
Ineffective portion of cash flow and fair value hedges	22	33	44

	(319)	(376)	(245)

PROFIT RECONCILIATION

Explanation of adjustments between statutory profit and underlying profit, cont’d

•	ANZ share of OnePath NZ managed funds impacts

During the March 2011 half year, the collateralised debt obligations held within the Diversified Yield Fund and the Regular Income Fund were sold, resulting in a profit after tax of $42 million ($61 million pre tax). The charge of $3 million after tax during the September 2011 half year comprises the tax liability payable on the final wind up of the Funds.

•	Credit risk on impaired derivatives (nil profit after tax impact)

Reclassification of a charge to income for credit valuation adjustments on defaulted and impaired derivative exposures to provision for credit impairment of $32 million (Sep 2011 half: $2 million reversal; Mar 2011 half: $15 million reversal).

•	Policyholders Tax Gross up (nil profit after tax impact)

For statutory reporting purposes policyholder income tax and other related taxes paid on behalf of policyholders are included in net income from wealth management and the Group’s income tax expense. The gross up of $88 million (Sep 2011 half: $42 million; Mar 2011 half: $166 million) has been excluded from the underlying results.

•	Non continuing businesses

In 2009, Institutional reviewed its existing business portfolio in light of its new strategic and business goals to determine the optimal structure for the division. As a result, new business ceased in several product areas, including the Alternative Assets and Private Equity businesses. The Group’s structured credit intermediation trades are also included within non continuing businesses and will result in the profit/(loss) fluctuating as the credit risk adjustment is impacted by market movements in credit spreads and exchange rate movements. A summary of the impact of non continuing businesses including structured credit intermediation trades follows:

Non continuing businesses

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Net interest income	—	(2)	—	-100%	n/a
Other operating income	71	(35)	58	large	22%

Operating income	71	(37)	58	large	22%
Operating expenses	(7)	(10)	(4)	-30%	75%

Profit before credit impairment and income tax	64	(47)	54	large	19%
Provision for credit impairment	(5)	(9)	—	-44%	n/a

Profit before income tax	59	(56)	54	large	9%
Income tax expense	(9)	10	(7)	large	29%

Profit/(Loss)	50	(46)	47	large	6%

PROFIT RECONCILIATION

Structured credit intermediation trades

ANZ entered into a series of structured credit intermediation trades from 2004 to 2007. The underlying structures involve credit default swaps (CDS) over synthetic collateralised debt obligations (CDOs), portfolios of external collateralised loan obligations (CLOs) or specific bonds/floating rate notes (FRNs). ANZ sold protection using credit default swaps over these structures and then to mitigate risk, purchased protection via credit default swaps over the same structures from eight US financial guarantors.

Being derivatives, both the sold protection and purchased protection are marked-to-market. Prior to the commencement of the global credit crisis, movements in valuations of these positions were not significant and largely offset each other in income. Following the onset of the credit crisis, the purchased protection has provided only a partial offset against movements in valuation of the sold protection because:

•	one of the counterparties to the purchased protection defaulted and many of the remaining were downgraded; and

•	a credit valuation adjustment is applied to the remaining counterparties to the purchased protection reflective of changes to their credit worthiness.

ANZ is actively monitoring this portfolio with a view to reducing the exposure via termination and restructuring of both the bought and sold protection if and when ANZ deems it cost effective relative to the perceived risk associated with a specific trade or counterparty. Costs were incurred in prior periods managing these positions. The notional amount on the outstanding sold trades at March 2012 was US$8.1 billion (Sep 2011: $8.3 billion; Mar 2011: US$8.4 billion).

The cumulative costs include realised losses relating to restructuring of trades in order to reduce risks and realised losses on termination of sold protection trades. It also includes foreign exchange hedging losses.

The credit risk expense on structured credit derivatives remains volatile reflecting the impact of market movements in credit spreads and AUD/USD rates. It is likely there will continue to be volatility in this market value.

The (gain)/loss included in income for these transactions is set out below.

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Credit risk on intermediation trades	(52)	51	(55)	large	-5%

	As at ($M)			Movement
	Mar 12	Sep 11	Mar 11	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Financial impacts on credit intermediation trades
Mark-to-market exposure to financial guarantors	447	803	443	-44%	1%

Cumulative costs relating to financial guarantors
Credit valuation adjustment for outstanding transactions	139	197	143	-29%	-3%
Realised close out and hedge costs	320	314	317	2%	1%

Cumulative life to date costs	459	511	460	-10%	0%

PROFIT RECONCILIATION

Reconciliation of statutory profit to underlying profit

March 2012 Half Year
	Statutory profit							Cash profit
		Less: Adjustments to statutory profit
	$M	Acquisition related adjustments $M	Treasury shares adjustment $M	Policy- holders tax gross up $M	Changes in New Zealand tax legislation $M	Economic hedging - fair value gains/ losses $M	Revenue and investment hedges - MtM $M	$M
Net interest income	5,984	1	—	—	—	—	—	5,983
Fee income	1,218	—	—	—	—	—	—	1,218
Foreign exchange earnings	570	—	—	—	—	4	90	476
Profit on trading instruments	275	—	—	—	—	5	—	270
Net income from wealth mgmt	577	5	(76)	88	—	—	—	560
Other	193	—	—	—	—	(42)	—	235

Other operating income	2,833	5	(76)	88	—	(33)	90	2,759
Operating income	8,817	6	(76)	88	—	(33)	90	8,742

Personnel expenses	(2,517)	(1)	—	—	—	—	—	(2,516)
Premises expenses	(355)	—	—	—	—	—	—	(355)
Computer expenses	(576)	(7)	—	—	—	—	—	(569)
Other expenses	(685)	(34)	—	—	—	—	—	(651)

Operating expenses	(4,133)	(42)	—	—	—	—	—	(4,091)

Profit before credit impairment and tax	4,684	(36)	(76)	88	—	(33)	90	4,651
Provision for credit impairment	(538)	—	—	—	—	—	—	(538)

Profit before income tax	4,146	(36)	(76)	88	—	(33)	90	4,113
Income tax expense	(1,223)	8	6	(88)	—	11	(27)	(1,133)
Non-controlling interests	(4)	—	—	—	—	—	—	(4)

Profit	2,919	(28)	(70)	—	—	(22)	63	2,976

September 2011 Half Year
	Statutory profit							Cash profit
		Less: Adjustments to statutory profit
	$M	Acquisition related adjustments $M	Treasury shares adjustment $M	Policy- holders tax gross up $M	Changes in New Zealand tax legislation $M	Economic hedging - fair value gains/ losses $M	Revenue and investment hedges - MtM $M	$M
Net interest income	5,837	1	—	—	—	(1)	—	5,837
Fee income	1,214	—	—	—	—	—	—	1,214
Foreign exchange earnings	386	—	—	—	—	—	(117)	503
Profit on trading instruments	(108)	—	—	—	—	(21)	—	(87)
Net income from wealth mgmt	663	3	64	42	—	—	—	554
Other	335	—	—	—	—	8	—	327

Other operating income	2,490	3	64	42	—	(13)	(117)	2,511
Operating income	8,327	4	64	42	—	(14)	(117)	8,348

Personnel expenses	(2,367)	(4)	—	—	—	—	—	(2,363)
Premises expenses	(341)	(1)	—	—	—	—	—	(340)
Computer expenses	(536)	(10)	—	—	—	—	—	(526)
Other expenses	(753)	(58)	—	—	—	—	—	(695)

Operating expenses	(3,997)	(73)	—	—	—	—	—	(3,924)

Profit before credit impairment and tax	4,330	(69)	64	42	—	(14)	(117)	4,424
Provision for credit impairment	(562)	—	—	—	—	—	—	(562)

Profit before income tax	3,768	(69)	64	42	—	(14)	(117)	3,862
Income tax expense	(1,074)	14	(8)	(42)	(1)	11	36	(1,084)
Non-controlling interests	(3)	1	—	—	—	—	—	(4)

Profit	2,691	(54)	56	—	(1)	(3)	(81)	2,774

PROFIT RECONCILIATION

March 2012 Half Year
						Underlying		Pro forma
Less: Adjustments to statutory profit						profit		profit
NZ technology integration $M	NZ managed funds impacts $M	Non cont. business - Credit Intermed’n Trades $M	Non cont. business - Other $M	Credit risk on impaired derivatives $M	Total adjustments to statutory profits $M	$M	Foreign exchange adjustments $M	$M
1	(2)	—	—	—	—	5,984	n/a	5,984
—	—	—	—	—	—	1,218	n/a	1,218
—	—	—	—	—	94	476	n/a	476
—	—	52	—	(32)	25	250	n/a	250
—	—	—	—	—	17	560	n/a	560
—	—	—	19	—	(23)	216	n/a	216

—	—	52	19	(32)	113	2,720	n/a	2,720
1	(2)	52	19	(32)	113	8,704	n/a	8,704

(21)	—	—	(6)	—	(28)	(2,489)	n/a	(2,489)
—	—	—	—	—	—	(355)	n/a	(355)
(18)	—	—	—	—	(25)	(551)	n/a	(551)
(25)	—	—	(1)	—	(60)	(625)	n/a	(625)

(64)	—	—	(7)	—	(113)	(4,020)	n/a	(4,020)

(63)	(2)	52	12	(32)	—	4,684	n/a	4,684
—	—	—	(5)	32	27	(565)	n/a	(565)
(63)	(2)	52	7	—	27	4,119	n/a	4,119

17	1	(6)	(3)	—	(81)	(1,142)	n/a	(1,142)
—	—	—	—	—	—	(4)	n/a	(4)

(46)	(1)	46	4	—	(54)	2,973	n/a	2,973

September 2011 Half Year
						Underlying		Pro forma
Less: Adjustments to statutory profit						profit		profit
NZ technology integration $M	NZ managed funds impacts $M	Non cont. business - Credit Intermed’n Trades $M	Non cont. business - Other $M	Credit risk on impaired derivatives $M	Total adjustments to statutory profits $M	$M	Foreign exchange adjustments $M	$M
1	(1)	—	(2)	—	(2)	5,839	10	5,849
—	—	—	1	—	1	1,213	3	1,216
—	(1)	—	—	—	(118)	504	(43)	461
—	2	(51)	—	2	(68)	(40)	3	(37)
—	—	—	—	—	109	554	—	554
—	—	—	15	—	23	312	4	316

—	1	(51)	16	2	(53)	2,543	(33)	2,510
1	—	(51)	14	2	(55)	8,382	(23)	8,359

—	—	—	(9)	—	(13)	(2,354)	(3)	(2,357)
—	—	—	—	—	(1)	(340)	—	(340)
—	—	—	—	—	(10)	(526)	2	(524)
(17)	—	—	(1)	—	(76)	(677)	(1)	(678)

(17)	—	—	(10)	—	(100)	(3,897)	(2)	(3,899)

(16)	—	(51)	4	2	(155)	4,485	(25)	4,460
—	—	—	(9)	(2)	(11)	(551)	(1)	(552)

(16)	—	(51)	(5)	—	(166)	3,934	(26)	3,908
5	(3)	10	—	—	22	(1,096)	9	(1,087)
—	—	—	—	—	1	(4)	—	(4)

(11)	(3)	(41)	(5)	—	(143)	2,834	(17)	2,817

PROFIT RECONCILIATION

March 2011 Half Year
	Statutory	Less: Adjustments to statutory profit						Cash
	profit					Economic	Revenue	profit
	$M	Acquisition related adjustments $M	Treasury shares adjustment $M	Policy- holders tax gross up $M	Changes in New Zealand tax legislation $M	hedging - fair value gains/ losses $M	and investment hedges - MtM $M	$M
Net interest income	5,646	1	—	—	—	1	—	5,644
Fee income	1,177	—	—	—	—	—	—	1,177
Foreign exchange earnings	431	—	—	—	—	—	43	388
Profit on trading instruments	464	—	—	—	—	—	—	464
Net income from wealth mgmt	742	—	(16)	166	—	—	—	592
Other	145	—	—	—	—	(155)	—	300

Other operating income	2,959	—	(16)	166	—	(155)	43	2,921
Operating income	8,605	1	(16)	166	—	(154)	43	8,565

Personnel expenses	(2,397)	(20)	—	—	—	—	—	(2,377)
Premises expenses	(344)	(3)	—	—	—	—	—	(341)
Computer expenses	(505)	(9)	—	—	—	—	—	(496)
Other expenses	(780)	(61)	—	—	—	—	—	(719)

Operating expenses	(4,026)	(93)	—	—	—	—	—	(3,933)

Profit before credit impairment and tax	4,579	(92)	(16)	166	—	(154)	43	4,632
Provision for credit impairment	(675)	—	—	—	—	—	—	(675)

Profit before income tax	3,904	(92)	(16)	166	—	(154)	43	3,957
Income tax expense	(1,235)	20	1	(166)	3	40	(13)	(1,120)
Non-controlling interests	(5)	—	—	—	—	—	—	(5)

Profit	2,664	(72)	(15)	—	3	(114)	30	2,832

PROFIT RECONCILIATION

March 2012 Half Year

Less: Adjustments to statutory profit						Underlying		Pro forma
		Non cont.				profit		profit
NZ technology integration $M	NZ managed funds impacts $M	business - Credit Intermed’n Trades $M	Non cont. business - Other $M	Credit risk on impaired derivatives $M	Total adjustments to statutory profits $M	$M	Foreign exchange adjustments $M	$M
1	1	—	—	—	4	5,642	5	5,647
—	—	—	2	—	2	1,175	(4)	1,171
—	—	—	—	—	43	388	(4)	384
—	60	55	—	15	130	334	(2)	332
—	—	—	—	—	150	592	—	592
—	—	—	1	—	(154)	299	(5)	294

—	60	55	3	15	171	2,788	(15)	2,773
1	61	55	3	15	175	8,430	(10)	8,420

(18)	—	—	(4)	—	(42)	(2,355)	11	(2,344)
—	—	—	—	—	(3)	(341)	2	(339)
—	—	—	—	—	(9)	(496)	4	(492)
(90)	—	—	—	—	(151)	(629)	2	(627)

(108)	—	—	(4)	—	(205)	(3,821)	19	(3,802)

(107)	61	55	(1)	15	(30)	4,609	9	4,618
—	—	—	—	(15)	(15)	(660)	1	(659)

(107)	61	55	(1)	—	(45)	3,949	10	3,959
32	(19)	(10)	3	—	(109)	(1,126)	(5)	(1,131)
—	—	—	—	—	—	(5)	—	(5)

(75)	42	45	2	—	(154)	2,818	5	2,823

PROFIT RECONCILIATION

Underlying profit by division – Australia

March 2012 Half Year

$M	Retail	Commercial	Wealth	Other	Australia
Net interest income	1,688	1,183	37	3	2,911
Other external operating income	451	135	574	—	1,160

Operating income	2,139	1,318	611	3	4,071
Operating expenses	(1,002)	(451)	(356)	(4)	(1,813)

Profit before credit impairment and income tax	1,137	867	255	(1)	2,258
Provision for credit impairment	(199)	(110)	2	—	(307)

Profit before tax	938	757	257	(1)	1,951
Income tax expense and non-controlling interests	(282)	(227)	(78)	1	(586)

Underlying profit	656	530	179	—	1,365

September 2011 Half Year

$M	Retail	Commercial	Wealth	Other	Australia
Net interest income	1,749	1,174	46	5	2,974
Other external operating income	468	137	567	(1)	1,171

Operating income	2,217	1,311	613	4	4,145
Operating expenses	(980)	(433)	(340)	(5)	(1,758)

Profit before credit impairment and income tax	1,237	878	273	(1)	2,387
Provision for credit impairment	(195)	(107)	6	—	(296)

Profit before tax	1,042	771	279	(1)	2,091
Income tax expense and non-controlling interests	(312)	(233)	(83)	1	(627)

Underlying profit	730	538	196	—	1,464

March 2011 Half Year

$M	Retail	Commercial	Wealth	Other	Australia
Net interest income	1,720	1,131	44	5	2,900
Other external operating income	450	131	620	—	1,201

Operating income	2,170	1,262	664	5	4,101
Operating expenses	(961)	(439)	(357)	(6)	(1,763)

Profit before credit impairment and income tax	1,209	823	307	(1)	2,338
Provision for credit impairment	(224)	(192)	2	—	(414)

Profit before tax	985	631	309	(1)	1,924
Income tax expense and non-controlling interests	(293)	(189)	(91)	(1)	(574)

Underlying profit	692	442	218	(2)	1,350

PROFIT RECONCILIATION

Underlying profit by division – Asia Pacific, Europe & America

March 2012 Half Year
USD M	Retail	Asia Partnerships	Institutional	Relationship & Infrastructure	Asia Pacific, Europe & America
Net interest income	301	(31)	430	5	705
Other external operating income	188	154	393	2	737

Operating income	489	123	823	7	1,442
Operating expenses	(397)	(4)	(361)	(84)	(846)

Profit before credit impairment and income tax	92	119	462	(77)	596
Provision for credit impairment	4	—	(56)	3	(49)

Profit before income tax	96	119	406	(74)	547
Income tax expense and non-controlling interests	(29)	6	(90)	(2)	(115)

Underlying profit	67	125	316	(76)	432

September 2011 Half Year
USD M	Retail	Asia Partnerships	Institutional	Relationship & Infrastructure	Asia Pacific, Europe & America
Net interest income	296	(30)	333	10	609
Other external operating income	176	202	304	4	686

Operating income	472	172	637	14	1,295
Operating expenses	(383)	(6)	(355)	(52)	(796)

Profit before credit impairment and income tax	89	166	282	(38)	499
Provision for credit impairment	(21)	—	(57)	8	(70)

Profit before income tax	68	166	225	(30)	429
Income tax expense and non-controlling interests	(18)	10	(45)	(18)	(71)

Underlying profit	50	176	180	(48)	358

March 2011 Half Year
USD M	Retail	Asia Partnerships	Institutional	Relationship & Infrastructure	Asia Pacific, Europe & America
Net interest income	278	(28)	306	7	563
Other external operating income	175	191	346	—	712

Operating income	453	163	652	7	1,275
Operating expenses	(359)	(3)	(293)	(78)	(733)

Profit before credit impairment and income tax	94	160	359	(71)	542
Provision for credit impairment	(17)	—	(27)	1	(43)

Profit before income tax	77	160	332	(70)	499
Income tax expense and non-controlling interests	(20)	(9)	(82)	—	(111)

Underlying profit	57	151	250	(70)	388

PROFIT RECONCILIATION

Underlying profit by division – Institutional

March 2012 Half Year
AUD M	Transaction Banking	Global Loans	Global Markets	Relationship & Infrastructure	Institutional
Net interest income	431	919	342	5	1,697
Other external operating income	319	97	642	14	1,072

Operating income	750	1,016	984	19	2,769
Operating expenses	(296)	(253)	(453)	(31)	(1,033)

Profit before credit impair’t and income tax	454	763	531	(12)	1,736
Provision for credit impairment	9	(134)	(60)	—	(185)

Profit before income tax	463	629	471	(12)	1,551
Income tax expense and non-controlling interests	(131)	(166)	(131)	—	(428)

Underlying profit	332	463	340	(12)	1,123

September 2011 Half Year
AUD M	Transaction Banking	Global Loans	Global Markets	Relationship & Infrastructure	Institutional
Net interest income	354	930	320	(5)	1,599
Other external operating income	311	89	350	24	774

Operating income	665	1,019	670	19	2,373
Operating expenses	(291)	(254)	(457)	8	(994)

Profit before credit impair’t and income tax	374	765	213	27	1,379
Provision for credit impairment	(14)	(78)	(17)	(2)	(111)

Profit before income tax	360	687	196	25	1,268
Income tax expense and non-controlling interests	(103)	(184)	(71)	(3)	(361)

Underlying profit	257	503	125	22	907

March 2011 Half Year
AUD M	Transaction Banking	Global Loans	Global Markets	Relationship & Infrastructure	Institutional
Net interest income	329	946	293	2	1,570
Other external operating income	277	95	660	17	1,049

Operating income	606	1,041	953	19	2,619
Operating expenses	(288)	(246)	(415)	(10)	(959)

Profit before credit impair’t and income tax	318	795	538	9	1,660
Provision for credit impairment	(22)	(137)	19	(15)	(155)

Profit before income tax	296	658	557	(6)	1,505
Income tax expense and non-controlling interests	(81)	(188)	(158)	3	(424)

Underlying profit	215	470	399	(3)	1,081

PROFIT RECONCILIATION

Underlying profit by division – New Zealand

March 2012 Half Year
NZD M	Retail	Commercial	Wealth	Operations & Support	New Zealand
Net interest income	463	679	14	6	1,162
Other external operating income	142	65	106	(2)	311

Operating income	605	744	120	4	1,473
Operating expenses	(341)	(250)	(67)	(5)	(663)

Profit before credit impairment and income tax	264	494	53	(1)	810
Provision for credit impairment	(30)	(70)	(2)	—	(102)

Profit before income tax	234	424	51	(1)	708
Income tax expense and non-controlling interests	(65)	(119)	(10)	1	(193)

Underlying profit	169	305	41	—	515

September 2011 Half Year
NZD M	Retail	Commercial	Wealth	Operations & Support	New Zealand
Net interest income	444	673	12	—	1,129
Other external operating income	143	62	102	—	307

Operating income	587	735	114	—	1,436
Operating expenses	(341)	(249)	(74)	—	(664)

Profit before credit impairment and income tax	246	486	40	—	772
Provision for credit impairment	(43)	(76)	—	—	(119)

Profit before income tax	203	410	40	—	653
Income tax expense and non-controlling interests	(60)	(122)	(8)	—	(190)

Underlying profit	143	288	32	—	463

March 2011 Half Year
NZD M	Retail	Commercial	Wealth	Operations & Support	New Zealand
Net interest income	429	686	6	—	1,121
Other external operating income	143	65	93	—	301

Operating income	572	751	99	—	1,422
Operating expenses	(342)	(249)	(70)	—	(661)

Profit before credit impairment and income tax	230	502	29	—	761
Provision for credit impairment	(35)	(64)	1	—	(98)

Profit before income tax	195	438	30	—	663
Income tax expense and non-controlling interests	(59)	(132)	(3)	—	(194)

Underlying profit	136	306	27	—	469

PROFIT RECONCILIATION

Divisional to Geographic region reconciliation matrix

March 2012 Half Year

	Geographies
AUD M	Australia	Asia Pacific, Europe & America	New Zealand	Pro forma
Divisions
Australia	1,362	3	n/a	1,365
Asia Pacific, Europe & America	(34)	453	n/a	419
Institutional	682	307	134	1,123
New Zealand	n/a	n/a	397	397
Group Centre	(19)	(1)	(4)	(24)
Less: Institutional Asia Pacific, Europe & America	n/a	(307)	n/a	(307)

Pro forma profit	1,991	455	527	2,973
Foreign exchange adjustments	n/a	n/a	n/a	n/a

Underlying profit	1,991	455	527	2,973
Adjustments between statutory profit and underlying profit	4	(6)	(52)	(54)
Profit	1,995	449	475	2,919

September 2011 Half Year

AUD M
Divisions
Australia	1,462	2	n/a	1,464
Asia Pacific, Europe & America	(31)	383	n/a	352
Institutional	599	176	140	915
New Zealand	n/a	n/a	355	355
Group Centre	(80)	(11)	(2)	(93)
Less: Institutional Asia Pacific, Europe & America	n/a	(176)	n/a	(176)

Pro forma profit	1,950	374	493	2,817
Foreign exchange adjustments	31	(14)	—	17

Underlying profit	1,981	360	493	2,834
Adjustments between statutory profit and underlying profit	(59)	(59)	(25)	(143)
Profit	1,922	301	468	2,691

March 2011 Half Year

AUD M
Divisions
Australia	1,348	2	n/a	1,350
Asia Pacific, Europe & America	(16)	404	n/a	388
Institutional	703	250	128	1,081
New Zealand	n/a	n/a	362	362
Group Centre	(74)	(10)	(24)	(108)
Less: Institutional Asia Pacific, Europe & America	n/a	(250)	n/a	(250)

Pro forma profit	1,961	396	466	2,823
Foreign exchange adjustments	(4)	6	(7)	(5)

Underlying profit	1,957	402	459	2,818
Adjustments between statutory profit and underlying profit	(45)	(13)	(96)	(154)
Profit	1,912	389	363	2,664

PROFIT RECONCILIATION

Asia Pacific, Europe & America

Alex Thursby

Table reflects AUD for the APEA division

USD results shown on page 58

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Net interest income	684	588	555	16%	23%
Other external operating income	714	667	707	7%	1%

Operating income	1,398	1,255	1,262	11%	11%
Operating expenses	(820)	(765)	(721)	7%	14%

Profit before credit impairment and income tax	578	490	541	18%	7%
Provision for credit impairment	(48)	(68)	(41)	-29%	17%

Profit before income tax	530	422	500	26%	6%
Income tax expense and non-controlling interests	(111)	(70)	(112)	59%	-1%

Pro forma profit	419	352	388	19%	8%
Foreign exchange adjustments	n/a	(14)	2	n/a	n/a

Underlying profit	419	338	390	24%	7%

Consisting of:
Retail	65	48	59	35%	10%
Asia Partnerships	121	172	149	-30%	-19%
Institutional	307	176	250	74%	23%
Relationship & Infrastructure	(74)	(44)	(70)	68%	6%

Pro forma profit	419	352	388	19%	8%

Balance Sheet
Net loans & advances including acceptances	40,723	38,779	30,946	5%	32%
Other external assets	55,931	49,329	33,811	13%	65%

External assets	96,654	88,108	64,757	10%	49%

Customer deposits	70,776	64,824	52,795	9%	34%
Other deposits and borrowings	7,630	7,474	5,170	2%	48%

Deposits and other borrowings	78,406	72,298	57,965	8%	35%
Other external liabilities	21,686	20,730	14,962	5%	45%

External liabilities	100,092	93,028	72,927	8%	37%

Risk weighted assets	63,198	57,234	47,545	10%	33%
Average net loans and advances including acceptances	38,837	34,444	29,443	13%	32%
Average deposits and other borrowings	72,414	63,795	57,195	14%	27%

Ratios
Return on average assets	0.85%	0.80%	1.04%
Net interest average margin	1.58%	1.55%	1.74%
Net interest average margin (excluding Global Markets)	2.60%	2.63%	2.98%
Operating expenses to operating income (pro forma)	58.7%	61.0%	57.1%
Operating expenses to operating income	58.7%	61.5%	57.5%
Operating expenses to average assets	1.66%	1.79%	1.96%

Individual provision charge	52	77	52	-32%	0%
Individual provision charge as a % of average net advances	0.27%	0.44%	0.35%
Collective provision charge (credit)	(4)	(10)	(9)	-60%	-56%
Collective provision charge (credit) as a % of average net advances	(0.03%)	(0.06%)	(0.05%)
Net impaired assets	301	284	274	6%	10%
Net impaired assets as a % of net advances	0.74%	0.73%	0.89%

Total full time equivalent staff (FTE)	10,726	10,701	10,719	0%	0%

PROFIT RECONCILIATION

New Zealand

David Hisco

Table reflects AUD for New Zealand

NZD results shown on page 68

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Net interest income	897	870	865	3%	4%
Other external operating income	240	237	231	1%	4%

Operating income	1,137	1,107	1,096	3%	4%
Operating expenses	(512)	(513)	(510)	0%	0%

Profit before credit impairment and income tax	625	594	586	5%	7%
Provision for credit impairment	(79)	(92)	(75)	-14%	5%

Profit before income tax	546	502	511	9%	7%
Income tax expense and non-controlling interests	(149)	(147)	(149)	1%	0%

Pro forma profit	397	355	362	12%	10%
Foreign exchange adjustments	n/a	2	(5)	n/a	n/a

Underlying profit	397	357	357	11%	11%

Consisting of:
Retail	130	109	105	19%	24%
Commercial	235	222	236	6%	0%
Wealth	32	24	21	33%	52%

Pro forma profit	397	355	362	12%	10%

Balance Sheet
Net loans & advances including acceptances	68,189	68,174	65,059	0%	5%
Other external assets	1,824	2,099	1,999	-13%	-9%

External assets	70,013	70,273	67,058	0%	4%

Customer deposits	41,182	39,471	37,572	4%	10%
Other deposits and borrowings	3,508	3,758	2,106	-7%	67%

Deposits and other borrowings	44,690	43,229	39,678	3%	13%
Other external liabilities	13,034	13,218	13,363	-1%	-2%

External liabilities	57,724	56,447	53,041	2%	9%

Risk weighted assets	37,604	38,299	37,533	-2%	0%
Average net loans and advances including acceptances	66,678	67,659	67,516	-1%	-1%
Average deposits and other borrowings	42,584	41,807	41,930	2%	2%

Ratios
Return on average assets	1.16%	1.02%	1.02%
Net interest average margin	2.65%	2.53%	2.49%
Operating expenses to operating income	45.0%	46.3%	46.5%
Operating expenses to average assets	1.49%	1.46%	1.44%

Individual provision charge	105	134	121	-22%	-13%
Individual provision charge as a % of average net advances	0.31%	0.40%	0.36%
Collective provision charge (credit)	(26)	(42)	(47)	-38%	-45%
Collective provision charge (credit) as a % of average net advances	(0.08%)	(0.13%)	(0.14%)
Net impaired assets	917	1,019	1,228	-10%	-25%
Net impaired assets as a % of net advances	1.34%	1.49%	1.89%

Total full time equivalent staff (FTE)	8,651	8,884	9,022	-3%	-4%

Australia and New Zealand Banking Group Limited

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Half year ended

31 March 2012

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – TABLE OF CONTENTS

DIRECTORS’ REPORT

The Directors present their report on the Condensed Consolidated Financial Statements for the half year ended 31 March 2012.

Directors

The names of the Directors of the Company who held office during and since the end of the half year are:

Mr JP Morschel	Chairman

Mr MRP Smith, OBE – Chief Executive Officer	Director and Chief Executive Officer

Dr GJ Clark	Director

Ms PJ Dwyer	Director (appointment effective 1 April 2012)

Mr PAF Hay	Director

Mr Lee Hsien Yang	Director

Mr IJ Macfarlane, AC	Director

Mr DE Meiklejohn, AM	Director

Ms AM Watkins	Director

Result

The consolidated profit attributable to shareholders of the Company was $2,919 million. Further details are contained in the Review of Operating Results on pages 14 to 44 and in the Condensed Consolidated Financial Statements.

Review of operations

A review of the operations of the Group during the half year and the results of those operations are contained in the Review of Operating Results on pages 14 to 44 and those references form part of this report.

Lead auditor’s independence declaration

The lead auditor’s independence declaration given under section 307C of the Corporations Act 2001 (as amended) is set out on page 126 and forms part of the Directors’ Report for the half year ended 31 March 2012.

Rounding of amounts

The Parent Entity is an entity of the kind referred to in the Australian Securities and Investments Commission class order 98/100 dated 10 July 1998 (as amended). Consequently, amounts in these Condensed Consolidated Financial Statements have been rounded to the nearest million dollars, except where otherwise indicated.

Significant event since balance date

There are no significant events from 31 March 2012 to the date of this report.

Signed in accordance with a resolution of the Directors.

John Morschel	Michael R P Smith
Chairman	Director

1 May 2012

CONDENSED CONSOLIDATED INCOME STATEMENT

Australia and New Zealand Banking Group Limited

	Note	Half Year			Movement
		Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Interest income		15,411	15,423	14,945	0%	3%
Interest expense		(9,427)	(9,586)	(9,299)	-2%	1%

Net interest income	3	5,984	5,837	5,646	3%	6%
Other operating income	3	2,090	1,634	1,974	28%	6%
Net funds management and insurance income	3	577	663	742	-13%	-22%
Share of associates’ profit	19	166	193	243	-14%	-32%

Operating income		8,817	8,327	8,605	6%	2%
Operating expenses	4	(4,133)	(3,997)	(4,026)	3%	3%

Profit before credit impairment and income tax		4,684	4,330	4,579	8%	2%
Provision for credit impairment	9	(538)	(562)	(675)	-4%	-20%

Profit before income tax		4,146	3,768	3,904	10%	6%
Income tax expense	5	(1,223)	(1,074)	(1,235)	14%	-1%

Profit for the period		2,923	2,694	2,669	9%	10%

Comprising:
Profit attributable to non-controlling interests		4	3	5	33%	-20%
Profit attributable to shareholders of the Company		2,919	2,691	2,664	8%	10%

Earnings per ordinary share (cents)
Basic	7	110.8	104.0	104.2	7%	6%
Diluted	7	106.2	99.3	101.2	7%	5%
Dividend per ordinary share (cents)	6	66	76	64	-13%	3%

The	notes appearing on pages 103 to 124 form an integral part of the Condensed Consolidated Financial Statements

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

Australia and New Zealand Banking Group Limited

	Half Year			Movement
	Mar 12	Sep 11	Mar 11	Mar 12	Mar 12
	$M	$M	$M	v. Sep 11	v. Mar 11
Profit for the period	2,923	2,694	2,669	9%	10%
Other comprehensive income
Foreign currency translation adjustments
Exchange differences taken to equity	(410)	880	(550)	large	-25%
Available-for-sale assets
Valuation gain/(loss) taken to equity	142	133	(56)	7%	large
Cumulative (gain)/loss transferred to the income statement	25	(16)	35	large	-29%
Cash flow hedges
Valuation gain/(loss) taken to equity	(53)	201	28	large	large
Transferred to income statement for the period	7	(2)	(7)	large	large
Share of associates’ other comprehensive income	(2)	(8)	(7)	-75%	-71%
Actuarial gain/(loss) on defined benefit plans	(2)	(61)	46	-97%	large
Income tax on items transferred directly to/from equity
Foreign currency translation reserve	(5)	1	(6)	large	-17%
Available-for-sale reserve	(49)	(40)	5	23%	large
Cash flow hedge reserve	14	(59)	(4)	large	large
Actuarial gain / (loss) on defined benefits plan	—	18	(13)	-100%	-100%

Other comprehensive income net of tax	(333)	1,047	(529)	large	-37%

Total comprehensive income for the period	2,590	3,741	2,140	-31%	21%

Comprising total comprehensive income attributable to:
non-controlling interests	1	3	5	-67%	-80%
shareholders of the Company	2,589	3,738	2,135	-31%	21%

The notes appearing on pages 103 to 124 form an integral part of the Condensed Consolidated Financial Statements

CONDENSED CONSOLIDATED BALANCE SHEET

Australia and New Zealand Banking Group Limited

		As at ($M)			Movement
					Mar 12	Mar 12
	Note	Mar 12	Sep 11	Mar 11	v. Sep 11	v. Mar 11
Assets
Liquid assets		35,771	24,899	19,298	44%	85%
Due from other financial institutions		10,035	8,824	7,479	14%	34%
Trading securities		32,859	36,074	28,966	-9%	13%
Derivative financial instruments		36,873	54,118	29,646	-32%	24%
Available-for-sale assets		23,125	22,264	18,323	4%	26%
Net loans and advances	8	411,952	396,337	378,812	4%	9%
Customers’ liability for acceptances		676	970	577	-30%	17%
Investment in associates		3,424	3,513	3,239	-3%	6%
Current tax assets		116	41	20	large	large
Deferred tax assets		484	599	653	-19%	-26%
Goodwill and other intangible assets[1]		7,070	6,964	6,632	2%	7%
Investments backing policy liabilities		30,204	29,859	32,958	1%	-8%
Other assets		8,552	7,901	8,685	8%	-2%
Premises and equipment		2,095	2,125	2,159	-1%	-3%

Total assets		603,236	594,488	537,447	1%	12%

Liabilities
Due to other financial institutions		26,964	23,012	22,014	17%	22%
Deposits and other borrowings	11	383,141	368,729	331,789	4%	15%
Derivative financial instruments		35,119	50,088	29,796	-30%	18%
Liability for acceptances		676	970	577	-30%	17%
Current tax liabilities		648	1,128	750	-43%	-14%
Deferred tax liabilities		26	28	40	-7%	-35%
Policy liabilities		29,003	27,503	29,718	5%	-2%
External unit holder liabilities (life insurance funds)		4,528	5,033	5,501	-10%	-18%
Payables and other liabilities		8,742	10,251	10,688	-15%	-18%
Provisions		1,234	1,248	1,285	-1%	-4%
Bonds and notes		61,107	56,551	58,526	8%	4%
Loan capital	12	12,605	11,993	11,634	5%	8%

Total liabilities		563,793	556,534	502,318	1%	12%

Net assets		39,443	37,954	35,129	4%	12%

Shareholders’ equity
Ordinary share capital	13,14	22,195	21,343	20,594	4%	8%
Preference share capital	13,14	871	871	871	0%	0%
Reserves	14	(2,430)	(2,095)	(3,171)	16%	-23%
Retained earnings	14	18,758	17,787	16,766	5%	12%

Share capital and reserves attributable to shareholders of the Company		39,394	37,906	35,060	4%	12%
Non-controlling interests		49	48	69	2%	-29%

Total shareholders’ equity		39,443	37,954	35,129	4%	12%

1.	Excludes notional goodwill in equity accounted associates

The notes appearing on pages 103 to 124 form an integral part of the Condensed Consolidated Financial Statements

CONDENSED CONSOLIDATED CASH FLOW STATEMENT

Australia and New Zealand Banking Group Limited

			Half Year
			Mar 12	Sep 11	Mar 11
			Inflows	Inflows	Inflows
			(Outflows)	(Outflows)	(Outflows)
	Note		$M	$M	$M
Cash flows from operating activities
Interest received			15,241	15,386	14,874
Interest paid			(9,902)	(9,593)	(9,204)
Dividends received			19	52	32
Other operating income received			2,011	1,792	2,087
Personnel expenses paid			(2,381)	(2,298)	(2,249)
Other operating expenses paid			(1,842)	(1,110)	(1,520)
Net cash (paid)/received on derivatives			(427)	745	(2,783)
Income taxes (paid)/refunds received			(1,661)	(704)	(1,329)
Goods and services tax received/(paid)			50	29	21
Net cash flows from funds management and insurance business
Premiums and other income received			2,867	3,035	2,823
Investment income and policyholder deposits received			(2,171)	(2,335)	(2,196)
Claims and policyholder withdrawals paid			2	(92)	71
Commission expense paid			(200)	(254)	(237)

Cash flows from operating activities before changes in operating assets and liabilities			1,606	4,653	390

Changes in operating assets and liabilities arising from cash flow movements
(Increase)/decrease in operating assets
Liquid assets—greater than three months			(199)	342	1,251
Due from other financial institutions—greater than three months			(1,527)	(833)	(643)
Trading securities			2,718	(5,859)	(1,755)
Loans and advances			(18,395)	(13,119)	(12,449)
Net cash flows from investments backing policyholder liabilities
Purchase of insurance assets			(4,946)	(3,786)	(5,341)
Proceeds from sale/maturity of insurance assets			5,729	4,521	5,661
Increase/(decrease) in operating liabilities
Deposits and other borrowings			18,412	29,864	13,970
Due to other financial institutions			4,728	1,456	(106)
Payables and other liabilities			(886)	(1,160)	1,744

Change in operating assets and liabilities arising from cash flow movements			5,634	11,426	2,332

Net cash provided by/(used in) operating activities	16	(a)	7,240	16,079	2,722

Cash flows from investing activities
Available-for-sale assets
Purchases			(26,844)	(21,883)	(18,774)
Proceeds from sale or maturity			25,327	18,734	20,784
Controlled entities and associates
Purchased (net of cash acquired)			(2)	(50)	(254)
Proceeds from sale (net of cash disposed)			13	32	42
Premises and equipment
Purchases			(130)	(150)	(169)
Proceeds from sale			20	5	1
Other assets			(429)	(372)	(477)

Net cash provided by/(used in) investing activities			(2,045)	(3,684)	1,153

Cash flows from financing activities
Bonds and notes
Issue proceeds			15,364	1,223	10,990
Redemptions			(7,942)	(8,255)	(8,938)
Loan capital
Issue proceeds			2,010	1,341	—
Redemptions			(1,153)	(1,250)	(329)
Dividends paid			(1,191)	(972)	(1,141)
Share capital issues			29	16	27
On market share purchases			(55)	—	(137)

Net cash provided by/(used in) financing activities			7,062	(7,897)	472

Net cash provided by/(used in) operating activities			7,240	16,079	2,722
Net cash provided by/(used in) investing activities			(2,045)	(3,684)	1,153
Net cash provided by/(used in) financing activities			7,062	(7,897)	472

Net increase/(decrease) in cash and cash equivalents			12,257	4,498	4,347
Cash and cash equivalents at beginning of period			30,021	24,648	20,610
Effects of exchange rate changes on cash and cash equivalents			(1,677)	875	(309)

Cash and cash equivalents at end of period	16	(b)	40,601	30,021	24,648

The notes appearing on pages 103 to 124 form an integral part of the Condensed Consolidated Financial Statements

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

Australia and New Zealand Banking Group Limited

	Ordinary share capital	Preference shares	Reserves[1]	Retained earnings	Shareholders’ equity attributable to Equity holders of the Bank	Non- controlling interests	Total Shareholders’ equity
	$M	$M	$M	$M	$M	$M	$M
As at 1 October 2010	19,886	871	(2,587)	15,921	34,091	64	34,155

Profit or loss	—	—	—	2,664	2,664	5	2,669
Other comprehensive income for the period	—	—	(562)	33	(529)	—	(529)

Total comprehensive income for the period	—	—	(562)	2,697	2,135	5	2,140
Transactions with equity holders in their capacity as equity holders:
Dividends paid	—	—	—	(1,866)	(1,866)	—	(1,866)
Dividend income on treasury shares held within the Group’s	—	—	—	13	13	—	13
life insurance statutory funds
Dividend reinvestment plan	712	—	—	—	712	—	712
Other equity movements:
Share based payments and exercises	—	—	(21)	—	(21)	—	(21)
Group share option scheme	27	—	—	—	27	—	27
Treasury shares OnePath Australia adjustment	1	—	—	—	1	—	1
Group employee share acquisition scheme	(32)	—	—	—	(32)	—	(32)
Other changes	—	—	(1)	1	—		—

As at 31 March 2011	20,594	871	(3,171)	16,766	35,060	69	35,129

Profit or loss	—	—	—	2,691	2,691	3	2,694
Other comprehensive income for the period	—	—	1,090	(43)	1,047	—	1,047

Total comprehensive income for the period	—	—	1,090	2,648	3,738	3	3,741
Transactions with equity holders in their capacity as equity holders:
Dividends paid	—	—	—	(1,637)	(1,637)	—	(1,637)
Dividend income on treasury shares held within the Group’s	—	—	—	10	10	—	10
life insurance statutory funds
Dividend reinvestment plan	655	—	—	—	655	—	655
Transactions with non-controlling interests	—	—	(22)	—	(22)	(22)	(44)
Other equity movements:
Share based payments and exercises	—	—	7	—	7	—	7
Group share option scheme	16	—	—	—	16	—	16
Treasury shares OnePath Australia adjustment	1	—	—	—	1	—	1
Group employee share acquisition scheme	77	—	—	—	77	—	77
Other changes	—	—	1	—	1	(2)	(1)

As at 30 September 2011	21,343	871	(2,095)	17,787	37,906	48	37,954

Profit or loss	—	—	—	2,919	2,919	4	2,923
Other comprehensive income for the period	—	—	(328)	(2)	(330)	(3)	(333)

Total comprehensive income for the period	—	—	(328)	2,917	2,589	1	2,590
Transactions with equity holders in their capacity as equity holders:
Dividends paid	—	—	—	(1,962)	(1,962)	—	(1,962)
Dividend income on treasury shares held within the Group’s	—	—	—	14	14	—	14
life insurance statutory funds
Dividend reinvestment plan	757	—	—	—	757	—	757
Transactions with non-controlling interests	—	—	(1)	—	(1)	—	(1)
Other equity movements:
Share based payments and exercises	—	—	(4)	—	(4)	—	(4)
Group share option scheme	29	—	—	—	29	—	29
Treasury shares OnePath Australia adjustment	21	—	—	—	21	—	21
Group employee share acquisition scheme	45	—	—	—	45	—	45
Other changes	—	—	(2)	2	—	—	—

As at 31 March 2012	22,195	871	(2,430)	18,758	39,394	49	39,443

1.	Further information on other comprehensive income is disclosed in Note 14

The notes appearing on pages 103 to 124 form an integral part of the Condensed Consolidated Financial Statements

NOTES TO CONDENSED FINANCIAL STATEMENTS

1. Basis of preparation

These Condensed Consolidated Financial Statements:

•

should be read in conjunction with the ANZ Annual Report for the year ended 30 September 2011 and any public announcements made by the Parent Entity and its controlled entities (the Group) for the half year ended 31 March 2012 in accordance with the continuous disclosure obligations under the Corporations Act 2001 and the ASX Listing Rules;

•	are condensed financial statements as defined in AASB 134 Interim Financial Reporting (“AASB 134”). This report does not include all notes of the type normally included in the annual financial report;

•	are presented in Australian dollars unless otherwise stated; and

•	were approved by the Board of Directors on 1 May 2012.

i)	Statement of compliance

These Condensed Consolidated Financial Statements have been prepared in accordance with the Corporations Act 2001 and AASB 134 which ensures compliance with IAS 34 Interim Financial Reporting.

ii)	Use of estimates and assumptions

The preparation of the financial statements requires the use of management judgement, estimates and assumptions that affect reported amounts and the application of policies. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable. Actual results may differ from these estimates. Discussion of these critical accounting treatments, which include complex or subjective decisions or assessments, are covered in Note 2. Such estimates may require review in future periods.

iii)	Basis of measurement

The financial information has been prepared in accordance with the historical cost basis except that the following assets and liabilities are stated at their fair value:

•	derivative financial instruments, including in the case of fair value hedging, the fair value of any applicable underlying exposure;

•	financial assets treated as available-for-sale;

•	financial instruments held for trading; and

•	assets and liabilities designated at fair value through profit and loss.

In accordance with AASB 1038 Life Insurance Contracts, life insurance liabilities are measured using the Margin on Services model.

In accordance with AASB 119 Employee Benefits, defined benefit obligations are measured using the Projected Unit Credit method.

iv)	Accounting policies

These Condensed Consolidated Financial Statements have been prepared on the basis of accounting policies consistent with those applied in the 30 September 2011 annual financial report. All new Accounting Standards and Interpretations applicable to annual reporting periods beginning on or after 1 October 2011 have been applied to the Group effective from the required date of application. The initial application of these Standards and Interpretations has not had a material impact on the financial position or the financial results of the Group.

There has been no other change in accounting policy during the half year.

v)	Rounding

The Parent Entity is an entity of the kind referred to in the Australian Securities and Investments Commission class order 98/100 dated 10 July 1998 (as amended). Consequently, amounts in these Condensed Consolidated Financial Statements have been rounded to the nearest million dollars, except where otherwise indicated.

vi)	Comparatives

Certain amounts in the comparative information have been reclassified to conform with current period financial statement presentations.

NOTES TO CONDENSED FINANCIAL STATEMENTS

2. Critical estimates and judgements used in applying accounting policies

The Group prepares its consolidated financial information in accordance with policies which are based on Australian Accounting Standards (AASs), other authoritative accounting pronouncements and Interpretations of the AASB and the Corporations Act 2001. This involves the Group making estimates and assumptions that affect the reported amounts within the financial statements. Details of these estimates and judgements are contained in the Group’s financial report for the year ended 30 September 2011, as updated by the information below.

•	Significant associates

The review of the recoverable amount of all significant associates indicated a potential impairment of the investment in Saigon Securities Incorporated (“SSI”). A value in use calculation was performed resulting in the recognition of an impairment loss of $31 million.

NOTES TO CONDENSED FINANCIAL STATEMENTS

3. Income

	Half Year			Movement
	Mar 12	Sep 11	Mar 11	Mar 12	Mar 12
	$M	$M	$M	v. Sep 11	v. Mar 11
Interest income	15,411	15,423	14,945	0%	3%
Interest expense	(9,427)	(9,586)	(9,299)	-2%	1%

Net interest income	5,984	5,837	5,646	3%	6%

i) Fee and commission income
Lending fees[1]	341	346	306	-1%	11%
Non-lending fees and commissions	1,048	1,027	1,026	2%	2%

Total fee and commission income	1,389	1,373	1,332	1%	4%
Fee and commission expense[2]	(171)	(159)	(155)	8%	10%

Net fee and commission income	1,218	1,214	1,177	0%	3%

ii) Other income
Net foreign exchange earnings	570	386	431	48%	32%
Net gains from trading securities and derivatives	222	(37)	349	large	-36%
Credit risk on intermediation trades	52	(51)	55	large	-5%
Movement on financial instruments measured at fair value through profit & loss[3]	(33)	(12)	(155)	large	-79%
Brokerage income	23	30	31	-23%	-26%
NZ managed funds impacts	—	1	60	-100%	-100%
Write-down on assets in non continuing businesses	—	(11)	(2)	-100%	-100%
Gain on sale/(write-down) of investment in Sacombank	10	—	(35)	n/a	large
Write-down of investment in SSI	(31)	—	—	n/a	n/a
Private equity and infrastructure earnings	22	25	1	-12%	large
Profit on sale of property	1	22	2	-95%	-50%
Other	36	67	60	-46%	-40%

Total other income	872	420	797	large	9%

Other operating income	2,090	1,634	1,974	28%	6%

iii) Net funds management and insurance income
Funds management income	417	426	442	-2%	-6%
Investment income	1,912	(1,816)	1,305	large	47%
Insurance premium income	590	652	532	-10%	11%
Commission income (expense)	(200)	(253)	(237)	-21%	-16%
Claims	(309)	(285)	(263)	8%	17%
Changes in policy liabilities[4]	(1,757)	1,875	(1,021)	large	72%
Elimination of treasury share (gain)/loss	(76)	64	(16)	large	large

Total net funds management and insurance income	577	663	742	-13%	-22%

Total other operating income	2,667	2,297	2,716	16%	-2%
Share of associates’ profit	166	193	243	-14%	-32%

Total income[5]	18,244	17,913	17,904	2%	2%

Profit before income tax as a % of total income	22.72%	21.04%	21.81%

1.	Lending fees exclude fees treated as part of the effective yield calculation and included in interest income
2.	Includes interchange fees paid
3.

Includes fair value movements (excluding realised and accrued interest) on derivatives entered into to manage interest rate and foreign exchange risk on funding instruments and not designated as accounting hedges, ineffective portions of cashflow hedges, and fair value movements in financial assets and liabilities designated fair value

4.

Includes policyholder tax gross up, which represents contribution tax (recovered at 15% on the super contributions made by members) debited to the policyholder account once a year in July when the statement is issued to the members at the end of the 30 June financial year

5.	Total income includes external dividend income of $1 million (Sep 2011 half: $3 million; Mar 2011 half: $8 million)

NOTES TO CONDENSED FINANCIAL STATEMENTS

4. Operating expenses

	Half Year			Movement
	Mar 12	Sep 11	Mar 11	Mar 12	Mar 12
	$M	$M	$M	v. Sep 11	v. Mar 11
Personnel
Employee entitlements and taxes	143	159	147	-10%	-3%
Salaries and wages	1,554	1,485	1,475	5%	5%
Superannuation costs—defined benefit plans	5	8	5	-38%	0%
Superannuation costs—defined contribution plans	152	140	147	9%	3%
Equity-settled share-based payments	101	88	78	15%	29%
Temporary staff	112	127	123	-12%	-9%
Other	360	354	389	2%	-7%

Total personnel expenses	2,427	2,361	2,364	3%	3%

Premises
Depreciation and amortisation	44	45	44	-2%	0%
Rent	205	195	192	5%	7%
Utilities and other outgoings	82	81	84	1%	-2%
Other	22	20	24	10%	-8%

Total premises expenses	353	341	344	4%	3%

Computer
Computer contractors	82	58	85	41%	-4%
Data communications	52	66	59	-21%	-12%
Depreciation and amortisation	202	174	174	16%	16%
Rentals and repairs	69	64	56	8%	23%
Software purchased	122	138	112	-12%	9%
Software written-off	1	15	5	-93%	-80%
Other	30	20	15	50%	100%

Total computer expenses	558	535	506	4%	10%

Other
Advertising and public relations	105	119	116	-12%	-9%
Audit and other fees	8	9	9	-11%	-11%
Depreciation of furniture and equipment	50	49	48	2%	4%
Freight and cartage	33	33	32	0%	3%
Loss on sale and write-off of equipment	5	2	2	large	large
Non-lending losses	25	29	24	-14%	4%
Postage and stationery	67	66	64	2%	5%
Professional fees	109	133	136	-18%	-20%
Telephone	33	36	39	-8%	-15%
Travel	82	103	105	-20%	-22%
Amortisation and impairment of intangible assets	55	68	54	-19%	2%
Other	85	88	60	-3%	42%

Total other expenses	657	735	689	-11%	-5%

Restructuring
New Zealand technology integration	64	17	108	large	-41%
Other	74	8	15	large	large

Total restructuring expenses	138	25	123	large	12%

Operating expenses	4,133	3,997	4,026	3%	3%

NOTES TO CONDENSED FINANCIAL STATEMENTS

5. Income tax expense

Reconciliation of the prima facie income tax expense on pre-tax	Half Year			Movement
profit with the income tax expense charged in the Income	Mar 12	Sep 11	Mar 11	Mar 12	Mar 12
Statement	$M	$M	$M	v. Sep 11	v. Mar 11
Profit before income tax	4,146	3,768	3,904	10%	6%
Prima facie income tax expense at 30%	1,244	1,131	1,171	10%	6%
Tax effect of permanent differences:
Overseas tax rate differential	(31)	(24)	(5)	29%	large
Rebateable and non-assessable dividends	(2)	(3)	(2)	-33%	0%
Profit from associates	(50)	(58)	(73)	-14%	-32%
(Gain on sale)/write-down of investment in Sacombank	(3)	—	11	n/a	large
Write-down of investment in SSI	9	—	—	n/a	n/a
Offshore Banking Unit	(9)	6	(6)	large	50%
OnePath Australia—Policyholder income and contributions tax	62	30	116	large	-47%
Tax provisions no longer required	(23)	(35)	(8)	-34%	large
Interest on Convertible Preference Shares	35	25	25	40%	40%
Other	(6)	(1)	6	large	large

	1,226	1,071	1,235	14%	-1%
Income tax under/(over) provided in previous years	(3)	3	—	large	n/a

Total income tax expense charged in the income statement	1,223	1,074	1,235	14%	-1%
Australia	964	861	984	12%	-2%
Overseas	259	213	251	22%	3%

	1,223	1,074	1,235	14%	-1%

Effective Tax Rate—Group	29.5%	28.5%	31.6%

NOTES TO CONDENSED FINANCIAL STATEMENTS

6. Dividends

	Half Year			Movement
				Mar 12	Mar 12
Dividend per ordinary share (cents)	Mar 12	Sep 11	Mar 11	v. Sep 11	v. Mar 11
Interim (fully franked)	66	n/a	64	n/a	3%
Final (fully franked)	n/a	76	n/a	n/a	n/a

Total	66	76	64	-13%	3%

Ordinary share dividend	$M	$M	$M	%	%
Interim dividend	—	1,662	—	n/a	n/a
Final dividend	2,002	—	1,895	n/a	6%
Bonus option plan adjustment	(47)	(31)	(35)	52%	34%

Total[1]	1,955	1,631	1,860	20%	5%

Ordinary share dividend payout ratio (%)[2]	60.8%	74.6%	62.5%

1.	Dividends payable are not accrued and are recorded when paid
2.

Dividend payout ratio calculated using proposed 2012 interim dividend of $1,769 million (not shown in the above table). The proposed 2012 interim dividend of $1,769 million is based on the forecast number of ordinary shares on issue at the dividend record date. Dividend payout ratios for the September 2011 half year and March 2011 half year calculated using actual dividend paid of $2,002 million and $1,662 million respectively. Dividend payout ratio calculated by adjusting profit attributable to shareholders of the company by the amount of preference shares dividends paid.

Ordinary Shares

The Directors propose that an interim dividend of 66 cents be paid on 2 July 2012 on each eligible fully paid ANZ ordinary share. The proposed 2012 interim dividend will be fully franked for Australian tax purposes.

ANZ has a Dividend Reinvestment Plan (DRP) and a Bonus Option Plan (BOP) that will operate in respect of the 2012 interim dividend. For the 2012 interim dividend, ANZ intends to provide shares under the DRP and BOP through the issue of new shares. The “Acquisition Price” to be used in determining the number of shares to be provided under the DRP and BOP will be calculated by reference to the arithmetic average of the daily volume weighted average sale price of fully paid ANZ ordinary shares sold on the ASX during the seven trading days commencing on 18 May 2012 less a 1.5% discount, and then rounded to the nearest whole cent. Shares provided under the DRP and BOP will rank equally in all respects with existing fully paid ANZ ordinary shares. Election notices from shareholders wanting to commence, cease or vary their participation in the DRP or BOP for the 2012 interim dividend must be received by ANZ’s Share Registrar by 5.00 pm (Australian Eastern Standard Time) on 16 May 2012. Subject to receiving effective contrary instructions from the shareholder, dividends payable to shareholders with a registered address in Great Britain (including the Channel Islands and the Isle of Man) or New Zealand will be converted to pounds sterling and New Zealand dollars respectively at an exchange rate calculated at 5.00 pm (Australian Eastern Standard Time) on 18 May 2012. There is no foreign conduit income attributed to the dividend.

Preference Shares

	Half Year			Movement
	Mar 12	Sep 11	Mar 11	Mar 12	Mar 12
	$M	$M	$M	v. Sep 11	v. Mar 11
Preference share dividend
Euro Trust Securities	7	6	6	17%	17%
Dividend per preference share
Euro Trust Securities	€10.80	€10.13	€8.11	7%	33%

NOTES TO CONDENSED FINANCIAL STATEMENTS

7. Earnings per share

	Half Year			Movement
				Mar 12	Mar 12
	Mar 12	Sep 11	Mar 11	v. Sep 11	v. Mar 11
Number of fully paid ordinary shares on issue (M)[1]	2,679.5	2,629.0	2,596.4	2%	3%

Basic
Profit attributable to shareholders of the Company ($M)	2,919	2,691	2,664	8%	10%
Less Preference share dividends ($M)	(7)	(6)	(6)	17%	17%

Profit less preference share dividends ($M)	2,912	2,685	2,658	8%	10%
Weighted average number of ordinary shares (M)	2,627.4	2,581.5	2,550.1	2%	3%
Basic earnings per share (cents)	110.8	104.0	104.2	7%	6%

Diluted
Profit less preference share dividends ($M)	2,912	2,685	2,658	8%	10%
Interest on US Stapled Trust Securities ($M)[2]	14	14	14	0%	0%
Interest on UK Hybrid Securities ($M)[3]	22	22	24	0%	-8%
Interest on Convertible Preference Shares ($M)[4]	117	84	84	39%	39%

Profit attributable to shareholders of the Company excluding interest on US Trust Securities, UK Hybrid	3,065	2,805	2,780	9%	10%
Securities and Convertible Preference Shares ($M)
Weighted average number of shares on issue (M)	2,627.4	2,581.5	2,550.1	2%	3%
Weighted average number of convertible options (M)	4.6	4.1	5.0	12%	-8%
Weighted average number of convertible US Trust Securities (M)[2]	32.6	41.6	32.1	-22%	2%
Weighted average number of convertible UK Hybrid Securities (M)[3]	31.3	38.9	31.0	-20%	1%
Weighted average number of Convertible Preference Shares (M)[4]	191.4	158.7	130.1	21%	47%

Adjusted weighted average number of shares—diluted (M)	2,887.3	2,824.8	2,748.3	2%	5%

Diluted earnings per share (cents)	106.2	99.3	101.2	7%	5%

[1].	Number of fully paid ordinary shares on issue includes Treasury shares of 31.6 million at 31 March 2012 (Sep 2011: 30.3 million; Mar 2011: 31.3 million)
2.

The US Stapled Trust securities issued on 27 November 2003 convert to ordinary shares in 2053 at the market price of ANZ ordinary shares less 5% unless redeemed or bought back prior to that date. The US Stapled Trust Security issue can be de-stapled and the investor left with coupon paying preference shares at ANZ’s discretion at any time, or at the investor’s discretion under certain circumstances. AASB 133 requires that potential ordinary shares for which conversion to ordinary share capital is mandatory must be included in the calculation of diluted EPS

3.

UK Hybrid (issued on 15 June 2007) is a GBP denominated stapled security that converts to ordinary shares on the fifth anniversary at the market price of ANZ ordinary shares less 5% (subject to certain conversion conditions). AASB 133 requires that potential ordinary shares for which conversion to ordinary share capital is mandatory must be considered in the calculation of diluted EPS

4.

There are three “Tranches” of convertible preference shares. The first are convertible preference shares issued on 30 September 2008 and convert to ordinary shares on 16 June 2014 at the market price of ANZ ordinary shares less 2.5% (subject to certain conversion conditions). The second are convertible preference shares issued on 17 December 2009 and convert to ordinary shares on 15 December 2016 at the market price of ANZ ordinary shares less 1.0% (subject to certain conversion conditions). The third are convertible preference shares issued on 28 September 2011 that convert to ordinary shares on 1 September 2019 at the market price of ANZ ordinary shares less 1% (subject to certain conversion conditions). AASB 133 requires that potential ordinary shares for which conversion to ordinary share capital is mandatory must be included in the calculation of diluted EPS

NOTES TO CONDENSED FINANCIAL STATEMENTS

8. Net loans and advances

	As at ($M)			Movement
				Mar 12	Mar 12
	Mar 12	Sep 11	Mar 11	v. Sep 11	v. Mar 11
Australia
Overdrafts	5,732	6,326	6,169	-9%	-7%
Credit card outstandings	9,084	9,062	8,912	0%	2%
Commercial bills outstanding	18,476	17,326	17,371	7%	6%
Term loans—housing	178,486	169,970	165,205	5%	8%
Term loans—non-housing	78,528	74,206	72,777	6%	8%
Lease receivables	1,868	1,769	1,510	6%	24%
Hire purchase	9,498	9,549	9,603	-1%	-1%
Other	580	891	981	-35%	-41%

	302,252	289,099	282,528	5%	7%

Asia Pacific, Europe & America
Overdrafts	786	739	694	6%	13%
Credit card outstandings	964	1,053	1,036	-8%	-7%
Commercial bills outstanding	812	1,008	554	-19%	47%
Term loans—housing	3,374	2,850	2,368	18%	42%
Term loans—non-housing	34,768	33,011	26,285	5%	32%
Lease receivables	119	130	144	-8%	-17%
Other	168	213	250	-21%	-33%

	40,991	39,004	31,331	5%	31%

New Zealand
Overdrafts	1,185	1,068	1,179	11%	1%
Credit card outstandings	1,110	1,074	1,020	3%	9%
Term loans—housing	42,681	42,562	40,202	0%	6%
Term loans—non-housing	29,179	29,170	28,247	0%	3%
Lease receivables	168	185	174	-9%	-3%
Hire purchase	462	419	378	10%	22%
Other	218	216	211	1%	3%

	75,003	74,694	71,411	0%	5%

Total gross loans and advances	418,246	402,797	385,270	4%	9%

Less: Provision for credit impairment (refer note 9)	(4,708)	(4,873)	(4,894)	-3%	-4%
Less: Unearned income[1]	(2,283)	(2,216)	(2,179)	3%	5%
Add: Capitalised brokerage/mortgage origination fees	697	629	615	11%	13%

	(6,294)	(6,460)	(6,458)	-3%	-3%

Total net loans and advances[2]	411,952	396,337	378,812	4%	9%

1.	Includes fees deferred and amortised using the effective interest method of $425 million (Sep 2011: $414 million; Mar 2011: $398 million)
2.	Differs to net loans and advances including acceptances shown on page 11, 12 and page 31 as bill acceptances of $676 million (Sep 2011: $970 million; Mar 2011: $577 million) are excluded

NOTES TO CONDENSED FINANCIAL STATEMENTS

9. Provision for credit impairment

	Half Year			Movement
	Mar 12	Sep 11	Mar 11	Mar 12	Mar 12
Collective provision	$M	$M	$M	v. Sep 11	v. Mar 11
Balance at start of period	3,176	3,177	3,153	0%	1%
Charge/(credit) to income statement	(152)	(58)	65	large	large
Adjustment for exchange rate fluctuations	(30)	57	(41)	large	-27%

Total collective provision[1]	2,994	3,176	3,177	-6%	-6%

Individual provision
Balance at start of period	1,697	1,717	1,875	-1%	-9%
New and increased provisions	1,023	1,051	982	-3%	4%
Write-backs	(251)	(322)	(291)	-22%	-14%
Adjustment for exchange rate fluctuations	(29)	51	(43)	large	-33%
Discount unwind	(64)	(82)	(103)	-22%	-38%
Bad debts written-off	(662)	(718)	(703)	-8%	-6%

Total individual provision	1,714	1,697	1,717	1%	0%

Total provision for credit impairment	4,708	4,873	4,894	-3%	-4%

1.

The collective provision includes amounts for off-balance sheet credit exposures: $545 million at 31 March 2012 (Sep 2011: $572 million; Mar 2011: $579 million). The impact on the income statement for the year ended 31 March 2012 was a $22 million release (Sep 2011 half: $17 million release; Mar 2011 half: $10 million charge)

	Half Year			Movement
	Mar 12	Sep 11	Mar 11	Mar 12	Mar 12
Provision movement analysis	$M	$M	$M	v. Sep 11	v. Mar 11
New and increased provisions
Australia	772	694	668	11%	16%
Asia Pacific, Europe & America	61	120	92	-49%	-34%
New Zealand	190	237	222	-20%	-14%

	1,023	1,051	982	-3%	4%
Write-backs	(251)	(322)	(291)	-22%	-14%

	772	729	691	6%	12%
Recoveries of amounts previously written-off	(117)	(130)	(97)	-10%	21%

Individual provision charge for loans and advances	655	599	594	9%	10%
Impairment on available-for-sale assets	35	21	16	67%	large
Collective provision charge/(credit) to income statement	(152)	(58)	65	large	large

Charge to income statement	538	562	675	-4%	-20%

	Half Year			Movement
	Mar 12	Sep 11	Mar 11	Mar 12	Mar 12
Individual provision balance	$M	$M	$M	v. Sep 11	v. Mar 11
Australia	985	908	938	8%	5%
Asia Pacific, Europe & America	326	387	373	-16%	-13%
New Zealand	403	402	406	0%	-1%

Total individual provision	1,714	1,697	1,717	1%	0%

NOTES TO CONDENSED FINANCIAL STATEMENTS

10. Credit quality

Maximum exposure to credit risk

For financial assets recognised on the balance sheet, the maximum exposure to credit risk is the carrying amount. In certain circumstances, there may be differences between the carrying amounts reported on the balance sheet and the amounts reported in the table below. Principally, these differences arise in respect of financial assets that are subject to risks other than credit risk, such as equity investments which are primarily subject to market risk, or bank notes and coins. For contingent exposures, the maximum exposure to credit risk is the maximum amount the Group would have to pay if the instrument is called upon. For undrawn facilities, the maximum exposure to credit risk is the full amount of the committed facilities.

The following table presents the maximum exposure to credit risk of on-balance sheet and off-balance sheet financial instruments before taking account of any collateral held or other credit enhancements.

As at March 2012			Maximum exposure to
$M	Reported	Excluded[1]	credit risk
Liquid assets	35,771	2,834	32,937
Due from other financial institutions	10,035	—	10,035
Trading securities	32,859	—	32,859
Derivative financial instruments[2]	36,873	—	36,873
Available-for-sale assets	23,125	497	22,628
Net loans, advances and acceptances	412,628	—	412,628
Other financial assets[3]	5,885	—	5,885

	557,176	3,331	553,845

Undrawn facilities	137,505	—	137,505
Contingent facilities	32,738	—	32,738

	170,243	—	170,243

Total	727,419	3,331	724,088

As at September 2011
$M
Liquid assets	24,899	2,805	22,094
Due from other financial institutions	8,824	—	8,824
Trading securities	36,074	—	36,074
Derivative financial instruments[2]	54,118	—	54,118
Available-for-sale assets	22,264	479	21,785
Net loans, advances and acceptances	397,307	—	397,307
Other financial assets[3]	5,973	—	5,973

	549,459	3,284	546,175

Undrawn facilities	137,889	—	137,889
Contingent facilities	31,210	—	31,210

	169,099	—	169,099

Total	718,558	3,284	715,274

As at March 2011
$M
Liquid assets	19,298	1,803	17,495
Due from other financial institutions	7,479	—	7,479
Trading securities	28,966	—	28,966
Derivative financial instruments[2]	29,646	—	29,646
Available-for-sale assets	18,323	407	17,916
Net loans, advances and acceptances	379,389	—	379,389
Other financial assets[3]	7,254	—	7,254

	490,355	2,210	488,145

Undrawn facilities	122,570	—	122,570
Contingent facilities	29,793	—	29,793

	152,363	—	152,363

Total	642,718	2,210	640,508

1.	Includes bank notes and coins and cash at bank within liquid assets and equity instruments within available-for-sale financial assets
2.	Derivative financial instruments are net of credit valuation adjustments
3.	Mainly comprises trade dated assets and accrued interest

NOTES TO CONDENSED FINANCIAL STATEMENTS

10. Credit quality, cont’d

Distribution of financial assets by credit quality

As at March 2012	Neither past due nor	Past due but
$M	impaired	not impaired	Restructured	Impaired	Total
Liquid assets	32,937	—	—	—	32,937
Due from other financial institutions	10,035	—	—	—	10,035
Trading securities	32,859	—	—	—	32,859
Derivative financial instruments[1]	36,702	—	20	151	36,873
Available-for-sale assets	22,628	—	—	—	22,628
Net loans, advances and acceptances	395,160	12,484	320	4,664	412,628
Other financial assets[2]	5,885	—	—	—	5,885
Credit related commitments[3]	170,055	—	—	188	170,243

	706,261	12,484	340	5,003	724,088

As at September 2011
$M
Liquid assets	22,094	—	—	—	22,094
Due from other financial institutions	8,824	—	—	—	8,824
Trading securities	36,074	—	—	—	36,074
Derivative financial instruments[1]	54,079	—	1	38	54,118
Available-for-sale assets	21,785	—	—	—	21,785
Net loans, advances and acceptances	380,107	11,851	699	4,650	397,307
Other financial assets[2]	5,973	—	—	—	5,973
Credit related commitments[3]	168,906	—	—	193	169,099

	697,842	11,851	700	4,881	715,274

As at March 2011
$M
Liquid assets	17,495	—	—	—	17,495
Due from other financial institutions	7,479	—	—	—	7,479
Trading securities	28,966	—	—	—	28,966
Derivative financial instruments[1]	29,592	—	13	41	29,646
Available-for-sale assets	17,916	—	—	—	17,916
Net loans, advances and acceptances	358,917	14,578	691	5,203	379,389
Other financial assets[2]	7,254	—	—	—	7,254
Credit related commitments[3]	152,090	—	—	273	152,363

	619,709	14,578	704	5,517	640,508

1.	Derivative assets, considered impaired, are net of credit valuation adjustments
2.	Mainly comprises trade dated assets and accrued interest
3.	Comprises undrawn facilities and customer contingent liabilities

NOTES TO CONDENSED FINANCIAL STATEMENTS

10. Credit quality, cont’d

Credit quality of financial assets neither past due nor impaired

The credit quality of financial assets is managed by the Group using internal ratings based on their current probability of default. The Group’s masterscales are mapped to external rating agency scales, to enable wider comparisons.

As at March 2012	Strong credit	Satisfactory	Sub-standard but not past due or
$M	profile[1]	risk[2]	impaired[3]	Total
Liquid assets	32,703	201	33	32,937
Due from other financial institutions	8,919	1,103	13	10,035
Trading securities	31,859	1,000	—	32,859
Derivative financial instruments	35,027	1,264	411	36,702
Available-for-sale assets	20,857	1,765	6	22,628
Net loans, advances and acceptances	285,430	91,566	18,164	395,160
Other financial assets[4]	4,948	851	86	5,885
Credit related commitments[5]	139,161	28,355	2,539	170,055

	558,904	126,105	21,252	706,261

As at September 2011
$M
Liquid assets	21,484	552	58	22,094
Due from other financial institutions	7,617	980	227	8,824
Trading securities	35,528	546	—	36,074
Derivative financial instruments	51,928	1,461	690	54,079
Available-for-sale assets	20,081	1,664	40	21,785
Net loans, advances and acceptances	273,682	86,216	20,209	380,107
Other financial assets[4]	5,412	431	130	5,973
Credit related commitments[5]	136,248	29,759	2,899	168,906

	551,980	121,609	24,253	697,842

As at March 2011
$M
Liquid assets	17,000	409	86	17,495
Due from other financial institutions	6,536	811	132	7,479
Trading securities	27,775	1,175	16	28,966
Derivative financial instruments	28,263	763	566	29,592
Available-for-sale assets	16,754	1,162	—	17,916
Net loans, advances and acceptances	249,991	88,902	20,024	358,917
Other financial assets[4]	6,850	330	74	7,254
Credit related commitments[5]	121,389	27,571	3,130	152,090

	474,558	121,123	24,028	619,709

1.

Customers that have demonstrated superior stability in their operating and financial performance over the long-term, and whose debt servicing capacity is not significantly vulnerable to foreseeable events. This rating broadly corresponds to ratings “Aaa” to “Baa3” and “AAA” to “BBB-” of Moody’s and Standard & Poor’s respectively

2.

Customers that have consistently demonstrated sound operational and financial stability over the medium to long term, even though some may be susceptible to cyclical trends or variability in earnings. This rating broadly corresponds to ratings “Ba2” to “Ba3” and “BB” to “BB-” of Moody’s and Standard & Poor’s respectively

3.

Customers that have demonstrated some operational and financial instability, with variability and uncertainty in profitability and liquidity projected to continue over the short and possibly medium term. This rating broadly corresponds to ratings “B1” to “Caa” and “B+” to “CCC” of Moody’s and Standard & Poor’s respectively

4.	Mainly comprises trade dated assets and accrued interest
5.	Comprises undrawn commitments and customer contingent liabilities

NOTES TO CONDENSED FINANCIAL STATEMENTS

10. Credit quality, cont’d

Ageing analysis of financial assets that are past due but not impaired

Ageing analysis of past due loans is used by the Group to measure and manage emerging credit risks. Financial assets that are past due but not impaired include those which are assessed, approved and managed on a portfolio basis within a centralised environment (for example credit cards and personal loans), that can be held on a productive basis until they are 180 days past due, as well as those which are managed on an individual basis.

A large portion of retail credit exposures, such as residential mortgages, are generally well secured. That is, the value of associated security is sufficient to cover amounts outstanding.

As at March 2012		6-29	30-59	60-89	> 90
$M	1-5 days	days	days	days	days	Total
Liquid assets	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—
Derivative financial instruments	—	—	—	—	—	—
Available-for-sale assets	—	—	—	—	—	—
Net loans, advances and acceptances	2,847	4,837	1,966	958	1,876	12,484
Other financial assets[1]	—	—	—	—	—	—
Credit related commitments[2]	—	—	—	—	—	—

	2,847	4,837	1,966	958	1,876	12,484

As at September 2011
$M
Liquid assets	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—
Derivative financial instruments	—	—	—	—	—	—
Available-for-sale assets	—	—	—	—	—	—
Net loans, advances and acceptances	3,028	4,540	1,584	865	1,834	11,851
Other financial assets[1]	—	—	—	—	—	—
Credit related commitments[2]	—	—	—	—	—	—

	3,028	4,540	1,584	865	1,834	11,851

As at March 2011
$M
Liquid assets	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—
Derivative financial instruments	—	—	—	—	—	—
Available-for-sale assets	—	—	—	—	—	—
Net loans, advances and acceptances	2,583	6,222	2,509	1,309	1,955	14,578
Other financial assets[1]	—	—	—	—	—	—
Credit related commitments[2]	—	—	—	—	—	—

	2,583	6,222	2,509	1,309	1,955	14,578

1.	Mainly comprises trade dated assets and accrued interest
2.	Comprises undrawn facilities and customer contingent liabilities

NOTES TO CONDENSED FINANCIAL STATEMENTS

10. Credit quality, cont’d

Financial assets that are individually impaired

ANZ regularly reviews its portfolio and monitors adherence to contractual terms. When doubt arises as to the collectability of a credit facility, the financial instrument (or ‘the facility’) is classified and reported as individually impaired and an individual provision is allocated against it.

As described in the summary of significant accounting policies in the ANZ 2011 Annual Report, provisions are created for financial instruments that are reported on the balance sheet at amortised cost. For instruments reported at fair value, impairment provisions are treated as part of overall change in fair value and directly reduce the reported carrying amounts.

	Impaired instruments			Individual provision balances
	As at ($M)			As at ($M)
	Mar 12	Sep 11	Mar 11	Mar 12	Sep 11	Mar 11
	$M	$M	$M	$M	$M	$M
Liquid assets	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—
Derivative financial instruments[1]	151	38	41	—	—	—
Available-for-sale assets	—	—	—	—	—	—
Net loans, advances and acceptances	4,664	4,650	5,203	1,701	1,687	1,700
Other financial assets[2]	—	—	—	—	—	—
Credit related commitments[3]	188	193	273	13	10	17

Total	5,003	4,881	5,517	1,714	1,697	1,717

1.	Derivative financial instruments are net of credit valuation adjustments
2.	Mainly comprises trade dated assets and accrued interest
3.	Comprises undrawn facilities and customer contingent liabilities

	As at ($M)			Movement
Impaired and Restructured Items				Mar 12	Mar 12
by size of exposure	Mar 12	Sep 11	Mar 11	v. Sep 11	v. Mar 11
Less than $10 million	2,468	2,490	2,407	-1%	3%
$10 million to $100 million	1,903	2,123	2,561	-10%	-26%
Greater than $100 million	972	968	1,253	0%	-22%

Gross impaired assets[1]	5,343	5,581	6,221	-4%	-14%
Less: Individually assessed provisions for impairment	(1,714)	(1,697)	(1,717)	1%	0%

Net impaired assets	3,629	3,884	4,504	-7%	-19%

1.	Includes $340 million restructured items (Sep 2011: $700 million; Mar 2011: $704 million)

NOTES TO CONDENSED FINANCIAL STATEMENTS

11. Deposits and other borrowings

	Half Year			Movement
	Mar 12	Sep 11	Mar 11	Mar 12	Mar 12
	$M	$M	$M	v. Sep 11	v. Mar 11
Certificates of deposit	59,603	55,554	51,513	7%	16%
Term deposits	164,439	153,200	142,668	7%	15%
Other deposits bearing interest and other borrowings	131,183	132,812	114,539	-1%	15%
Deposits not bearing interest	11,452	11,334	10,631	1%	8%
Commercial paper	15,084	14,333	10,769	5%	40%
Borrowing corporations’ debt	1,380	1,496	1,669	-8%	-17%

Total deposits and other borrowings	383,141	368,729	331,789	4%	15%

12. Loan capital
	Half Year			Movement
	Mar 12	Sep 11	Mar 11	Mar 12	Mar 12
	$M	$M	$M	v. Sep 11	v. Mar 11
Hybrid loan capital
US Trust Securities[1]	768	835	785	-8%	-2%
UK Stapled Securities[2]	691	720	699	-4%	-1%
ANZ Convertible Preference Shares (ANZ CPS)
ANZ CPS1[3]	1,077	1,075	1,074	0%	0%
ANZ CPS2[4]	1,956	1,954	1,951	0%	0%
ANZ CPS3[5]	1,324	1,322	—	0%	n/a
Perpetual subordinated notes	946	964	905	-2%	5%
Subordinated notes	5,843	5,123	6,220	14%	-6%

Total Loan Capital	12,605	11,993	11,634	5%	8%

1.

On 27 November 2003, ANZ issued USD750 million Trust Securities via ANZ Capital Trust II, each comprising an interest paying unsecured note issued by Samson Funding Limited (a wholly owned New Zealand subsidiary) and a preference share issued by ANZ which are stapled together. Subject to certain conditions, the securities are redeemable by the issuer on 15 December 2013. The instrument converts into ordinary shares of ANZ at a 5% discount (i) at the holder’s request, if ANZ fails to redeem the instrument on 15 December 2013, or (ii) on 15 December 2053 unless redeemed earlier. The securities constitute Tier 1 capital as defined by APRA for capital adequacy purposes.

2.

On 15 June 2007, ANZ issued £450 million stapled securities, each comprising an interest paying subordinated note issued by ANZ New York branch and a preference share issued by ANZ which are stapled together. ANZ has elected for ANZ Capital No 1 Pty Ltd (a wholly owned subsidiary and guaranteed by ANZ) to purchase the securities on 15 June 2012, and following the purchase ANZ has agreed to buy-back and cancel the preference shares. Irrevocable notices to affect the purchase were issued on 27 April 2012. The securities constituted Tier 1 capital as defined by APRA for capital adequacy purposes until 27 April 2012.

3.

On 30 September 2008, ANZ issued convertible preference shares which will convert into ordinary shares of ANZ on 16 June 2014 at a 2.5% discount (subject to certain conditions being satisfied), unless ANZ elects for a third party to purchase the convertible preference shares or they are exchanged earlier. The securities constitute Tier 1 capital as defined by APRA for capital adequacy purposes.

4.

On 17 December 2009, ANZ issued convertible preference shares which will convert into ordinary shares of ANZ on 15 December 2016 at a 1% discount (subject to certain conditions being satisfied), unless ANZ elects for a third party to purchase the convertible preference shares or they are exchanged earlier. The securities constitute Tier 1 capital as defined by APRA for capital adequacy purpose.

5.

On 28 September 2011, ANZ issued convertible preference shares which will convert into ordinary shares of ANZ on 1 September 2019 at a 1% discount (subject to certain conditions being satisfied), unless they are exchanged earlier. In addition, if ANZ’s Common Equity Tier 1 capital ratio is equal to or less than 5.125% then the convertible preference shares will immediately convert into ANZ ordinary shares subject to a maximum conversion number. Subject to certain conditions, the convertible preference shares are redeemable by ANZ on and from 1 September 2017. The securities constitute Tier 1 capital as defined by APRA for capital adequacy purposes.

NOTES TO CONDENSED FINANCIAL STATEMENTS

13. Share capital

Issued and quoted securities

	Number quoted	Issue price per share	Amount paid up per share
Ordinary shares
As at 31 March 2012	2,679,518,264
Issued during the half year	50,484,227

Preference shares
As at 31 March 2012
Euro Trust Securities[1]	500,000	€1,000	€1,000

1.

On 13 December 2004 the Group issued €500 million hybrid capital. The instruments consist of Floating Rate Non-cumulative Trust Securities issued by ANZ Capital Trust III each representing a unit consisting of €1,000 principal amount of subordinated floating rate notes due 2053 issued by ANZ Jackson Funding PLC stapled to a fully paid up preference share with a liquidation preference of €1,000 each, issued by Australia and New Zealand Banking Group Limited

	Half Year
	Mar 12	Sep 11	Mar 11
	$M	$M	$M
Profit as a % of shareholders’ equity including preference shares at end of period (annualised)[1]	14.8%	14.2%	15.2%

1.	Profit attributable to shareholders

14. Shareholders’ equity

	Half Year			Movement
	Mar 12	Sep 11	Mar 11	Mar 12	Mar 12
	$M	$M	$M	v. Sep 11	v. Mar 11
Share capital
Balance at start of period	22,214	21,465	20,757	3%	7%
Ordinary share capital
Dividend reinvestment plan	757	655	712	16%	6%
Group employee share acquisition scheme[1]	45	77	(32)	-42%	large
Treasury shares in OnePath Australia[2]	21	1	1	large	large
Group share option scheme	29	16	27	81%	7%

Total share capital	23,066	22,214	21,465	4%	7%

Foreign currency translation reserve
Balance at start of period	(2,418)	(3,299)	(2,742)	-27%	-12%
Currency translation adjustments net of hedges after tax	(412)	881	(557)	large	-26%

Total foreign currency translation reserve	(2,830)	(2,418)	(3,299)	17%	-14%

Share option reserve[3]
Balance at start of period	50	42	64	19%	-22%
Share based payments and exercises	(4)	8	(21)	large	-81%
Transfer of options and rights lapsed to retained earnings	(2)	—	(1)	n/a	100%

Total share option reserve	44	50	42	-12%	5%

1.

As at 31 March 2012, there were 15,962,923 Treasury shares outstanding (Sep 11: 13,795,601; Mar 11: 14,495,458). Shares in the Company which are purchased on-market by ANZEST Pty Ltd (trustee of ANZ employee share and option plans) or issued by the Company to ANZEST Pty Ltd are classified as Treasury shares (to the extent that they relate to unvested employee share-based awards).

2.

On acquisition of OnePath Australia, an adjustment was made for ANZ shares held by OnePath Australia. As at 31 March 2012, there were 15,587,499 OnePath Australia Treasury shares outstanding (Sep 11: 16,469,102; Mar 11: 16,776,922). OnePath Australia purchases and holds shares in the Company to back policy liabilities in the life insurance statutory funds. These shares are also classified as Treasury shares.

3.

The share option reserve arises on the grant of share options/deferred share rights/performance rights (“options and rights”) to selected employees under the ANZ Share Option Plan. Amounts are transferred from the share option reserve to other equity accounts when the options and rights are exercised and to retained earnings when lapsed or forfeited after vesting. Forfeited options and rights due to termination prior to vesting are credited to the income statement.

NOTES TO CONDENSED FINANCIAL STATEMENTS

14. Shareholders’ equity, cont’d

	Half Year			Movement
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Available-for-sale revaluation reserve[4]
Balance at start of period	126	57	80	large	58%
Gain/(loss) recognised after tax	108	83	(53)	30%	large
Transferred to income statement	12	(14)	30	large	-60%

Total available-for-sale revaluation reserve	246	126	57	95%	large

Hedging reserve[5]
Balance at start of period	169	29	11	large	large
Gain/(loss) recognised after tax	(41)	142	22	large	large
Transferred to income statement	5	(2)	(4)	large	large

Total hedging reserve	133	169	29	-21%	large

Transactions with non-controlling interests reserve
Balance at the start of the period	(22)	—	—	n/a	n/a
Transactions with non-controlling interests	(1)	(22)	—	-95%	n/a

Total transactions with non-controlling interests reserve	(23)	(22)	—	5%	n/a

Total reserves	(2,430)	(2,095)	(3,171)	16%	-23%

Retained earnings
Balance at start of period	17,787	16,766	15,921	6%	12%
Profit attributable to shareholders of the Company	2,919	2,691	2,664	8%	10%
Transfer of options lapsed from share option reserve	2	—	1	n/a	100%

Total available for appropriation	20,708	19,457	18,586	6%	11%
Actuarial gain/(loss) on defined benefit plans after tax[6]	(2)	(43)	33	-95%	large
Ordinary share dividends paid	(1,955)	(1,631)	(1,860)	20%	5%
Dividend income on Treasury shares held within the Group’s life insurance statutory funds	14	10	13	40%	8%
Preference share dividends paid	(7)	(6)	(6)	17%	17%

Retained earnings at end of period	18,758	17,787	16,766	5%	12%

Share capital and reserves attributable to shareholders of the Company	39,394	37,906	35,060	4%	12%
Non-controlling interests	49	48	69	2%	-29%

Total shareholders’ equity	39,443	37,954	35,129	4%	12%

4.

The available-for-sale revaluation reserve arises on the revaluation of available-for-sale financial assets. Where a revalued financial asset is sold, that portion of the reserve which relates to that financial asset is realised and recognised in the income statement. Where a revalued financial asset is impaired, that portion of the reserve which relates to that financial asset is recognised in the income statement

5.

The hedging reserve represents hedging gains and losses recognised on the effective portion of cash flow hedges. The cumulative deferred gain or loss on the hedge is recognised in the income statement when the hedged transaction impacts profit or loss, consistent with the applicable accounting policy

6.	ANZ has taken the option available under AASB 119 to recognise actuarial gains/losses on defined benefit superannuation plans directly in retained earnings

NOTES TO CONDENSED FINANCIAL STATEMENTS

15. Contingent liabilities and contingent assets

There are outstanding court proceedings, claims and possible claims against the Group, the aggregate amount of which cannot readily be quantified. Appropriate legal advice has been obtained and, in the light of such advice, provisions as deemed necessary have been made. In some instances we have not disclosed the estimated financial impact as this may prejudice the interests of the Group.

Refer to Note 44 of the 2011 ANZ Annual Report for a detailed listing of current contingent liabilities and contingent assets.

•	Exception fees class action

In September 2010, litigation funder IMF (Australia) Ltd commenced a class action against ANZ, which it said was on behalf of 27,000 ANZ customers (which may now be in excess of 30,000) and relating to more than $50 million in exception fees charged to those customers over the previous 6 years. The case is at an early stage. ANZ is defending it. There is a risk that further claims could emerge.

•	Security recovery actions

Various claims have been made or are anticipated, arising from security recovery actions taken to resolve impaired assets over recent years. ANZ will defend these claims and any future claims and holds appropriate provisions for expected losses.

NOTES TO CONDENSED FINANCIAL STATEMENTS

16. Note to the Cash Flow Statement

(a) Reconciliation of profit after income tax to net cash provided by operating activities

	Half Year
	Mar 12 Inflows (Outflows) $M	Sep 11 Inflows (Outflows) $M	Mar 11 Inflows (Outflows) $M
Profit after income tax	2,919	2,691	2,664
Adjustments to reconcile to net cash provided by operating activities
Provision for credit impairment	538	562	675
Credit risk on derivatives	(20)	49	(70)
Impairment on available for sale assets transferred to profit and loss	37	37	35
Depreciation and amortisation	351	325	320
(Profit)/Loss on sale of businesses	3	—	(6)
Provision for employee entitlements, restructuring and other provisions	315	325	323
Payments from provisions	(325)	(409)	(269)
(Profit)/loss on sale of premises and equipment	(1)	(19)	(1)
(Profit)/loss on sale of available-for-sale securities	(30)	(72)	4
Amortisation of discounts/premiums included in interest income	(2)	(4)	(9)
Share based payments expense	97	93	74
Changes in policyholder liabilities	1,757	(1,875)	1,021
Net foreign exchange earnings	(570)	(386)	(431)
Net (gains)/losses on trading derivatives	(212)	696	(350)
Net derivatives/foreign exchange adjustment	331	(285)	960
(Increase)/decrease in operating assets:
Trading securities	2,718	(5,859)	(1,755)
Liquid assets—greater than three months	(199)	342	1,251
Due from other banks—greater than three months	(1,527)	(833)	(643)
Net decrease/(increase) in investments backing policyholder liabilities	(1,052)	2,300	(981)
Loans and advances	(18,395)	(13,119)	(12,449)
Net derivative financial instruments	(427)	745	(2,783)
Interest receivable	(118)	(5)	(40)
Accrued income	(24)	26	54
Net tax assets	(437)	371	(94)
Increase/(decrease) in operating liabilities:
Deposits and other borrowings	18,412	29,864	13,970
Due to other financial institutions	4,728	1,456	(106)
Payables and other liabilities	(886)	(1,160)	1,744
Interest payable	(104)	113	11
Accrued expenses	(528)	234	(213)
Other	(109)	(124)	(184)

Net cash provided by/(used in) operating activities	7,240	16,079	2,722

(b) Reconciliation of cash and cash equivalents

Cash at the end of the period as shown in the cash flow statement is reconciled to the related items in the balance sheet as follows
Liquid assets—less than three months	34,146	23,400	18,414
Due from other financial institutions—less than three months	6,455	6,621	6,234

	40,601	30,021	24,648

(c) Non-cash financing activities

Dividends satisfied by share issue	757	655	712
Bonus option plan share issues	47	31	35

	804	686	747

NOTES TO CONDENSED FINANCIAL STATEMENTS

17. Segment analysis

(i) Description of segments

The Group operates on a divisional structure with Australia, Asia Pacific, Europe & America (APEA), Institutional and New Zealand being the major operating divisions. The Group manages Institutional APEA on a matrix structure. Accordingly, the divisional analysis on the following pages reflects this matrix reporting structure.

In February 2012 the Group announced that it has put in place a new senior management structure and other organisational changes designed to support our super regional aspirations, give focus to areas of growth and opportunity, and to strengthen succession planning within the senior management team. As these changes are implemented it is anticipated that additional reportable segments will be created. The segment disclosures below are unchanged from that reported at 30 September 2011, in line with how the business was managed and reported internally during the reporting period.

(ii) Operating segments

Transactions between business units across segments within ANZ are conducted on an arms length basis.

	Half Year			Movement
Segment Revenue	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Australia	4,071	4,145	4,101	-2%	-1%
Asia Pacific, Europe & America	1,398	1,227	1,281	14%	9%
Institutional	2,769	2,373	2,619	17%	6%
New Zealand	1,137	1,109	1,080	3%	5%
Group Centre	125	130	5	-4%	large
Less: Institutional Asia Pacific, Europe & America	(796)	(602)	(656)	32%	21%

Subtotal	8,704	8,382	8,430	4%	3%
Other[1]	113	(55)	175	large	-35%

Group total	8,817	8,327	8,605	6%	2%

	Half Year			Movement
Segment Profit	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Australia	1,365	1,464	1,350	-7%	1%
Asia Pacific, Europe & America	419	338	390	24%	7%
Institutional	1,123	907	1,081	24%	4%
New Zealand	397	357	357	11%	11%
Group Centre	(24)	(64)	(109)	-63%	-78%
Less: Institutional Asia Pacific, Europe & America	(307)	(168)	(251)	83%	22%

Subtotal	2,973	2,834	2,818	5%	6%
Other[1]	(54)	(143)	(154)	-62%	-65%

Group total	2,919	2,691	2,664	8%	10%

	Half Year			Movement
Segment Assets	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12 v. Sep 11	Mar 12 v. Mar 11
Australia	283,987	272,331	268,752	4%	6%
Asia Pacific, Europe & America	96,654	88,108	64,757	10%	49%
Institutional	233,770	237,868	188,236	-2%	24%
New Zealand	70,013	70,273	67,058	0%	4%
Group Centre	1,717	636	1,557	large	10%
Less: Institutional Asia Pacific, Europe & America	(82,850)	(74,753)	(52,984)	11%	56%

Subtotal	603,291	594,463	537,376	1%	12%
Other[1]	(55)	25	71	large	large

Group total	603,236	594,488	537,447	1%	12%

1.

In evaluating the performance of the operating segments, certain items are removed from the operating segment results, where they are not considered integral to the ongoing performance of the segment and are evaluated separately. These items and the profit after tax impact are set out in part (iii) of this note

NOTES TO CONDENSED FINANCIAL STATEMENTS

17. Segment analysis, cont’d

(iii) Other items

The table below sets out the profit after tax impact of other items.

		Half Year
Item	Related segment	Mar 12 $M	Sep 11 $M	Mar 11 $M
New Zealand technology integration	New Zealand	(46)	(11)	(75)
Changes in New Zealand tax legislation	New Zealand and Institutional	—	(1)	3
Acquisition related adjustments	Australia, APEA, Institutional and New Zealand	(28)	(54)	(72)
Treasury shares adjustment	Australia	(70)	56	(15)
Economic hedging—fair value (gains)/losses	APEA, Group Centre and Institutional	(22)	(3)	(114)
Revenue and net investment hedges (gains)/losses	Group Centre	63	(81)	30
New Zealand managed funds impacts	New Zealand	(1)	(3)	42
Non continuing businesses	Institutional	50	(46)	47

Total profit after tax		(54)	(143)	(154)

18. Changes in composition of the Group

Material controlled entities

There were no material entities acquired or disposed during the half year ended 31 March 2012 or for the year ended 30 September 2011.

19. Associates and investments

	Half Year
	Mar 12 $M	Sep 11 $M	Mar 11 $M
Profit after income tax	166	193	243

Contributions to profit1

	Contribution to Group post-tax profit			Ownership interest held by Group
Associates	Half Year			As at
	Mar 12 $M	Sep 11 $M	Mar 11 $M	Mar 12%	Sep 11%	Mar 11%
P.T. Bank Pan Indonesia	30	29	40	39	39	39
Metrobank Card Corporation Inc	7	6	4	40	40	40
Bank of Tianjin	37	26	28	20	20	20
AMMB Holdings Berhad	53	61	53	24	24	24
Shanghai Rural Commercial Bank	46	71	102	20	20	20
Saigon Securities Inc.	(1)	(2)	2	18	18	18
Other associates	(6)	2	14	n/a	n/a	n/a

Profit after income tax	166	193	243

1.

The results differ from the published results of these entities due to the application of IFRS, Group Accounting Policies and acquisition adjustments. This amounted to $18 million reversal in the March 2012 half (Sep 2011 half $20 million; Mar 2011 half $61 million). Excludes gains or losses on disposal or valuation adjustments

20. Related party disclosure

There have been no significant changes to the arrangements with related parties. Refer to Notes 47 and 48 of the 2011 Annual Report.

NOTES TO CONDENSED FINANCIAL STATEMENTS

21. Exchange rates

Major exchange rates used in translation of results of offshore controlled entities and branches and investments in associates and joint venture entities were as follows:

	Balance sheet			Profit & Loss Average
	As at			Half Year
	Mar 12	Sep 11	Mar 11	Mar 12	Sep 11	Mar 11
Chinese Yuan	6.5530	6.2149	6.7742	6.5376	6.8160	6.5906
Euro	0.7791	0.7194	0.7305	0.7758	0.7403	0.7303
Great British Pound	0.6510	0.6243	0.6415	0.6569	0.6513	0.6258
Indian Rupee	53.414	47.599	46.083	52.143	47.663	44.844
Indonesian Rupiah	9548.1	8573.0	8997.5	9332.8	9075.9	8895.0
Malaysian Ringgit	3.1890	3.1052	3.1266	3.2068	3.1858	3.0679
New Zealand Dollar	1.2697	1.2727	1.3588	1.2959	1.2945	1.3158
Papua New Guinea Kina	2.1579	2.1794	2.6596	2.2124	2.4682	2.6148
United States Dollar	1.0401	0.9731	1.0333	1.0320	1.0544	0.9956

22. Significant events since balance date

There are no significant events from 31 March 2012 to the date of signing of this report.

DIRECTORS’ DECLARATION AND RESPONSIBILITY STATEMENT

Directors’ Declaration

The Directors of Australia and New Zealand Banking Group Limited declare that:

1.	in the Directors’ opinion the Condensed Consolidated Financial Statements and Notes to the Condensed Consolidated Financial Statements are in accordance with the Corporations Act 2001 (as amended), including:

(a)	that they comply with the Australian Accounting Standard AASB 134: ‘Interim Financial Reporting’ and the Corporations Regulations 2001; and

(b)	that they give a true and fair view of the financial position of the Group as at 31 March 2012 and of its performance for the half year ended on that date; and

2.	in the Directors’ opinion at the date of this declaration there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable.

Signed in accordance with a resolution of the Directors.

John Morschel	Michael R P Smith
Chairman	Director

1 May 2012

Responsibility statement of the directors in accordance with the Disclosure and Transparency Rule 4.2.10(3)(b) of the United Kingdom Financial Services Authority

The Directors of Australia and New Zealand Banking Group Limited confirm to the best of their knowledge that:

The Condensed Consolidated Financial Statements and Notes to the Condensed Consolidated Financial Statements for the half year ended 31 March 2012, Directors’ Report (including matters included by reference) and Directors’ Declaration as set out on pages 97 to 125 as well as the additional information on pages 133 to 140 includes a fair review of:

(i)	the important events that have occurred during the first six months of the financial year, and their impact on the condensed set of financial statements; and

(ii)	a description of the principal risks and uncertainties for the remaining six months of the financial year.

Signed in accordance with a resolution of the Directors.

John Morschel	Michael R P Smith
Chairman	Director

1 May 2012

AUDITOR’S REVIEW REPORT AND INDEPENDENCE DECLARATION

Independent auditor’s review report to the members of Australia and New Zealand Banking Group Limited

Report on the condensed consolidated financial statements

We have reviewed the accompanying half year condensed consolidated financial statements of Australia and New Zealand Banking Group Limited (the “Company”) which comprises the condensed consolidated balance sheet as at 31 March 2012, condensed consolidated income statement and condensed consolidated statement of comprehensive income, condensed consolidated statement of changes in equity and condensed consolidated cash flow statement for the half year ended on that date, notes 1 to 22 comprising a basis of preparation and other explanatory notes, and the directors’ declaration of the Group comprising the Company and the entities it controlled at the half year’s end or from time to time during the half year.

Directors’ responsibility for the half year condensed consolidated financial statements

The directors of the Company are responsible for the preparation of the half year condensed consolidated financial statements that give a true and fair view in accordance with Australian Accounting Standards and the Corporations Act 2001 and for such control as the directors determine is necessary to enable the preparation of the half year condensed consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express a conclusion on the half year condensed consolidated financial statements based on our review. We conducted our review in accordance with Auditing Standard on Review Engagements ASRE 2410 Review of a Financial Report Performed by the Independent Auditor of the Entity, in order to state whether, on the basis of the procedures described, we have become aware of any matter that makes us believe that the half year condensed consolidated financial statements are not in accordance with the Corporations Act 2001 including: giving a true and fair view of the Group’s financial position as at 31 March 2012 and its performance for the half year ended on that date; and complying with Australian Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Regulations 2001. As auditor of Australia and New Zealand Banking Group Limited, ASRE 2410 requires that we comply with the ethical requirements relevant to the audit of the annual report.

A review of a half year financial report consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Australian Auditing Standards and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Independence

In conducting our review, we have complied with the independence requirements of the Corporations Act 2001.

Conclusion

Based on our review, which is not an audit, we have not become aware of any matter that makes us believe that the half year condensed consolidated financial statements of Australia and New Zealand Banking Group Limited are not in accordance with the Corporations Act 2001, including:

(a)	giving a true and fair view of the Group’s financial position as at 31 March 2012 and of its performance for the half year ended on that date; and

(b)	complying with Australian Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Regulations 2001.

KPMG	Peter Nash
Melbourne	Partner

1 May 2012

Lead Auditor’s Independence Declaration under section 307C of the Corporations Act 2001

To: the directors of Australia and New Zealand Banking Group Limited

I declare that, to the best of my knowledge and belief, in relation to the review for the half year ended 31 March 2012, there have been:

(i)	no contraventions of the auditor independence requirements as set out in the Corporations Act 2001 in relation to the review; and

(ii)	no contraventions of any applicable code of professional conduct in relation to the review.

KPMG	Peter Nash
Melbourne	Partner

1 May 2012

SUPPLEMENTARY INFORMATION

Four year summary by half year

	Mar 12 $M	Sep 11 $M	Mar 11 $M	Sep 10 $M	Mar 10 $M	Sep 09 $M	Mar 09 $M	Sep 08 $M
Income Statement
Net interest income	5,984	5,839	5,642	5,623	5,239	4,988	4,822	4,074
Other operating income	2,720	2,543	2,788	2,592	2,328	2,339	2,218	2,241
Operating expense	(4,020)	(3,897)	(3,821)	(3,722)	(3,249)	(3,124)	(2,944)	(2,751)
Provision for credit impairment	(565)	(551)	(660)	(722)	(1,098)	(1,621)	(1,435)	(1,364)

Profit before income tax	4,119	3,934	3,949	3,771	3,220	2,582	2,661	2,200
Income tax expense	(1,142)	(1,096)	(1,126)	(1,040)	(920)	(720)	(749)	(606)
Non-controlling interests	(4)	(4)	(5)	(4)	(2)	2	(4)	(5)

Underlying profit	2,973	2,834	2,818	2,727	2,298	1,864	1,908	1,589
Adjustments to arrive at statutory profit	(54)	(143)	(154)	(151)	(373)	(338)	(491)	(233)

Profit attributable to shareholders of the Company	2,919	2,691	2,664	2,576	1,925	1,526	1,417	1,356

Balance Sheet
Assets	603,236	594,488	537,447	531,739	506,708	476,987	502,798	470,293

Net assets	39,443	37,954	35,129	34,155	32,583	32,429	28,367	26,552

Ratios
Return on average ordinary shareholders’ equity	15.6%	14.9%	15.8%	15.5%	12.2%	10.3%	10.4%	11.4%
Return on average assets	0.97%	0.93%	0.97%	0.94%	0.76%	0.63%	0.54%	0.61%
Tier 1 capital ratio	11.3%	10.9%	10.5%	10.1%	10.7%	10.6%	8.2%	7.7%
Total capital ratio	12.6%	12.1%	12.1%	11.9%	13.0%	13.7%	11.0%	11.1%
Operating expenses to operating income	46.9%	48.0%	46.8%	46.3%	46.8%	44.5%	47.0%	49.7%
Operating expenses to operating income	46.2%	46.5%	45.3%	45.3%	42.9%	42.6%	41.8%	43.6%

Shareholder value—ordinary shares
Total return to shareholders
(share price movement plus dividends)	23.6%	(15.7%)	3.6%	(4.5%)	7.9%	58.0%	(12.0%)	(14.6%)
Market capitalisation	62,325	51,318	61,820	60,614	64,250	61,085	33,990	38,263
Dividend	66 cents	76 cents	64 cents	74 cents	52 cents	56 cents	46 cents	74 cents
Franked portion	100%	100%	100%	100%	100%	100%	100%	100%
Share price
- high	$23.68	$24.49	$25.96	$26.23	$25.72	$24.99	$19.63	$24.28
- low	$18.60	$17.63	$22.05	$19.95	$20.13	$14.90	$11.83	$15.07
- closing	$23.26	$19.52	$23.81	$23.68	$25.36	$24.39	$15.75	$18.75

Share information (per fully paid)
Earnings per share—basic	110.8c	104.0c	104.2c	102.1c	76.8c	64.8c	66.3c	68.3c
Dividend payout ratio	60.8%	74.6%	62.5%	73.7%	68.7%	92.5%	71.3%	113.6%
Net tangible assets per ordinary share	$11.74	$11.44	$10.61	$10.38	$9.99	$11.02	$10.94	$10.72

Number of fully paid ordinary shares (M)	2,679.5	2,629.0	2,596.4	2,559.7	2,533.5	2,504.5	2,158.1	2,040.7
Other information
Permanent full time equivalent staff (FTE)	46,138	46,152	45,731	43,992	39,536	36,094	35,415	35,423
Temporary full time equivalent staff (FTE)	2,210	2,947	2,889	3,107	2,608	1,593	1,631	1,502

Total full time equivalent staff (FTE)	48,348	49,099	48,620	47,099	42,144	37,687	37,046	36,925

Number of shareholders	439,811	442,912	424,787	411,692	405,698	396,181	391,052	376,813

SUPPLEMENTARY INFORMATION

Average balance sheet and related interest

Averages used in the following tables are predominantly daily averages. Interest income figures are presented on a tax-equivalent basis. Impaired loans are included under the interest earning asset category, ‘loans and advances’. Intra-group interest earning assets and interest bearing liabilities are treated as external assets and liabilities for the geographic segments.

	Half year Mar 12			Half year Sep 11			Half year Mar 11
	Ave bal $M	Int $M	Rate %	Ave bal $M	Int $M	Rate %	Ave bal $M	Int $M	Rate %
Interest earning assets
Due from other financial institutions
Australia	2,588	54	4.2%	1,673	41	4.9%	2,666	60	4.5%
Asia Pacific, Europe & America	8,072	87	2.2%	5,831	66	2.3%	8,679	40	0.9%
New Zealand	754	9	2.4%	734	8	2.2%	575	6	2.1%
Trading and available-for-sale assets
Australia	33,092	704	4.3%	33,664	793	4.7%	31,700	727	4.6%
Asia Pacific, Europe & America	15,267	137	1.8%	11,470	99	1.7%	11,449	93	1.6%
New Zealand	8,127	168	4.1%	7,621	175	4.6%	6,801	161	4.7%
Loans and advances and Acceptances
Australia	295,540	10,877	7.4%	284,053	10,979	7.7%	277,574	10,556	7.6%
Asia Pacific, Europe & America	39,665	850	4.3%	35,340	724	4.1%	30,308	702	4.6%
New Zealand	73,041	2,271	6.2%	73,863	2,288	6.2%	73,609	2,366	6.4%
Other assets
Australia	3,689	90	4.9%	4,664	117	5.0%	4,393	103	4.7%
Asia Pacific, Europe & America	20,048	97	1.0%	15,747	58	0.7%	7,958	55	1.4%
New Zealand	2,255	67	5.9%	2,154	76	7.0%	2,317	76	6.6%
Intragroup assets
Australia	4,920	307	12.5%	3,012	300	19.9%	2,943	274	18.7%
Asia Pacific, Europe & America	6,891	(19)	-0.6%	9,057	(2)	0.0%	9,086	11	0.2%

	513,949	15,699		488,883	15,722		470,058	15,230
Intragroup elimination	(11,811)	(288)		(12,069)	(299)		(12,029)	(285)

	502,138	15,411	6.1%	476,814	15,423	6.5%	458,029	14,945	6.5%

Non-interest earning assets
Derivatives
Australia	33,427			30,192			26,812
Asia Pacific, Europe & America	3,335			3,459			3,503
New Zealand	9,265			8,461			7,494
Premises and equipment	2,101			2,154			2,171
Insurance assets	30,097			32,119			32,780
Other assets	28,189			27,830			25,546
Provisions for credit impairment
Australia	(2,987)			(3,096)			(2,996)
Asia Pacific, Europe & America	(828)			(849)			(906)
New Zealand	(895)			(949)			(998)

	101,704			99,321			93,406

Total average assets	603,842			576,135			551,435

SUPPLEMENTARY INFORMATION

	Half year Mar 12			Half year Sep 11			Half year Mar 11
	Ave bal	Int	Rate	Ave bal	Int	Rate	Ave bal	Int	Rate
	$M	$M	%	$M	$M	%	$M	$M	%
Interest bearing liabilities
Time deposits
Australia	130,045	3,466	5.3%	126,865	3,534	5.6%	121,281	3,330	5.5%
Asia Pacific, Europe & America	55,915	368	1.3%	47,980	293	1.2%	44,739	256	1.1%
New Zealand	27,774	560	4.0%	29,258	625	4.3%	29,363	681	4.7%
Savings deposits
Australia	21,316	433	4.1%	20,211	417	4.1%	20,006	404	4.0%
Asia Pacific, Europe & America	4,311	12	0.6%	4,354	10	0.5%	5,845	14	0.5%
New Zealand	2,772	40	2.9%	2,075	23	2.2%	1,970	24	2.4%
Other demand deposits
Australia	77,169	1,505	3.9%	68,627	1,411	4.1%	63,464	1,236	3.9%
Asia Pacific, Europe & America	9,872	15	0.3%	9,199	17	0.4%	4,758	11	0.5%
New Zealand	15,111	197	2.6%	14,373	187	2.6%	13,014	192	3.0%
Due to other financial institutions
Australia	5,675	111	3.9%	8,241	187	4.5%	8,383	180	4.3%
Asia Pacific, Europe & America	18,570	81	0.9%	15,204	64	0.8%	14,246	72	1.0%
New Zealand	969	11	2.3%	1,207	14	2.3%	702	8	2.3%
Commercial paper
Australia	13,977	322	4.6%	9,532	240	5.0%	5,597	138	4.9%
New Zealand	3,161	54	3.4%	2,744	43	3.1%	4,028	68	3.4%
Borrowing corporations’ debt
Australia	282	9	6.4%	448	13	5.8%	591	21	7.1%
New Zealand	1,094	27	4.9%	1,209	37	6.1%	1,171	31	5.3%
Loan capital, bonds and notes
Australia	62,147	1,769	5.7%	65,532	1,988	6.1%	69,512	2,113	6.1%
Asia Pacific, Europe & America	59	1	3.4%	54	—	0.0%	23	—	0.0%
New Zealand	13,706	333	4.9%	14,780	353	4.8%	15,305	372	4.9%
Other liabilities[1]
Australia	3,037	139	n/a	3,909	160	n/a	4,615	168	n/a
Asia Pacific, Europe & America	1,197	20	n/a	925	18	n/a	564	10	n/a
New Zealand	218	(46)	n/a	231	(47)	n/a	50	(30)	n/a
Intragroup liabilities
New Zealand	11,811	288	4.9%	12,069	298	4.9%	12,029	285	4.8%

	480,188	9,715		459,027	9,885		441,256	9,584
Intragroup elimination	(11,811)	(288)		(12,069)	(299)		(12,029)	(285)

	468,377	9,427	4.0%	446,958	9,586	4.3%	429,227	9,299	4.3%
Non-interest bearing liabilities
Deposits
Australia	5,112			5,018			4,876
Asia Pacific, Europe & America	2,293			2,239			1,828
New Zealand	3,976			3,782			3,653
Derivatives
Australia	26,867			23,302			23,277
Asia Pacific, Europe & America	436			102			(1,661)
New Zealand	8,056			6,840			5,160
Insurance Liabilities	27,968			29,382			29,187
External unit holder liabilities	5,033			5,504			5,447
Other liabilities	17,403			15,973			15,749

	97,144			92,142			87,516

Total average liabilities	565,521			539,100			516,743

1.	Includes foreign exchange swap costs

SUPPLEMENTARY INFORMATION

	Half Year
	Mar 12	Sep 11	Mar 11
	$M	$M	$M
Total average assets
Australia	416,244	403,100	391,302
Asia Pacific, Europe & America	102,564	88,360	77,942
New Zealand	96,845	96,744	94,220
less intragroup elimination	(11,811)	(12,069)	(12,029)

	603,842	576,135	551,435

% of total average assets attributable to overseas activities	31.9%	30.6%	29.6%

Average interest earning assets
Australia	339,829	327,066	319,276
Asia Pacific, Europe & America	89,943	77,445	67,480
New Zealand	84,177	84,372	83,302
less intragroup elimination	(11,811)	(12,069)	(12,029)

	502,138	476,814	458,029

Total average liabilities
Australia	390,262	378,053	367,962
Asia Pacific, Europe & America	96,985	82,659	72,711
New Zealand	90,085	90,457	88,099
less intragroup elimination	(11,811)	(12,069)	(12,029)

	565,521	539,100	516,743

% of total average liabilities attributable to overseas activities	31.0%	29.9%	28.8%

Total average shareholders’ equity[1]
Ordinary share capital, reserves and retained earnings	37,450	36,164	33,821
Preference share capital	871	871	871

	38,321	37,035	34,692

Total average liabilities and shareholders’ equity	603,842	576,135	551,435

1.

Average shareholders’ equity includes OnePath Australia shares that are eliminated from the closing shareholders’ equity balance of $337 million for March 2012 (Sep 2011: $358 million; Mar 2011: $359 million)

SUPPLEMENTARY INFORMATION

	Half Year
	Mar 12	Sep 11	Mar 11
	%	%	%
Gross earnings rate[1]
Australia	7.08	7.46	7.36
Asia Pacific, Europe & America	2.56	2.43	2.68
New Zealand	5.97	6.02	6.28
Total Group	6.14	6.45	6.54

Interest spread and net interest average margin may be analysed as follows:

Australia
Net interest spread	2.14	2.23	2.17
Interest attributable to net non-interest bearing items	0.38	0.38	0.42

Net interest margin—Australia	2.52	2.61	2.59

Asia Pacific, Europe & America
Net interest spread	1.46	1.39	1.64
Interest attributable to net non-interest bearing items	—	—	(0.04)

Net interest margin—Asia Pacific, Europe & America	1.46	1.39	1.60

New Zealand
Net interest spread	2.15	2.10	2.06
Interest attributable to net non-interest bearing items	0.35	0.30	0.29

Net interest margin—New Zealand	2.50	2.40	2.35

Group
Net interest spread	2.11	2.17	2.20
Interest attributable to net non-interest bearing items	0.27	0.27	0.27

Net interest margin	2.38	2.44	2.47

Net interest margin (excluding Global Markets)	2.75	2.80	2.81

1.	Average interest rate received on average interest earning assets

SUPPLEMENTARY INFORMATION

Derivative financial instruments

Derivatives

Derivative instruments are contracts whose value is derived from one or more underlying financial instruments or indices. They include swaps, forward rate contracts, futures, options and combinations of these instruments. The use of derivatives and their sale to customers as risk management products is an integral part of the Group’s trading activities. Derivatives are also used to manage the Group’s own exposure to fluctuations in foreign exchange and interest rates as part of its asset and liability management activities. Derivatives are subject to the same types of credit and market risk as other financial instruments, and the Group manages these risks in a consistent manner.

The following table provides an overview of the Group’s exchange rate, interest rate, commodity and credit derivatives. It includes all contracts, both trading and hedging.

Notional principal amount is the face value of the contract and represents the volume of outstanding transactions. Fair value is the net position of contracts with positive market values and negative market values.

	As at 31 March 2012			As at 30 September 2011
	Notional			Notional
	Principal	Total fair value		Principal	Total fair value
	amount	Assets	Liabilities	amount	Assets	Liabilities
	$M	$M	$M	$M	$M	$M
Foreign exchange contracts
Spot and forward contracts	353,563	4,010	(4,572)	328,740	10,658	(8,940)
Swap agreements	279,110	8,332	(10,994)	223,074	15,837	(16,148)
Futures contracts	183	53	(45)	886	812	(949)
Options purchased	67,417	1,204	—	57,053	1,318	—
Options sold	68,861	—	(1,074)	60,182	—	(1,290)

	769,134	13,599	(16,685)	669,935	28,625	(27,327)

Commodity contracts
Derivative contracts	22,293	1,019	(884)	25,916	1,885	(1,386)

Interest rate contracts
Forward rate agreements	198,456	18	(18)	155,215	35	(30)
Swap agreements	1,421,995	23,316	(21,948)	1,478,261	25,039	(23,385)
Futures contracts	151,814	279	(284)	86,253	1,032	(1,024)
Options purchased	30,124	638	—	43,926	611	—
Options sold	43,351	—	(849)	40,221	—	(765)

	1,845,740	24,251	(23,099)	1,803,876	26,717	(25,204)

Credit default swaps
Structured credit derivatives purchased[1]	8,198	309	—	8,976	609	—
Other credit derivatives purchased[2]	14,064	381	(177)	15,641	781	(29)

Total credit derivatives purchased	22,262	690	(177)	24,617	1,390	(29)

Structured credit derivatives sold[1]	7,738	—	(433)	8,475	—	(788)
Other credit derivatives sold[2]	13,223	38	(93)	14,867	24	(556)

Total credit derivatives sold	20,961	38	(526)	23,342	24	(1,344)

	43,223	728	(703)	47,959	1,414	(1,373)

Collateral	—	(2,724)	6,252	—	(4,523)	5,202

Total	2,680,390	36,873	(35,119)	2,547,686	54,118	(50,088)

1.	Refer page 83
2.

The notional amounts comprise vanilla credit default swap transactions including credit indices such as Itraxx (Europe and Australia) and CDX. In the case of back-to-back deals, where a risk position from one counterparty is “closed out” with another counterparty, the notional amounts are not netted down in the above table. For example, ANZ may sell credit protection over a particular corporate bond (or reference asset) to a counterparty and simultaneously offset that credit exposure by buying credit protection over the same corporate bond (or reference asset) from another counterparty. Netting may only occur when there is an offsetting deal with the same counterparty. These credit default swap trades are transacted in conjunction with other financial instruments by reference to the traded market risk limit framework which includes VaR, name and rating specific concentration limits, sensitivity limits and stress testing limits. VaR disclosures are set out on page 66

SUPPLEMENTARY INFORMATION

Principal risks and uncertainties

Introduction

The Group’s activities are subject to risks that can adversely impact its business, operations and financial condition. The risks and uncertainties described below are not the only ones that the Group may face. Additional risks and uncertainties that the Group is unaware of, or that the Group currently deems to be immaterial, may also become important factors that affect it. If any of the listed or unlisted risks actually occur, the Group’s business, operations, financial condition, or reputation could be materially adversely affected, with the result that the trading price of the Group’s equity or debt securities could decline, and investors could lose all or part of their investment.

Changes in general business and economic conditions, including disruption in regional or global credit and capital markets, may adversely affect the Group’s business, operations and financial condition

The Group’s financial performance is primarily influenced by the economic conditions and the level of business activity in the major countries and regions in which it operates or trades, i.e. Australia, New Zealand, the Asia Pacific Region, Europe and the United States of America. The Group’s business, operations, and financial condition can be negatively affected by changes to these economic and business conditions.

The economic and business conditions that prevail in the Group’s major operating and trading markets are affected by domestic and international economic events, political events, natural disasters and by movements and events that occur in global financial markets.

The global financial crisis (GFC) in 2008 and 2009 saw a sudden and prolonged dislocation in credit and equity capital markets, a contraction in global economic activity and the creation of many challenges for financial services institutions worldwide that still persist in many regions. More recently, sovereign risk (particularly in Europe) and its potential impact on financial institutions in Europe and globally has emerged as a significant risk to the recovery prospects of the global economy. The impact of the GFC and its results (such as heightened sovereign risk) continue to affect global economic activity and capital markets.

The economic effects of the GFC and the more recent European sovereign debt crisis have been widespread and far-reaching with unfavourable ongoing impacts on retail sales, personal and business credit growth, housing credit, and business and consumer confidence. While some of these economic factors have since improved, lasting impacts from the GFC, subsequent volatility in financial markets and the more recent European sovereign debt crisis (and potential contagion from it) suggest ongoing vulnerability and adjustment in these and other areas of consumer and business behaviour. The sovereign debt crisis could have serious implications for the European Union and the euro which, depending on the circumstances in which they take place, could adversely impact the Group’s business operations and financial condition. The New Zealand economy is also vulnerable to more volatile markets and deteriorating funding conditions. Economic conditions in Australia, New Zealand, and some Asia Pacific countries remain difficult, albeit less so than in many European countries and in the US.

Should the difficult economic conditions of these countries persist or worsen, asset values in the housing, commercial or rural property markets could decline, unemployment could rise and corporate and personal incomes could suffer. Also, deterioration in global markets, including equity, property, currency and other asset markets, could impact the Group’s customers and the security the Group holds against loans and other credit exposures, which may impact its ability to recover some loans and other credit exposures.

All or any of these negative economic and business impacts could cause a reduction in demand for the Group’s products and services and/or an increase in loan and other credit defaults and bad debts, which could adversely affect the Group’s business, operations, and financial condition.

The Group’s financial performance could also be adversely affected if it were unable to adapt cost structures, products, pricing or activities in response to a drop in demand or lower than expected revenues. Similarly, higher than expected costs (including credit costs) could be incurred because of adverse changes in the economy, general business conditions or the operating environment in the countries in which it operates.

Other economic and financial factors or events which may adversely affect the Group’s performance and results, include, but are not limited to, the level of and volatility in foreign exchange rates and interest rates, changes in inflation and money supply, fluctuations in both debt and equity capital markets, declining commodity prices due to, for example, reduced demand in Asia, especially north Asia, and decreasing consumer and business confidence.

Geopolitical instability, such as threats of, potential for, or actual conflict, occurring around the world, such as the ongoing unrest and conflicts in the Middle East, may also adversely affect global financial markets, general economic and business conditions and the Group’s ability to continue operating or trading in a country, which in turn may adversely affect the Group’s business, operations, and financial condition.

Natural disasters such as (but not restricted to) cyclones, floods and earthquakes, and the economic and financial market implications of such disasters on domestic and global conditions can adversely impact the Group’s ability to continue operating or trading in the country or countries directly or indirectly affected, which in turn may adversely affect the Group’s business, operations and financial condition. For more specific risks in relation to earthquakes and the recent Christchurch earthquake, see the risk factor entitled “The Group may be exposed to the impact of future climate change, geological events, plant and animal diseases, and other extrinsic events which may adversely affect its business, operations and financial condition”.

SUPPLEMENTARY INFORMATION

Changes in exchange rates may adversely affect the Group’s business, operations and financial condition

The recent appreciation in the Australian and New Zealand dollars relative to other currencies has adversely affected, and could continue to have an adverse effect on, certain portions of the Australian and New Zealand economies, including some agricultural exports, international tourism, manufacturers, and import-competing producers. Similarly, a depreciation in the Australian or New Zealand dollars relative to other currencies would increase debt service obligations in Australia or New Zealand dollar terms of unhedged exposures. Appreciation of the Australian dollar against the New Zealand, United States dollar and other currencies has had a negative translation effect, and future appreciation could have a greater negative impact, on the Group’s results from its other non-Australian businesses, particularly its New Zealand and Asian businesses which are largely based on non-Australian dollar revenues. The Group has put in place hedges to partially mitigate the impact of currency appreciation, but notwithstanding this, any appreciation could have an adverse impact upon the Group’s earnings.

Competition may adversely affect the Group’s business, operations and financial condition, especially in Australia, New Zealand and the Asian markets in which it operates

The markets in which the Group operates are highly competitive and could become even more so, particularly in those segments that are considered to provide higher growth prospects or are in greatest demand (for example, customer deposits). Factors that contribute to competition risk include industry regulation, mergers and acquisitions, changes in customers’ needs and preferences, entry of new participants, development of new distribution and service methods, increased diversification of products by competitors, and regulatory changes in the rules governing the operations of banks and non-bank competitors. For example, changes in the financial services sector in Australia and New Zealand have made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic payment systems, mortgages, and credit cards. In addition, banks organised in jurisdictions outside Australia and New Zealand are subject to different levels of regulation and consequently some may have lower cost structures. Increasing competition for customers could also potentially lead to a compression in the Group’s net interest margins, or increased advertising and related expenses to attract and retain customers.

Additionally, the Australian Government announced in late 2010 a set of measures with the stated purpose of promoting a competitive and sustainable banking system in Australia. Any regulatory or behavioural change that occurs in response to this policy shift could have the effect of limiting or reducing the Group’s revenue earned from its banking products or operations. These regulatory changes could also result in higher operating costs. A reduction or limitation in revenue or an increase in operating costs could adversely affect the Group’s profitability.

The effect of competitive market conditions, especially in the Group’s main markets and products, may lead to erosion in the Group’s market share or margins, and adversely affect the Group’s business, operations, and financial condition.

Changes in monetary policies may adversely affect the Group’s business, operations and financial condition

Central monetary authorities (including the Reserve Bank of Australia (RBA) and the Reserve Bank of New Zealand (RBNZ), the U.S. Federal Reserve and the monetary authorities in Asian jurisdictions in which ANZ carries out business) set official interest rates so as to affect the demand for money and credit in their relevant jurisdictions. Their policies can significantly affect the Group’s cost of funds for lending and investing and the return that the Group will earn on those loans and investments. Both these factors impact the Group’s net interest margin and can affect the value of financial instruments it holds, such as debt securities and hedging instruments. The policies of the central monetary authorities can also affect the Group’s borrowers, potentially increasing the risk that they may fail to repay loans. Changes in such policies are difficult to predict.

Sovereign risk may destabilize global financial markets adversely affecting all participants, including the Group

Sovereign risk or the risk that foreign governments will default on their debt obligations, increase borrowings as and when required or be unable to refinance their debts as they fall due or nationalize participants in their economy, has emerged as a risk to the recovery prospects of many economies. This risk is particularly relevant to a number of European countries though it is not limited to these places (and includes the United States). Should one sovereign default, there could be a cascading effect to other markets and countries, the consequences of which, while difficult to predict, may be similar to or worse than that currently being experienced or which was experienced during the GFC. Such an event could destabilise global financial markets adversely affecting all participants, including the Group.

The Group is exposed to liquidity and funding risk, which may adversely affect its business, operations and financial condition

Liquidity risk is the risk that the Group is unable to meet its payment obligations as they fall due, including repaying depositors or maturing wholesale debt, or that the Group has insufficient capacity to fund increases in assets. Liquidity risk is inherent in all banking operations due to the timing mismatch between cash inflows and cash outflows.

Reduced liquidity could lead to an increase in the cost of the Group’s borrowings and possibly constrain the volume of new lending, which could adversely affect the Group’s profitability. A significant deterioration in investor confidence in the Group could materially impact the Group’s cost of borrowing, and the Group’s ongoing operations and funding.

The Group raises funding from a variety of sources including customer deposits and wholesale funding in Australia and offshore markets to ensure that it continues to meet its funding obligations and to maintain or grow its business generally. In times of systemic liquidity stress, in the event of damage to market confidence in the Group or in the event that funding inside or outside of Australia is not available or constrained, the Group’s ability to access sources of funding and liquidity may be constrained and it will be exposed to liquidity risk. In any such cases, ANZ may be forced to seek alternative funding. The availability of such alternative funding, and the terms on which it may be available, will depend upon a variety of factors, including prevailing market conditions and ANZ’s credit ratings. Even if available, the cost of these alternatives may be more expensive or on unfavourable terms.

SUPPLEMENTARY INFORMATION

Since the GFC, developments in the US mortgage industry and in the US and European markets more generally, including recent European sovereign debt concerns did adversely affect the liquidity in global capital markets including an increase in funding costs. Future deterioration in these market conditions may limit the Group’s ability to replace maturing liabilities and access funding in a timely and cost-effective manner necessary to fund and grow its business.

The Group is exposed to the risk that its credit ratings could change, which could adversely affect its ability to raise capital and wholesale funding

ANZ’s credit ratings have a significant impact on both its access to, and cost of, capital and wholesale funding. Credit ratings are not a recommendation by the relevant rating agency to invest in securities offered by ANZ. Credit ratings may be withdrawn, subject to qualifiers, revised, or suspended by the relevant credit rating agency at any time and the methodologies by which they are determined may be revised. A downgrade or potential downgrade to ANZ’s credit rating may reduce access to capital and wholesale debt markets, potentially leading to an increase in funding costs, as well as affecting the willingness of counterparties to transact with it. On 18 May, 2011, Moody’s Investor’s Service Pty. downgraded ANZ’s deposit and long term, senior, unsecured debt rating to Aa2/stable. Subsequently, on 2 December, 2011, as part of the implementation of their new global bank ratings criteria, Standard and Poor’s (Australia) Pty. Ltd. downgraded the deposit and long term, senior, unsecured debt ratings of the four major Australian banks, including ANZ, by one notch within the AA band from AA/stable to AA-/stable. We can’t provide any assurance that we won’t be subject to further downgrade in the future.

In addition, the ratings of individual securities (including, but not limited to, Tier 1 Capital and Tier 2 Capital securities) issued by ANZ (and banks globally) could be impacted from time to time by changes in the ratings methodologies used by rating agencies. Ratings agencies may revise their methodologies in response to legal or regulatory changes or other market developments.

The Group may experience challenges in managing its capital base, which could give rise to greater volatility in capital ratios

The Group’s capital base is critical to the management of its businesses and access to funding. The Group is required by regulators including, but not limited to, Australian Prudential Regulation Authority (APRA), RBNZ, the UK Financial Services Authority, US regulators and various Asia Pacific jurisdictions where the Group has operations, to maintain adequate regulatory capital.

Under current regulatory requirements, risk-weighted assets and expected loan losses increase as a counterparty’s risk grade worsens. These additional regulatory capital requirements compound any reduction in capital resulting from increased provisions for loan losses and lower profits in times of stress. As a result, greater volatility in capital ratios may arise and may require the Group to raise additional capital. There can be no certainty that any additional capital required would be available or could be raised on reasonable terms.

Global and domestic regulators have released proposals, including the Basel III proposals, to strengthen, among other things, the liquidity and capital requirements of banks, funds management entities, and insurance entities. These proposals, together with any risks arising from any regulatory changes, are described below in the risk factor entitled “Regulatory changes or a failure to comply with regulatory standards, law or policies may adversely affect the Group’s business, operations or financial condition”.

The Group is exposed to credit risk, which may adversely affect its business, operations and financial condition

As a financial institution, the Group is exposed to the risks associated with extending credit to other parties. Less favourable business or economic conditions, whether generally or in a specific industry sector or geographic region, or natural disasters, could cause customers or counterparties to fail to meet their obligations in accordance with agreed terms. For example, our customers and counterparties in the natural resources sector could be adversely impacted in the event of a prolonged slowdown in the Chinese economy. Also, our customers and counterparties in the tourism and manufacturing industries may have been adversely impacted by the recent appreciation of the Australian dollar relative to other currencies. The Group holds provisions for credit impairment. The amount of these provisions is determined by assessing the extent of impairment inherent within the current lending portfolio, based on current information. This process, which is critical to the Group’s financial condition and results, requires difficult, subjective and complex judgments, including forecasts of how current and future economic conditions might impair the ability of borrowers to repay their loans. However, if the information upon which the assessment is made proves to be inaccurate or if the Group fails to analyse the information correctly, the provisions made for credit impairment may be insufficient, which could have a material adverse effect on the Group’s business, operations and financial condition.

In addition, in assessing whether to extend credit or enter into other transactions with customers, the Group relies on information provided by or on behalf of customers, including financial statements and other financial information. The Group may also rely on representations of customers as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. The Group’s financial performance could be negatively impacted to the extent that it relies on information that is inaccurate or materially misleading.

An increase in the failure of third parties to honor their commitments in connection with the Group’s trading, lending, derivatives and other activities may adversely affect its business, operations and financial condition

The Group is exposed to the potential risk of credit-related losses that can occur as a result of a counterparty being unable or unwilling to honour its contractual obligations. As with any financial services organisation, the Group assumes counterparty risk in connection with its lending, trading, derivatives and other businesses where it relies on the ability of a third party to satisfy its financial obligations to the Group on a timely basis. The Group is also subject to the risk that its rights against third parties may not be enforceable in certain circumstances.

SUPPLEMENTARY INFORMATION

Credit exposure may also be increased by a number of factors including deterioration in the financial condition of the counterparty, the value of assets the Group holds as collateral, and the market value of the counterparty instruments and obligations it holds. Credit losses can and have resulted in financial services organisations realising significant losses and in some cases failing altogether. Should material unexpected credit losses occur they could have a materially adverse effect on the Group’s business, operations and financial condition.

Weakening of the real estate markets in Australia, New Zealand or other markets where it does business may adversely affect the Group’s business, operations and financial condition

Residential, commercial and rural property lending, together with property finance, including real estate development and investment property finance, constitute important businesses to the Group. Overall, the property market has been variable.

A decrease in property valuations in Australia, New Zealand or other markets where it does business could decrease the amount of new lending the Group is able to write and/or increase the losses that the Group may experience from existing loans, which, in either case, could materially and adversely impact the Group’s financial condition and results of operations. A significant slowdown in the Australian and New Zealand housing markets or in other markets where it does business could adversely affect the Group’s business, operations and financial conditions.

The Group is exposed to market risk which may adversely affect its business, operations and financial condition

The Group is subject to market risk, which is the risk to the Group’s earnings arising from changes in interest rates, foreign exchange rates, credit spreads, equity prices and indices, prices of commodities, debt securities and other financial contracts, including derivatives. Losses arising from these risks may have a material adverse effect on the Group. As the Group conducts business in several different currencies, its businesses may be affected by a change in currency exchange rates. Additionally, the Group’s annual and interim reports are prepared and stated in Australian dollars, any appreciation in the Australian dollar against other currencies in which the Group earns revenues (particularly to the New Zealand dollar and US dollar) may adversely affect the reported earnings.

The profitability of the Group’s funds management and insurance businesses is also affected by changes in investment markets and weaknesses in global securities markets due to credit, liquidity or other problems.

The Group is exposed to the risks associated with credit intermediation and financial guarantors which may adversely affect its business, operations and financial condition

The Group entered into a series of structured credit intermediation trades from 2004 to 2007. The Group sold protection using credit default swaps over these structures and then, to mitigate risk, purchased protection via credit default swaps over the same structures from eight US financial guarantors. The underlying structures involve credit default swaps (CDSs) over synthetic collateralised debt obligations (CDOs), portfolios of external collateralised loan obligations (CLOs) or specific bonds/floating rate notes (FRNs).

Being derivatives, both the sold protection and purchased protection are marked-to-market. Prior to the commencement of the GFC, movements in valuations of these positions were not significant and the credit valuation adjustment (CVA) charge on the protection bought from the non-collateralised financial guarantors was minimal.

During and after the GFC, the market value of the structured credit transactions increased and the financial guarantors were downgraded. The combined impact of this was to increase the CVA charge on the purchased protection from financial guarantors. Volatility in the market value and hence CVA will continue to persist given the volatility in credit spreads and USD/AUD rates.

The Group is exposed to operational risk, which may adversely affect its business, operations and financial condition

Operational Risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal risk, and the risk of reputational loss or damage arising from inadequate or failed internal processes, people and systems, but excludes strategic risk.

Loss from operational risk events could adversely affect the Group’s financial results. Such losses can include fines, penalties, loss or theft of funds or assets, legal costs, customer compensation, loss of shareholder value, reputation loss, loss of life or injury to people, and loss of property and / or information.

Operational risk is typically classified into risk event type categories to measure and compare risks on a consistent basis. Examples of operational risk events according to category are as follows:

Internal Fraud: Risk that fraudulent acts are planned, initiated or executed by employees (permanent, temporary or contractors) from inside the bank.

External Fraud: Fraudulent acts or attempts which originate from outside the bank. (E.g. valueless cheques, counterfeit credit cards, loan applications in false names, etc.).

Employment Practices & Workplace Safety: Risk to our employees’ health and safety.

Clients, Products & Business Practices: Risk of market manipulation, product defects, money laundering, misuse of customer information etc.

Business Disruption (including Systems Failures): Risk that our banking operating systems are disrupted or fail. At ANZ, technology risks are key Operational Risks which fall under this category.

Damage to Physical Assets: Risk that a natural disaster, terrorist or vandalism attack damages our buildings or property.

Execution, Delivery & Process Management: Risk that we experience losses as a result of data entry errors, accounting errors or failed mandatory reporting.

Direct or indirect losses that occur as a result of operational failures, breakdowns, omissions or unplanned events could adversely affect the Group’s financial results.

SUPPLEMENTARY INFORMATION

Disruption of information technology systems or failure to successfully implement new technology systems could significantly interrupt the Group’s business which may adversely affect its business, operations and financial condition

The Group is highly dependent on information systems and technology and there is a risk that these, or the services the Group uses or is dependent upon, might fail.

Most of the Group’s daily operations are computer-based and information technology systems are essential to maintaining effective communications with customers. The exposure to systems risks includes the complete or partial failure of information technology systems or data centre infrastructure, the inadequacy of internal and third-party information technology systems due to, among other things, failure to keep pace with industry developments and the capacity of the existing systems to effectively accommodate growth and integrate existing and future acquisitions and alliances.

To manage these risks, the Group has disaster recovery and information technology governance practices in place. However, any failure of these systems could result in business interruption, loss of customers, financial compensation, damage to reputation and/or a weakening of the Group’s competitive position, which could adversely impact the Group’s business and have a material adverse effect on the Group’s financial condition and operations.

In addition, the Group must update and implement new information technology systems, in part to assist it to satisfy regulatory demands, ensure information security, enhance computer-based banking services for the Group’s customers and integrate the various segments of its business. The Group may not implement these projects effectively or execute them efficiently, which could lead to increased project costs, delays in the ability to comply with regulatory requirements, failure of the Group’s information security controls or a decrease in the Group’s ability to service its customers.

The Group is exposed to risks associated with information security, which may adversely affect its financial results and reputation

Information security means protecting information and information systems from unauthorised access, use, disclosure, disruption, modification, perusal, inspection, recording or destruction. As a bank, the Group handles a considerable amount of personal and confidential information about its customers and its own internal operations.

The Group employs a team of information security subject matter experts who are responsible for the development and implementation of the Group’s Information Security Policy. The Group is conscious that threats to information security are continuously evolving and as such the Group conducts regular internal and external reviews to ensure new threats are identified, evolving risks are mitigated, policies and procedures are updated, and good practice is maintained. However, there is a risk that information may be inadvertently or inappropriately accessed or distributed or illegally accessed or stolen. Any unauthorised use of confidential information could potentially result in breaches of privacy laws, regulatory sanctions, legal action, and claims for compensation or erosion to the Group’s competitive market position, which could adversely affect the Group’s financial position and reputation.

The Group is exposed to reputation risk, which may adversely impact its business, operations and financial condition

Damage to the Group’s reputation may have wide-ranging impacts, including adverse effects on the Group’s profitability, capacity and cost of sourcing funding, and availability of new business opportunities.

Reputation risk may arise as a result of an external event or the Group’s own actions, and adversely affect perceptions about the Group held by the public (including the Group’s customers), shareholders, investors, regulators or rating agencies. The impact of a risk event on the Group’s reputation may exceed any direct cost of the risk event itself and may adversely impact the Group’s business, operations and financial condition.

The unexpected loss of key staff or inadequate management of human resources may adversely affect the Group’s business, operations and financial condition

The Group’s ability to attract and retain suitably qualified and skilled employees is an important factor in achieving its strategic objectives. The Chief Executive Officer and the management team of the Chief Executive Officer have skills and reputation that are critical to setting the strategic direction, successful management and growth of the Group, and whose unexpected loss due to resignation, retirement, death or illness may adversely affect its operations and financial condition. In addition, the Group may in the future have difficulty attracting highly qualified people to fill important roles, which could adversely affect its business, operations and financial condition.

The Group may be exposed to the impact of future climate change, geological events, plant and animal diseases, and other extrinsic events which may adversely affect its business, operations and financial condition

ANZ is exposed to climate related events (including climate change). These events may include severe storms, drought, fires, cyclones, hurricanes, floods and rising sea levels. The impact of these events may temporarily interrupt or restrict the provision of some Group services, and also adversely affect the Group’s collateral position in relation to credit facilities extended to customers.

ANZ may also be exposed to other events such as geological events (volcanic or seismic activity, tsunamis); plant and animal diseases or a flu pandemic. These may severely disrupt normal business activity and have a negative effect on the Group’s business, operations and financial condition. The most recent example of this would be the major earthquakes in Christchurch New Zealand. Whilst much of the widespread property damage was covered by public (Earthquake Commission) and private insurance, there will potentially be negative impacts on property (and hence security) values and on future levels of insurance and reinsurance coverage across New Zealand.

SUPPLEMENTARY INFORMATION

Regulatory changes or a failure to comply with regulatory standards, law or policies may adversely affect the Group’s business, operations or financial condition

The Group is subject to laws, regulations, policies and codes of practice in Australia, New Zealand and in the other countries (including but not limited to the United Kingdom, the United States, Hong Kong, Singapore, Japan, China and other countries within the Asia Pacific region) in which it has operations, trades or raises funds or in respect of which it has some other connection. In particular, the Group’s banking, funds management and insurance activities are subject to extensive regulation, mainly relating to its liquidity levels, capital, solvency, provisioning, and insurance policy terms and conditions.

Regulations vary from country to country but generally are designed to protect depositors, insured parties, customers with other banking products, and the banking and insurance system as a whole.

The Australian Government and its agencies, including APRA, the RBA and other financial industry regulatory bodies including the Australian Securities and Investments Commission (ASIC), have supervisory oversight of the Group. The New Zealand Government and its agencies, including the RBNZ, the Financial Markets Authority and the Commerce Commission, have supervisory oversight of the Group’s operations in New Zealand. To the extent that the Group has operations, trades or raises funds in, or has some other connection with, countries other than Australia or New Zealand, then such activities may be subject to the laws of, and regulation by agencies in, those countries. Such regulatory agencies include, by way of example, the US Federal Reserve Board, the US Department of Treasury, the US Office of the Comptroller of the Currency, the US Office of Foreign Assets Control, the UK’s Financial Services Authority, the Monetary Authority of Singapore, the Hong Kong Monetary Authority, the China Banking Regulatory Commission, the Kanto Local Finance Bureau of Japan, and other financial regulatory bodies in those countries and in other relevant countries. In addition, the Group’s expansion and growth in the Asia Pacific region gives rise to a requirement to comply with a number of different legal and regulatory regimes across that region.

A failure to comply with any standards, laws, regulations or policies in any of those jurisdictions could result in sanctions by these or other regulatory agencies, the exercise of any discretionary powers that the regulators hold or compensatory action by affected persons, which may in turn cause substantial damage to the Group’s reputation. To the extent that these regulatory requirements limit the Group’s operations or flexibility, they could adversely impact the Group’s profitability and prospects.

These regulatory and other governmental agencies (including revenue and tax authorities) frequently review banking and tax laws, regulations, codes of practice and policies. Changes to laws, regulations, codes of practice or policies, including changes in interpretation or implementation of laws, regulations, codes of practice or policies, could affect the Group in substantial and unpredictable ways and may even conflict with each other. These may include increasing required levels of bank liquidity and capital adequacy, limiting the types of financial services and products the Group can offer, and/or increasing the ability of non-banks to offer competing financial services or products, as well as changes to accounting standards, taxation laws and prudential regulatory requirements.

As a result of the GFC, regulators have proposed various amendments to financial regulation that will affect the Group. APRA, the Basel Committee on Banking Supervision (the Basel Committee) and regulators in other jurisdictions where the Group has a presence have released discussion papers and proposals in regards to strengthening the resilience of the banking and insurance sectors, including proposals to strengthen capital and liquidity requirements for the banking sector. In addition, the US passed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act which significantly affects financial institutions and financial activities in the US.

Uncertainty remains as to the final form that the proposed regulatory changes will take in Australia, the US and other countries in which the Group operate and any such changes could adversely affect the Group’s business, operations and financial condition. The changes may lead the Group to, among other things, change its business mix, incur additional costs as a result of increased management attention, raise additional amounts of higher-quality capital (such as ordinary shares) and hold significant levels of additional liquid assets and undertake additional long term wholesale funding to replace short term wholesale funding to more closely match the Group’s asset maturity profile.

Unexpected changes to the Group’s license to operate in any jurisdiction may adversely affect its business, operations and financial condition

The Group is licensed to operate in the various countries, states and territories in which it operates. Unexpected changes in the conditions of the licenses to operate by governments, administrations or regulatory agencies which prohibit or restrict the Group from trading in a manner that was previously permitted may adversely impact the Group’s financial results.

The Group is exposed to insurance risk, which may adversely affect its business, operations and financial condition

Insurance risk is the risk of loss due to unexpected changes in current and future insurance claim rates. In life insurance business, insurance risk arises primarily through mortality (death) and morbidity (illness and injury) risks being greater than expected and, in the case of annuity business, should annuitants live longer than expected. For general insurance business, insurance risk arises mainly through weather-related incidents (including floods and bushfires) and other calamities, such as earthquakes, tsunamis and volcanic activities, as well as adverse variability in home, contents, motor, travel and other insurance claim amounts. For further details on climate and geological events see also the risk factor entitled “The Group may be exposed to the impact of future climate change, geological and other extrinsic events which may adversely affect its business, operations and financial condition”. The Group has exposure to insurance risk in both life insurance and general insurance business, which may adversely affect its business, operations and financial condition.

SUPPLEMENTARY INFORMATION

The Group may experience reductions in the valuation of some of its assets, resulting in fair value adjustments that may have a material adverse effect on its earnings

Under Australian Accounting Standards, the Group recognises at fair value:

•	Generally, in order to financial instruments classified as “held-for-trading“ or “designated as at fair value through profit or loss”;

•	financial assets classified as “available-for-sale”; and

•	derivatives;

establish the fair value of these instruments, the Group relies on quoted market prices or, where the market for a financial instrument is not sufficiently active, fair values are based on present value estimates or other accepted valuation techniques. In certain circumstances, the data for individual financial instruments or classes of financial instruments used by such estimates or techniques may not be available or may become unavailable due to changes in market conditions. In these circumstances, the fair value is determined using data derived and extrapolated from market data, and tested against historic transactions and observed market trends.

The valuation models incorporate the impact of factors that would influence the fair value determined by a market participant. Principal inputs used in the determination of the fair value of financial instruments based on valuation techniques include data inputs such as statistical data on delinquency rates, foreclosure rates, actual losses, counterparty credit spreads, recovery rates, implied default probabilities, credit index tranche prices and correlation curves. These assumptions, judgments and estimates need to be updated to reflect changing trends and market conditions. The resulting change in the fair values of the financial instruments could have a material adverse effect on the Group’s earnings.

Changes to accounting policies may adversely affect the Group’s business, operations and financial condition

The accounting policies and methods that the Group applies are fundamental to how it records and reports its financial position and results of operations. Management must exercise judgment in selecting and applying many of these accounting policies and methods so that they not only comply with generally accepted accounting principles but they also reflect the most appropriate manner in which to record and report on the financial position and results of operations. However, these accounting policies may be applied inaccurately, resulting in a misstatement of financial position and results of operations.

In some cases, management must select an accounting policy or method from two or more alternatives, any of which might comply with generally accepted accounting principles and be reasonable under the circumstances, yet might result in reporting materially different outcomes than would have been reported under another alternative.

The Group may be exposed to the risk of impairment to capitalized software, goodwill and other intangible assets that may adversely affect its business, operations and financial condition

In certain circumstances the Group may be exposed to a reduction in the value of intangible assets. At reporting date, the Group carried goodwill principally related to its investments in New Zealand and Australia, intangible assets principally relating to assets recognised on acquisition of subsidiaries, and capitalised software balances.

The Group is required to assess the recoverability of the goodwill balances on at least an annual basis. For this purpose the Group uses either a discounted cash flow or a multiple of earnings calculation. Changes in the assumptions upon which the calculation is based, together with expected changes in future cash flows, could materially impact this assessment, resulting in the potential write-off of a part or all of the goodwill balances.

Capitalised software and other intangible assets (including deferred acquisition costs) are assessed for indicators of impairment at least annually. In the event that an asset is no longer in use, or that the cash flows generated by the asset do not support the carrying value, an impairment may be recorded, adversely impacting the Group’s financial condition.

Litigation and contingent liabilities may adversely affect the Group’s business, operations and financial condition

From time to time, the Group may be subject to material litigation, regulatory actions, legal or arbitration proceedings and other contingent liabilities which, if they crystallise, may adversely affect the Group’s results. Details regarding the Group’s material contingent liabilities are contained in Note 15 of the Condensed Consolidated Financial Statements and Note 44 of the 2011 Annual Report. There is a risk that these contingent liabilities may be larger than anticipated or that additional litigation or other contingent liabilities may arise.

The Group regularly considers acquisition and divestment opportunities, and there is a risk that ANZ may undertake an acquisition or divestment that could result in a material adverse effect on its business, operations and financial condition

The Group regularly examines a range of corporate opportunities, including material acquisitions and divestitures, with a view to determining whether those opportunities will enhance the Group’s financial performance and position. Any corporate opportunity that is pursued could, for a variety of reasons, turn out to have a material adverse effect on the Group.

The successful implementation of the Group’s corporate strategy, including its strategy to expand in the Asia-Pacific region, will depend on a range of factors including potential funding strategies, and challenges associated with integrating and adding value to acquired businesses, as well as new regulatory, market and other risks associated with increasing operations outside of Australia and New Zealand.

SUPPLEMENTARY INFORMATION

There can be no assurance that any acquisition would have the anticipated positive results, including results relating to the total cost of integration, the time required to complete the integration, the amount of longer-term cost savings, the overall performance of the combined entity, or an improved price for the Group’s securities. Integration of an acquired business can be complex and costly, sometimes including combining relevant accounting and data processing systems, and management controls, as well as managing relevant relationships with employees, customers, counterparties, suppliers and other business partners. Integration efforts could divert management attention and resources, which could adversely affect the Group’s operations or results. Additionally, there can be no assurance that employees, customers, counterparties, suppliers and other business partners of newly acquired businesses will remain as such post-acquisition, and the loss of employees, customers, counterparties, suppliers and other business partners could adversely affect the Group’s operations or results.

Acquisitions and divestitures may also result in business disruptions that cause the Group to lose customers or cause customers to remove their business from the Group to competing financial institutions. It is possible that the integration process related to acquisitions could result in the disruption of the Group’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that could adversely affect the Group’s ability to maintain relationships with employees, customers, counterparties, suppliers and other business partners, which could adversely affect the Group’s ability to conduct its business successfully. The Group’s operating performance, risk profile or capital structure may also be affected by these corporate opportunities and there is a risk that any of the Group’s credit ratings may be placed on credit watch or downgraded if these opportunities are pursued.

DEFINITIONS

AAS—Australian Accounting Standards.

AASB—Australian Accounting Standards Board.

Collective provision is the Provision for credit losses that are inherent in the portfolio but not able to be individually identified. A collective provision may only be recognised when a loss event has already occurred. Losses expected as a result of future events, no matter how likely, are not recognised.

Customer deposits represent term deposits, other deposits bearing interest, deposits not bearing interest and borrowing corporations debt excluding securitisation deposits.

Economic profit is a risk adjusted profit measure. Economic profit is determined by adjusting underlying accounting profit with economic credit costs, the benefit of imputation credits and the cost of capital. This measure is used to evaluate business unit performance and is included in determining the variable component of remuneration packages.

Expected loss is determined based on the expected average annual loss of principal over the economic cycle for the current risk profile of the lending portfolio.

IFRS—International Financial Reporting Standards.

Impaired assets are those financial assets where doubt exists as to whether the full contractual amount will be received in a timely manner, or where concessional terms have been provided because of the financial difficulties of the customer. Financial Assets are impaired if there is objective evidence of impairment as a result of a loss event that occurred prior to the reporting date, and that loss event has had an impact, which can be reliably estimated, on the expected future cash flows of the individual asset or portfolio of assets.

Impaired commitments and contingencies comprises undrawn facilities and contingent facilities where the customer’s status is defined as impaired.

Impaired loans comprises drawn facilities where the customer’s status is defined as impaired.

Individual provision charge is the amount of expected credit losses on financial instruments assessed for impairment on an individual basis (as opposed to on a collective basis). It takes into account expected cash flows over the lives of those financial instruments.

Liquid assets are cash and cash equivalent assets. Cash equivalent assets are highly liquid investments with short periods to maturity, are readily convertible to cash at ANZ’s discretion and are subject to an insignificant risk of material changes in value.

Net advances includes gross loans and advances and acceptances and capitalised brokerage/mortgage origination fees, less unearned income and provisions for credit impairment.

Net interest average margin is net interest income as a percentage of average interest earning assets.

Net tangible assets equals share capital and reserves attributable to shareholders of the Group less preference share capital and unamortised intangible assets (including goodwill and software).

Operating expenses excludes the provision for impairment of loans and advances charge.

Operating income includes net interest and other operating income.

Pro forma results Pro forma results have been adjusted for exchange rate movements. This enhances the comparability of financial information between reporting periods.

Repo discount is a discount applicable on the repurchase by a central bank of an eligible security pursuant to a repurchase agreement.

Restructured items comprise facilities in which the original contractual terms have been modified for reasons related to the financial difficulties of the customer. Restructuring may consist of reduction of interest, principal or other payments legally due, or an extension in maturity materially beyond those typically offered to new facilities with similar risk.

Revenue includes net interest income and other operating income.

DEFINITIONS

Segment review description:

The Group operates on a divisional structure with Australia, Asia Pacific, Europe & America (APEA), Institutional and New Zealand being the major operating divisions. The Group manages Institutional Asia Pacific, Europe & America on a matrix structure. Accordingly, the results for Institutional Asia Pacific, Europe & America are included in both the APEA division and Institutional divisions.

In February 2012 the Group announced that it has put in place a new senior management structure and other organisational changes designed to support our super regional aspirations, give focus to areas of growth and opportunity, and to strengthen succession planning within the senior management team. As these changes are implemented it is anticipated that additional reportable segments will be created. The segment disclosures below are unchanged from that reported at 30 September 2011 in line with how the business was managed and reported to the Chief Operating decision maker during the reporting period.

Australia

Australia division comprises Retail, Commercial and Wealth segments, along with Operations and Support which includes the central support functions for the division.

•	Retail

•	Retail Distribution delivers banking solutions to customers via the Australian branch network, ANZ Direct and specialist sales channels.

•

Retail Products is responsible for delivering a range of products including mortgages, credit cards, personal loans, transaction banking, savings accounts and deposits, using capabilities in product, analytics, customer research, segmentation, strategy and marketing. It also provide online and electronic payment solutions for businesses.

•	Mortgages provides housing finance to consumers in Australia for both owner occupied and investment purposes.

•	Cards and Payments provides consumer and commercial credit cards, personal loans and merchant services.

•	Deposits provides transaction banking, savings and investment products, such as term deposits and cash management accounts.

•	Commercial

•	Esanda provides motor vehicle and equipment finance and investment products.

•

Regional Commercial Banking provides a full range of banking services to personal customers and to small business and agribusiness customers in rural and regional Australia, and includes the acquisition of loans and deposits from Landmark Financial Services.

•	Business Banking provides a full range of banking services, including risk management, to metropolitan based small to medium sized business clients with a turnover of up to A$125 million.

•	Small Business Banking provides a full range of banking services for metropolitan-based small businesses in Australia with lending up to A$1 million.

•	Wealth

•

ANZ Private specialises in assisting individuals and families to manage, grow and preserve their wealth. The businesses within Private Wealth include ANZ Private, ANZ Trustees, E*Trade, Investment Lending & Super Concepts.

•

ANZ Funds Management and Insurance includes OnePath Group, ANZ Financial Planning, ANZ General insurance, Lender’s Mortgage Insurance and Online Investment Account. OnePath Australia was formerly the INGA JV entity between ANZ and the ING Groep and is now a wholly owned subsidiary of ANZ. It operates as part of ANZ’s specialist wealth management and protection business. It provides a comprehensive range of wealth and insurance products available through financial advisers or direct to customers and includes ANZ Financial Planners.

Asia Pacific, Europe & America

Asia Pacific, Europe & America division comprises Retail, Asia Partnerships, Institutional and Relationship & Infrastructure.

•	Retail which provides retail and small business banking services to customers in the Asia Pacific region and also includes investment and insurance products and services for Asia Pacific customers.

•

Asia Partnerships which is a portfolio of strategic partnerships in Asia. This includes investments in Indonesia with PT Bank Pan Indonesia, in the Philippines with Metrobank Cards Corporation, in China with Bank of Tianjin and Shanghai Rural Commercial Bank, in Malaysia with AMMB Holdings Berhad and in Vietnam with Saigon Thuong Tin Commercial Joint-Stock (Sacombank) and Saigon Securities Incorporation. During the March 2012 half, the investment in Saigon Thuong Tin Commercial Joint-Stock (Sacombank) was sold.

•	Relationship & Infrastructure which includes the central support functions for the division.

•	Institutional Asia Pacific, Europe & America matrix reports to the APEA and Institutional divisions and is also referred to in the paragraph below entitled “Institutional”.

DEFINITIONS

Segment review description, continued:

New Zealand

New Zealand comprises Retail, Commercial and Wealth segments, and Operations and Support which includes the central support functions (including Treasury funding).

•	Retail

•	Provides a full range of banking services to personal customers under the ANZ and National Bank brands in New Zealand.

•	Commercial

•

Commercial & Agri incorporates the ANZ and National Bank brands and provides financial solutions through a relationship management model for medium-sized businesses, including agri-business, with a turnover of up to NZ$150 million. Asset Finance (including motor vehicle and equipment finance), operating leases and investment products are provided under the UDC brand.

•	Business Banking provides a full range of banking services to small enterprises, typically with turnover of less than NZ$5 million.

•	Wealth

•	Private Banking includes private banking operations under the ANZ and National Bank brands.

•	OnePath New Zealand manufactures and distributes investment and insurance products and provides related advice.

Institutional

Institutional provides global financial services to government, corporate and institutional clients with a focus on solutions for clients with complex financial needs, based on a deep understanding of their businesses and industries, with particular expertise in natural resources, agriculture and infrastructure. Institutional delivers transaction banking, specialised and relationship lending and markets solutions in Australia, New Zealand, Asia Pacific, Europe and America.

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Transaction Banking provides working capital solutions including deposit products, cash transaction banking management, trade finance, international payments, and clearing services principally to institutional and corporate customers.

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Global Markets provides risk management services to corporate and institutional clients globally in relation to foreign exchange, interest rates, credit, commodities, debt capital markets, wealth solutions and equity derivatives. Markets provides origination, underwriting, structuring and risk management services, advice and sale of credit and derivative products globally. Markets also manages the Group’s interest rate risk position and liquidity portfolio.

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Global Loans provides term loans, working capital facilities and specialist loan structuring. It provides specialist credit analysis, structuring, execution and ongoing monitoring of strategically significant customer transactions, including project and structured finance, debt structuring and acquisition finance, loan product structuring and management, structured asset and export finance.

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Relationship and infrastructure includes client relationship management teams for global institutional and financial institution and corporate customers in Australia and Asia, corporate advisory and central support functions.

Underlying profit is a measure of profit which is prepared on a basis other than in accordance with accounting standards. Reported profit has been adjusted to exclude certain non-core items to arrive at underlying profit, and has been provided to assist readers to understand the result for the ongoing business activities of the Group. Underlying profit has been derived on a consistent basis to prior periods. Underlying profit is not subject to audit review. However, the adjustments made in arriving at underlying earnings are included in statutory profit, and are therefore subject to review within the context of the Group condensed financial statement audit review. The external auditor has informed the Audit Committee that the adjustments are based on the guidelines released by the AICD and FINSIA, and are consistent with prior period adjustments.

ALPHABETICAL INDEX

PAGE
Associates and investments	123
Basis of preparation	103
Changes in composition of the Group	123
Condensed Consolidated Balance Sheet	100
Condensed Consolidated Cash Flow Statement	101
Condensed Consolidated Income Statement	98
Condensed Consolidated Statement of Comprehensive Income	99
Condensed Statement of Changes in Equity	102
Contingent liabilities and contingent assets	120
Credit quality	112
Critical estimates and judgements used in applying Accounting Policies	104
Definitions	141
Deposits and other borrowings	117
Dividends	108
Earnings per share	109
Exchange rates	124
Financial Highlights	8
Income	105
Income tax expense	107
Loan capital	117
Media Release	1
Net loans and advances	110
Notes to the cash flow statement	121
Operating expenses	106
Profit reconciliation	80
Provision for credit impairment	111
Related party disclosure	123
Review of operating results	14
Segment analysis	122
Segment review	46
Share capital	118
Shareholders’ equity	118
Significant events since balance date	124
Supplementary information – Average balance sheet and related interest	128
Supplementary information – Derivative financial instruments	132
Supplementary information – Four year summary by half	127
Supplementary information – Principal risks and uncertainties	133